     As filed with the Securities and Exchange Commission on April 20, 2000
                                                   Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                                IASIAWORKS, INC.
             (Exact name of registrant as specified in its charter)


           California                           4813                         94-3228782
 (State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                     2000 Alameda de las Pulgas, Suite 125
                          San Mateo, California 94403
                                 (650) 524-1790
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                                ---------------

                              JoAnn Patrick-Ezzell
                            Chief Executive Officer
                                iAsiaWorks, Inc.
                     2000 Alameda de las Pulgas, Suite 125
                          San Mateo, California 94403
                                 (650) 524-1790
 (Name address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

           Warren T. Lazarow, Esq.                          Earl D. Weiner, Esq.
           Richard C. Leska, Esq.                           Sullivan & Cromwell
          Derrick N.D. Hansen, Esq.                           125 Broad Street
           Brian E. Covotta, Esq.                        New York, N.Y. 10004-2498
             Joanna H. Koo, Esq.                               (212) 558-4000
       Brobeck, Phleger & Harrison LLP
            Two Embarcadero Place
               2200 Geng Road
         Palo Alto, California 94303
               (650) 424-0160

                                ---------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
Title of Each Class of Securities to be     Amount to be          Amount of
              Registered                    Registered(1)     Registration Fee
------------------------------------------------------------------------------
Common Stock $0.001 par value ........      $230,000,000           $60,720
------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell nor does it seek an offer to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated April 20, 2000.

                                       Shares

                           [LOGO OF IASIAWORKS, INC.]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of iAsiaWorks, Inc. All of the shares of common stock are being sold by iAsiaWorks.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will
be between $      and $     . iAsiaWorks has applied for quotation of the
common stock on the Nasdaq National Market under the symbol "IAWK."

  See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Initial public offering price...................................... $     $
Underwriting discount.............................................. $     $
Proceeds, before expenses, to iAsiaWorks........................... $     $

  To the extent than the underwriters sell more than      shares, the
underwriters have the option to purchase up to an additional     shares from
iAsiaWorks at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.

Goldman, Sachs & Co.                                  Morgan Stanley Dean Witter

                              Salomon Smith Barney

                                  -----------

                        Prospectus dated        , 2000.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  Our Business

  We offer a broad range of Internet solutions that allow business customers to build or extend their presence across multiple markets in the Asia-Pacific region. Our solutions include high-speed, leased-line Internet access, hosting, co-location, managed services and other value-added services. Our customers include Asia-Pacific businesses that desire to establish or extend their Internet operations within the Asia-Pacific region and into the United States and businesses located outside the region that wish to conduct Internet operations in the Asia-Pacific region. We help our customers enter markets that are complex and difficult for non-indigenous businesses to penetrate.

  From inception in August 1995 until July 1999, we focused on providing high-speed Internet access to business customers in selected markets in the Asia-Pacific region. In July 1999, we began to implement a significant change in our business strategy to focus on providing dedicated hosting, co-location, managed services and other value-added services. To facilitate our strategic business shift, we acquired a Hong Kong Internet business from AT&T in December 1999.

  We believe that no company currently offers single source Internet solutions in as many markets in the Asia-Pacific region as we do. We can deliver dedicated hosting, co-location, managed services and other value-added services to customers in Hong Kong, South Korea, Taiwan, Australia, mainland China, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. We currently provide Internet solutions to more than 3,800 business customers, including more than 120 dedicated hosting and co-location customers. Our customers include Digital Island, DoubleClick, Outblaze, the Hong Kong Stock Exchange and Nike.

  We have been operating in the Asia-Pacific region since our inception, and we have the people, experience and relationships in multiple markets in the region that allow us to address the complexities our customers face with respect to language, culture, business practices, regulations, politics, currency and Internet infrastructure. In addition, because we are headquartered in Silicon Valley and have a significant presence in the Asia-Pacific region, we believe that we are able to identify, evaluate and introduce the latest technological developments into the region before other service providers. We also have access to a pool of highly qualified technical and management professionals in Silicon Valley who can train our in-country personnel in the Asia-Pacific region, as well as facilitate the implementation of these technologies.

  We believe that the growth in Internet users and e-commerce revenue in the Asia-Pacific region will increasingly lead businesses to implement and expand their Internet presence and e-commerce capabilities in the region. However, due to the lack of adequate interconnection among providers and the congestion and high cost of international circuits, businesses are frequently finding Internet connections within the Asia-Pacific region to be slower, less reliable and more expensive than in the United States. Our hosting and co-location services address this problem by placing our business customers' Internet content in close proximity to users in the region to ensure fast, high-quality and less expensive connectivity.

  Our hosting and co-location services utilize our high-quality Internet data centers located throughout the Asia-Pacific region and in the United States. These Internet data centers provide secure and reliable domestic and international Internet connectivity to support our customers' e-business initiatives. We are in the process of expanding our Internet data center capacity in most of the major markets in the Asia-Pacific region. Our new generation of high performance, high-capacity Internet data centers will utilize the latest technologies available and will be large-scale, typically exceeding 50,000 square feet.

  To complement our dedicated hosting and co-location services and to offer end-to-end Internet solutions, we provide a broad range of managed and value-added services. In addition to establishing a customer's Internet presence, we are able to provide managed services such as 24X7 performance monitoring, enhanced security and administration services to support its Internet operations. Additionally, our value-added services allow us to assist our customers in navigating the complexities of operating in markets with which they are not familiar. For example, we can help our customers tailor their Internet content to each local market as well as enable e-commerce solutions and the associated logistics and distribution fulfillment.

  Our goal is to become the pre-eminent single source provider of business Internet solutions throughout the Asia-Pacific region with a primary focus on dedicated hosting, co-location and managed services. To achieve this goal, we intend to pursue a strategy that emphasizes the following elements:

  . develop large-scale, high performance Internet data center capacity in the Asia-Pacific region;

  .  broaden and deepen our geographic presence in the Asia-Pacific region;

  .  expand our sales force in the U.S. and the Asia-Pacific region; and

  .  pursue acquisitions and strategic relationships.

                             Corporate Information

  iAsiaWorks, Inc. was incorporated in California in August 1995 as AUNET Corporation. In December 1999, we changed our name to iAsiaWorks, Inc. We plan to reincorporate in Delaware prior to the consummation of this offering. References in this prospectus to "iAsiaWorks," "we," "our" and "us" collectively refer to iAsiaWorks, Inc., a Delaware corporation, its subsidiaries and its California predecessor, and not to the underwriters. Our principal executive offices are located at 2000 Alameda de las Pulgas, Suite 125, San Mateo, California 94403 and our telephone number is (650) 524-1790. Our Asia-Pacific regional headquarters are located at Shell Tower, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong, and the telephone number is
(852) 2511-5828. Our web site can be found at www.iasiaworks.com. Information contained on our web site is not intended to be a prospectus and does not constitute a part of this prospectus.

  We have filed an application with the United States Patent and Trademark office seeking to register "iAsiaWorks" as a trademark in the U.S., and iAsiaWorks(TM) with the accompanying design and the iAsiaWorks logo are trademarks of iAsiaWorks, Inc. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. The inclusion of other companies' brand names and products in this prospectus is not an endorsement by iAsiaWorks. These companies are not involved with the offering of our securities.

                                  The Offering

 Common stock offered...............................      shares
 Common stock to be outstanding after the offering..      shares*
 Use of proceeds ................................... For establishment of
                                                     Internet data center
                                                     facilities, general
                                                     corporate purposes and
                                                     acquisitions. See "Use of
                                                     Proceeds" on page 20.
 Proposed Nasdaq National Market symbol............. "IAWK"

  At our request the underwriters have reserved for sale at the assumed initial
public offering price up to       shares of our common stock as directed shares
and up to      shares for certain strategic investors.
--------
* The number of shares of common stock to be outstanding after this offering excludes:

  . 15,887,389 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000 at a weighted average exercise price of $0.2908 per share;

  . 25,000,000 shares of common stock reserved for issuance under our 2000 Stock Incentive Plan that incorporates our 1995 Stock Plan;

  . 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan; and

  . 636,043 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $1.50 per share.

For additional information about these items, see "Capitalization," on page 21, "Benefit Plans," beginning on page 50, and "Description of Capital Stock," beginning on page 64.

                                ----------------

  Except as set forth in the consolidated financial statements or as otherwise specified in this prospectus, all information in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option;

  . assumes the exercise for cash of all outstanding warrants other than warrants to purchase 636,043 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $1.50 per share;

  . gives effect to the automatic conversion of all of our outstanding preferred stock into 77,001,376 shares of common stock upon the closing of this offering; and

  . reflects our reincorporation from a California corporation into a Delaware corporation before completion of this offering.

See "Description of Capital Stock" and "Underwriting" beginning on pages 64 and 69, respectively.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                    Historical       Pro Forma
                                                 -----------------  -----------
                                                   Year Ended December 31,
                                                 ------------------------------
                                                  1998      1999      1999**
                                                 -------  --------  -----------
                                                                    (unaudited)
Consolidated Statement of Operations Data:
Total revenue..................................  $ 3,490  $  5,629   $ 15,859
Gross margin...................................   (1,131)     (189)     1,122
Stock-based compensation.......................      220     4,070      4,070
Other operating expenses.......................    5,302     7,720     17,033
Total operating expenses.......................    5,522    11,790     21,103
Loss from operations...........................   (6,653)  (11,979)   (19,981)
Net loss.......................................   (6,823)  (12,056)   (19,845)
Dividend accretion on preferred stock..........    1,814     2,287      2,287
Net loss attributable to common stockholders...  $(8,637) $(14,343)  $(22,132)
Net loss per share attributable to common
 stockholders, basic and diluted...............  $(10.29) $  (4.87)  $  (7.52)
Shares used in computing net loss per share
 attributable to common stockholders, basic and
 diluted.......................................      839     2,945      2,945
Unaudited pro forma net loss per share
 attributable to common stockholders, basic and
 diluted *.....................................      --   $  (0.36)  $  (0.56)
Shares used in computing unaudited pro forma
 net loss per share attributable to common
 stockholders, basic and diluted...............      --     39,530     39,530

-------
 * The pro forma net loss per share data reflect the automatic conversion of preferred stock as described in Note 2 of Notes to Consolidated Financial Statements--Pro forma net loss per share (unaudited) beginning on page F-12.

** The unaudited summary pro forma combined statement of operations data at December 31, 1999 reflects the acquisition of AT&T EasyLink as if it had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments.

                                                     December 31, 1999
                                               -------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable
 securities................................... $ 42,222   $42,250     $
Working capital...............................   40,264    40,292
Total assets..................................   91,616    91,644
Long-term obligations, net of current
 portion......................................      435       435
Convertible preferred stock...................  114,699       --        --
Total stockholders' equity (deficit)..........  (28,940)   85,787

  The consolidated balance sheet data as of December 31, 1999 are set forth:

  .  on an actual basis;

  . on a pro forma basis giving effect to the exercise of warrants to purchase 1,279,074 shares of common stock at an exercise price of $0.01 per share, the exercise of warrants to purchase 10,000 shares of Series B preferred stock at an exercise price of $1.50 per share and, when taken together with the exercise of these Series B warrants, the automatic conversion of all outstanding shares of the convertible preferred stock into 76,472,546 shares of common stock upon the closing of this offering; and

  .  on a pro forma as adjusted basis to reflect the estimated net proceeds
     from the sale of      shares of our common stock in this offering at an
     assumed initial public offering price of $   per share after deducting
     the estimated underwriting discount and the estimated offering expenses.

See "Use of Proceeds" and "Capitalization" on pages 20 and 21, respectively.

                                  RISK FACTORS

  This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock. The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results. In this case, the trading price of our common stock could decline, and you may lose part or all of your investment.

                  Investing in our common stock may expose you
                to the following risks inherent in our business

We may not be successful in implementing a change in our strategic focus from providing Internet access to providing dedicated hosting, co-location and managed services.

  From inception in August 1995 until July 1999, we focused on providing high-speed, leased-line Internet access in selected markets in the Asia-Pacific region. In July 1999, we began to implement a significant change in our business strategy to focus on providing dedicated hosting, co-location and managed services throughout the Asia-Pacific region. Our ability to successfully execute this business strategy is vital to our future growth and profitability and if we are unsuccessful our business will be adversely affected.

Our Internet data center expansion plans may be delayed, never be completed or experience other significant problems, which would delay or prevent us from realizing our expected growth and ultimate profitability.

  The Internet data centers currently operated by us or our strategic partners are not large-scale facilities. Our anticipated growth and ultimate profitability is dependent upon the establishment of significant new large-scale, high performance Internet data center capacity. These expansion plans may be delayed or never completed and are subject to risks, such as:

  . inability to purchase or lease adequate facilities on terms acceptable to us;

  . inability to provision the necessary telecommunication circuits and capacity into our Internet data centers;

  .  construction delays;

  . inability to procure necessary equipment or to obtain necessary authorizations on a timely basis;

  . failure to engage the necessary project managers, contractors, builders, electricians, architects and designers; and

  .  cost estimation errors or overruns.

  We do not have a proven track record for the construction or the operation of large-scale, high performance Internet data centers and therefore will be dependent upon third party project managers, contractors, other service providers and strategic partners. In addition, if any of these risks affect our Internet data center expansion plans, the benefits of our substantial investment in these Internet data centers may be delayed or never occur. In that case, we will be delayed or prevented from realizing our expected growth and ultimate profitability.

Even if we are successful in establishing our significant new large-scale, high performance Internet data centers, we will need to greatly expand our customer base to grow and achieve profitability.

  We will incur significant costs to establish and operate our new large-scale, high performance Internet data centers. If we are unable to significantly grow our customer base, we will not be able to achieve the economies of scale necessary to offset our fixed and other operating costs. We have limited experience in attracting and servicing our hosting, co-location, managed services and other value-added services customers. Our ability to attract and retain additional customers for these services depends on a variety of factors, including:

  .  the willingness of businesses to outsource their Internet operations;

  .  the quality, reliability and cost-effectiveness of our services; and

  .  our ability to effectively market our services.

If we are unable to significantly increase our customer base for hosting, co-location, managed services and other value-added services, we will not realize our expected growth or profitability.

We expect significant increases in our operating expenses and continuing losses.

  We have never achieved profitability, and we accumulated net losses of $33.8 million during the period from our inception through December 31, 1999. We may not obtain a large enough customer base utilizing our mission-critical Internet solutions to generate sufficient revenue and achieve profitability. We believe that we will continue to incur losses for at least the next several years, and that our losses will increase significantly from current levels. We intend to increase our operating expenses substantially as we:

  . establish new large-scale, high performance Internet data centers either alone or jointly with local and/or foreign partners;

  . purchase additional capacity on fiber optic cable systems and related equipment as our traffic flows increase and as we expand our network in the Asia-Pacific region;

  . expand our presence in the Asia-Pacific region through acquisitions and partnerships;

  . increase our general and administrative functions to support our growing operations; and

  . increase our sales and marketing activities, particularly by building out our worldwide sales organization.

  Because we will spend these amounts before we receive significant incremental revenue from these efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate, which would further increase our losses.

We have been unable to fund our operations with the cash generated from our business. If we do not generate cash sufficient to fund our operations, we may need additional financing to continue our growth or our growth may be curtailed.

  To date, we have not generated sufficient cash from operations to fund our current operations and have had to rely primarily on the proceeds of the sale of equity securities. Cash from operations must increase significantly for us to fund anticipated operating expenses internally. If our cash flows are insufficient to fund these expenses, we may need to fund our growth through additional debt or equity financings or reduce costs. Further, we may not be able to obtain financing on satisfactory terms. Our inability to finance our growth, either internally or externally, may limit our growth potential and our ability to execute our business strategy. If we issue securities to raise capital, our existing stockholders may experience additional dilution or the new securities may have rights senior to those of our common stock.

We may not be able to compete successfully against current and future competitors, which could harm our business and our margins.

  The market for Internet access, as well as for hosting, co-location and managed services, is extremely competitive and there are few substantial barriers to entry. Due to the potential market size for Internet access as well as for hosting and co-location in the Asia-Pacific region, we anticipate that competition will continue to intensify from diverse existing businesses currently operating in different geographic markets as well as from new market entrants.

  We are dependent upon businesses, such as national telecommunications carriers that are monopolies or have significant regulatory advantages over us, that provide us with resources we need to provide services in one or more markets. These businesses currently compete with us or may compete with us in the future. These businesses have the ability to increase the prices they charge to us to increase our costs to their competitive advantage or deny us resources necessary for us to provide services in one or more markets. If they decide to do so, our business in the relevant markets may be significantly impaired or completely lost, which would have a significant adverse effect on our results of operations. In addition, these competitors have the ability to bundle hosting, co-location, managed services and other value-added services with basic local and long distance telecommunications services, which could reduce the overall price of their services relative to ours.

  Increasingly, Internet service providers, hosting companies, telecommunications companies and equipment manufacturers based in North America have announced plans to enter into or expand their operations in markets in the Asia-Pacific region. For example, companies such as PSINet, AboveNet Communications, and its parent Metropolitan Fiber Networks, Exodus Communications, Inc., Global Crossing Global Center, Level 3, WorldCom and Intel have announced plans to enter into or expand their current operations in the Asia-Pacific region. When these companies expand their presence in the Asia-Pacific region, customers may decide to use their services in the region instead of ours.

  Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more readily, take advantage of acquisition and other opportunities more effectively, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional value-added services competitive with those provided by us. There can be no assurance that we will have the resources or expertise to compete successfully in the future.

  New market entrants or the creation of stronger competitors through combinations could result in increased price competition, which would make it difficult for us to attract new customers, retain existing customers, or attain revenue and gross margin levels sufficient to generate a return on our prior investment in our business.

Our limited operating history makes forecasting difficult. Because most of our expenses are based on planned operating results, failure to achieve forecast revenue could cause net losses in a given quarter to be greater than expected.

  As a result of our limited operating history, particularly in offering hosting, co-location and managed services, it is difficult to accurately forecast our revenue, and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans, the anticipated dates that our new large-scale, high performance Internet data centers will be completed and available for customer use, expected use of our new Internet data centers and estimates of future revenue. In addition, our expenses are to a large extent fixed in the short term. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

Our operating results are volatile and difficult to predict. If we fail to meet the expectations of public market analysts and investors, the market price of our common stock may decline significantly.

  Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. For example, for several quarters beginning in late 1997, our operating results were adversely affected by the economic crisis in the Asia-Pacific region. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that, in the future, our quarterly operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly.

We have experienced significant growth in our business in recent periods and any inability to manage this growth and any future growth could harm our business.

  Our historical growth has placed, and our current expansion plans are likely to continue to place, a significant strain on our management, administrative resources and our software and systems. Any failure to manage growth effectively could seriously harm our business. We have significantly expanded our operations both in the United States and throughout the Asia-Pacific region. We have grown from 45 employees as of December 31, 1998, to 95 as of December 31, 1999 and to 170 as of April 10, 2000, of whom 35 were in the United States and 135 in the Asia-Pacific region. To be successful, we will need to continue to implement additional management information systems and improve our operating, administrative, financing and accounting systems and controls. We will also need to hire and train new employees and maintain close coordination among our executive, accounting, finance, marketing, sales and operations teams. These processes are time consuming and expensive and will increase management responsibilities. Our inability to manage this growth could harm our business.

We may be unable to hire and retain the skilled personnel necessary to develop our business.

  We intend to hire a significant number of additional sales, marketing, technical and management personnel. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our failure to attract and retain the highly trained people who are integral to our business may limit our growth rate and harm our business. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company.

The expansion of our network is dependent upon the availability of adequate connectivity with third party providers and failure or delay in obtaining necessary connectivity would adversely affect our growth.

  In building our network we rely upon connectivity and bandwidth from Internet service providers and local and international telecommunications carriers. In some of our markets we are dependent on one or a limited number of connectivity providers. Many of these carriers are our competitors.

  There can be no assurance that we will be able to obtain the requisite network connectivity at commercially viable prices or that the necessary connectivity will be available on a timely basis or at all. Failure to obtain this connectivity would jeopardize our ability to conduct our business in the Asia-Pacific region and would restrict our growth.

We must offer services priced above the overall cost of bandwidth, and any failure to do so would jeopardize our operating results.

  We purchase our bandwidth capacity in amounts based upon projected usage by our customers on a fixed-price basis in advance of the sale of our services. We sell our services, by contract, on the basis of actual usage. If we do not obtain adequate bandwidth capacity on acceptable terms and realize appropriate customer volume for such bandwidth, we will not achieve positive gross profit.

  We expect that the cost of obtaining bandwidth for the transport of data over our network will decline over time as a result of, among other things, the large amount of capital currently being invested to build network infrastructure. We expect the prices we charge for data transported over our network will also decline over time as a result of, among other things, the lower cost of obtaining bandwidth and existing and new competition in the markets we address. If we fail to accurately predict the decline in costs of bandwidth, are unable to sell our services at acceptable prices, or fail to offer additional services from which we can derive additional revenue, the value of our services will be substantially reduced, our revenue will decrease and our business, results of operations and financial condition will suffer.

We are dependent upon our management, in particular our Chief Executive Officer and our Chief Financial Officer and President--U.S., for our future success and our managers are not obligated to stay with us.

  Our future success depends to a significant degree on the skills, experience and efforts of JoAnn Patrick-Ezzell, our Chief Executive Officer, Jonathan Beizer, our Chief Financial Officer and President--U.S., and other key personnel. The loss of the services of any of these individuals could harm our business and operations. In addition, we have not obtained key person life insurance on any of our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business, results of operations and financial condition could be harmed.

Our participation in strategic relationships may involve risks associated with inconsistent goals, exposure to unknown liabilities and unexpected obligations.

  As part of our expansion throughout the Asia-Pacific region, we have pursued and plan to continue to pursue strategic relationships in various countries throughout the region. There is a risk that our strategic partner may at any time have economic, business or legal interests or goals that are inconsistent with ours. There is also a risk that our strategic partner may be unable to meet its financial, operating or management obligations. Our failure to establish or maintain successful strategic relationships could slow our growth and harm our business.

We have recently made and intend to continue to make acquisitions and may encounter significant difficulties in integrating these acquisitions.

  We have recently made several acquisitions and intend to make additional acquisitions as part of our business strategy. We may not realize the anticipated benefits of these acquisitions nor be able to assimilate the operations, products and personnel of acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, the acquisitions may cause disruptions in, or a loss of momentum of, these businesses, which could adversely affect the combined operations. Further, our management may have to divert attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. If we fail to successfully integrate these companies and any future acquisitions, our business, results of operations and financial condition could be harmed.

Our operations, facilities and personnel are widely dispersed, which could result in management difficulties.

  Our current operations and facilities are widely dispersed in the Asia-Pacific region and will become more dispersed as we carry out our expansion plans. Our operations are conducted in various countries with different languages, culture and business practices. The inability of our management to carefully direct, oversee and supervise the actions of all of our operating facilities and employees could harm our business and future prospects.

We could lose customers and be exposed to liability if our service to our customers is disrupted or damaged or the security of confidential information stored in our computer systems is compromised.

  Our success, in particular our ability to successfully provide our services in a high quality and reliable manner, largely depends upon the efficient and uninterrupted operation of our Internet data centers, including our computer and communications hardware and software systems and the power and cooling systems upon which they rely. Our systems and operations are vulnerable to damage or interruption from:

  .  earthquake, fire, flood and other natural disasters;

  . failure of our internal systems, including failure of our computer systems or our telecommunications network, operator negligence, improper operation by or supervision of our employees;

  . third party or systemic infrastructure failures, including Internet network outages, power and utility loss and problems with the satellite systems used for our data back-up; and

  . disruptions due to human intervention, including computer viruses, interruption, break-ins, security breaches, misappropriation, denial of service, vandalism and similar disruptive problems caused by our customers or Internet hackers.

  Any of the acts or events described above could lead to interruptions, physical or electronic loss of data, delays or cessation of service to our customers or a decrease in responsiveness, which could harm our relationships with our customers and result in reduced revenue. Furthermore, any inappropriate use of the network by third parties could potentially jeopardize the security of confidential information stored in our computer systems and our customers' computer systems, which may result in liability to us and act as a deterrent to potential customers. Although we intend to continue to implement security measures, any measures we implement may be circumvented in the future. The costs and resources required to eliminate computer viruses and alleviate other security problems may divert resources from other activities and may result in interruptions or delays to our customers that could cause our business, results of operations and financial condition to suffer.

  Our customer contracts currently provide for a limited service level warranty related to the continuous availability of services. As competition increases, we will likely need to strengthen these service level warranties, thereby increasing our potential liability to our customers.

  In addition, a customer could bring a lawsuit against us claiming lost profits or indirect or other consequential damages as the result of service interruption or other Internet solutions, web site or application problems that the customer may ascribe to us. There can be no assurance that a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend upon the specific facts of the case and legal and policy considerations. Even unsuccessful claims could result in significant legal fees and other expenses, damage to our reputation, diversion of management's time and disruptions in our business, especially since we operate in many jurisdictions within the Asia-Pacific region and may be subject to litigation in different jurisdictions.

We operate in a relatively new and evolving market with uncertain prospects for growth.

  The market for Internet access, hosting, co-location, managed services and other value-added services in the Asia-Pacific region has only recently begun to develop and is evolving rapidly. Projected growth of this market may not be realized. Our future growth will depend on continued deregulation and the continued trend of businesses to outsource their Internet operations and to expand their presence throughout the Asia-Pacific region. It will also depend on our ability to market our services effectively. There can be no assurance that the market for our services will grow, that our services will be adopted or that businesses will use these Internet-based services to the degree or in the manner that we expect. It is possible that businesses may find it cheaper, more secure or otherwise preferable to host their web sites and applications internally and decide not to outsource the management of their web sites and applications. If we are not able to react quickly to changes in the market, if the market fails to develop or develops more slowly than expected or if our services do not achieve market acceptance, we are unlikely to become profitable.

Because of their significant stock ownership, our officers, directors and substantial stockholders will be able to exert significant control over our future direction.

  After this offering, our executive officers and directors, their affiliates
and other substantial stockholders will together control approximately     % of
our outstanding common stock as a result of their shareholding prior to the offering and the directed share program and share allocation to certain
strategic partners. We have requested the underwriters to reserve up to   % of
the shares in this offering for purchase as directed shares and   % of the
shares for purchase by certain strategic partners. These offerees have no obligation to buy any shares in the offering. All of these stockholders, if they act together, will be able to control all matters requiring our stockholders' approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of iAsiaWorks or its assets and might adversely affect the market price of our common stock. For more information about our principal stockholders, see "Principal Stockholders" beginning on page 61.

If the protection of our Internet domain name, our trademarks and our proprietary rights is inadequate, our brand and reputation could be damaged and we could lose customers.

  If we are unable to adequately protect our trademarks, our Internet domain name and other intellectual property rights, or must incur costs in doing so, our business could be harmed. The relationship between regulations governing Internet domain names and laws protecting trademarks and similar proprietary rights is unclear, and each may be governed by different laws in each jurisdiction in which we conduct our business. We may be unable to prevent third parties from acquiring Internet domain names that are similar to, infringe upon or otherwise decrease the value of our Internet domain name and we may need to protect our rights through litigation.

Provisions of our certificate of incorporation and bylaws may make changes of control difficult, even if they would be beneficial to stockholders.

  Prior to the consummation of this offering, we plan to reincorporate in Delaware. Anti-takeover provisions of Delaware law and in our certificate of incorporation and bylaws may make a change in control of iAsiaWorks difficult, even if a change in control would be beneficial to our stockholders. These provisions may allow our board of directors to prevent or make changes in the management and control of iAsiaWorks. In particular, our certificate of incorporation and bylaws will provide, among other things, that:

  . our board of directors will be able to issue up to 20,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock;

  . our authorized but unissued common stock will be available for future issuance without stockholder approval;

  . our board of directors will be divided into three classes that will serve staggered three year terms and the board of directors will be authorized to fill vacancies, including newly created directorships;

  . directors will be removable by the stockholders only for cause and only upon a two-thirds vote of the outstanding shares of voting stock;

  . stockholder actions will have to be effected at a duly called meeting and may not be effected by written consent; and

  . only the board of directors will be permitted to call a special meeting of the stockholders, 120 days' advance written notice will be required for stockholders to bring business or to nominate candidates for election as directors before an annual meeting of stockholders and a two-thirds vote of the stockholders will be required to amend our certificate of incorporation or our bylaws.

  In addition, under Delaware law, our board of directors may adopt additional anti-takeover measures in the future. The rights of holders and the price of our common stock could be adversely affected by these anti-takeover provisions. For additional information about our capital stock, see "Description of Capital Stock" beginning on page 64.

          Risks specific to the Internet, our industry and our markets

There are risks associated with doing business in the Asia-Pacific region that may adversely affect our results of operations.

  There are certain risks inherent in conducting business in the Asia-Pacific region, that could affect our profitability, including:

  .  political and economic instability;

  .  risk of expropriation;

  .  export restrictions, tariffs and other trade barriers;

  .  changes in regulatory requirements;

  . legal restrictions on the business practices of United States companies operating outside of the United States, such as the Foreign Corrupt Practices Act; and

  .  potential adverse tax consequences.

  In particular, we are subject to the following risks in our key markets:

  Hong Kong. Although Hong Kong is a Special Administrative Region under the government of mainland China, with its own government and legislature, we can give no assurance that Hong Kong will remain autonomous from mainland China. Any loss of autonomy could affect the regulation of business in Hong Kong and adversely affect our business.

  South Korea. Relations between South Korea and North Korea have been tense over most of South Korea's history, and any tension or hostility between these governments may disrupt the Asia-Pacific region and render us unable to transact business in South Korea and other countries in the region and adversely affect our business.

  Taiwan. The government of mainland China asserts sovereignty over Taiwan and has indicated that it may use military force to gain control over the island of Taiwan. Conflict between Taiwan and mainland China may destabilize the Asia-Pacific region and render us unable to transact business in Taiwan, mainland China and other countries in the region, and adversely affect our business.

The economic climate in the Asia-Pacific region is volatile and could adversely affect our business.

  We currently operate throughout the Asia-Pacific region. As a result, our results of operation and future growth depend on the economies in these markets.

  Beginning in mid-1997, many countries in the Asia-Pacific region experienced significant economic downturns and related difficulties. As a result of the decline in the value of the region's currencies, many governments in the Asia-Pacific region and companies operating in the region had difficulties servicing foreign currency denominated debt and many corporate borrowers defaulted on their payments. These currency fluctuations, as well as resulting higher interest rates and other factors, materially and adversely affected the economies of many countries in the Asia-Pacific region. While the region has generally shown signs of improvement in recent periods, we can give no assurance that the economic conditions in the Asia-Pacific region will continue to improve or any such improvement can be sustained. Any new adverse economic development in the Asia-Pacific region could materially and adversely affect our markets and our business.

Governmental regulation and the application of existing laws to the Internet may slow the Internet's growth, increase our costs of doing business and create potential liability for the dissemination of information over the Internet.

  Laws and regulations directly applicable to Internet communications are becoming more prevalent. The international nature of the Internet and the possibility that we may be subject to conflicting laws of, or the exercise of jurisdiction by, different countries may make it difficult or impossible to comply with all the laws that may govern our activities. Furthermore, the law relating to the liability of online service providers for information carried on or disseminated through their networks is currently unsettled. Uncertainty and new laws and regulations in our markets could prevent or limit our ability to operate in certain of our markets, expose us to compliance costs and substantial liability and could result in costly and time consuming litigation, all of which could materially harm our business, operating results and financial condition. The adoption of any additional laws or regulations may also inhibit the expansion of the Internet, which could harm our business.

  Moreover, in addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that affect our business, such as:

  . national sovereignty issues, including controls on foreign ownership of Internet-related companies, export controls governing encryption-containing software and national security concerns;

  . rights and protection of Internet users, including user privacy, libel and defamation, consumer protection, and pornography and obscenity laws;

  . controls on the Internet as a market place, including sales and other taxes, pricing, characteristics and quality of products and services, antitrust and fair trade laws;

  .  copyright, trademark and patent infringement laws; and

  .  other laws relating to the nature and content of Internet materials.

  To comply with new or existing laws regulating e-commerce and information on the Internet, we may need to modify the manner in which we do business, which could result in additional expenses and could slow our growth. We may need to hire additional personnel to monitor our compliance with applicable laws. Any liability as a result of a change in laws or failure to comply with laws could harm our operations and financial condition.

Underdeveloped telecommunications and Internet infrastructure may limit the growth of the Internet in the Asia-Pacific region and adversely affect our business.

  Access to the Internet requires advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of the Asia-Pacific region is not as well developed as in the United States and is owned and operated by current or former national monopoly telecommunications carriers or may be subject to a restrictive regulatory environment. The quality and continued development of telecommunications infrastructure in the Asia-Pacific region will have a substantial impact on our ability to deliver our services and on the market use and acceptance of the Internet in general.

  In addition, the recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The quality of our services is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure in the Asia-Pacific region to alleviate overloading and congestion.

Currency fluctuations could decrease our revenue or increase our costs. In addition, restrictions on currency exchange may adversely affect our operations and our financial performance.

  We conduct business in multiple countries in the Asia-Pacific region and generate revenue, expenses and liabilities in multiple Asia-Pacific currencies. Gains and losses on the conversion of foreign payments may contribute to fluctuations in our results of operations and fluctuating exchange rates could cause reduced revenue and gross margins from international sales. We currently engage only in very limited currency hedging activities. In addition, some of the countries in which we operate or plan to operate impose exchange controls. As a result, we may not be able to freely convert the relevant local currencies into other Asia-Pacific or non-Asia-Pacific currencies, including U.S. dollars. Currency rate fluctuations and exchange controls may adversely affect our operations and financial performance.

Our business and prospects will suffer if the Internet does not develop into an effective commercial and information medium in the Asia-Pacific region.

  The market for Internet services in the Asia-Pacific region has only begun to develop. Because the Internet is an unproven medium for information, advertising and other commercial services in the Asia-Pacific region, our future operating results and prospects depend substantially on the increased acceptance and use of the Internet for publication, distribution and commerce in the Asia-Pacific region. Many potential customers may have limited experience with the Internet, may not have devoted a significant portion of their available funds to web site development and may not find the Internet to be effective for promoting, distributing or conducting their products and services relative to traditional means. Furthermore, critical issues concerning the commercial use of the Internet in the Asia-Pacific region, such as security, reliability, cost, ease of deployment, administration and quality of services, may affect the adoption of the Internet to solve business needs.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

  To remain competitive, we must continue to enhance and improve the functionality and features of our services. If competitors introduce new products and services featuring new technologies, or if new industry standards, technologies and practices emerge, our existing technology and systems may become obsolete or the relative benefit of our services to customers may be diminished. Furthermore, we may use new technologies ineffectively, or we may be unable to license or otherwise obtain new technologies from third parties.

                         Risks related to this offering

Our management has broad discretion as to how to use the proceeds from this offering and the proceeds may not be appropriately used.

  We intend to use a substantial portion of the proceeds from this offering to establish large-scale, high performance Internet data centers. The remainder will be used for general corporate purposes and acquisitions. We will, in any case, have broad discretion over how we use these proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding how to use the proceeds from this offering, and we may spend these proceeds in ways with which you may disagree. Pending any of these uses, we plan to invest the proceeds of this offering in short-term, investment-grade, interest-bearing securities. We cannot predict whether these investments will yield a favorable return.

The price of our common stock after this offering may be lower than the offering price you pay and may be volatile and limit your ability to sell our common stock at a profit at any given time, or ever, and may subject us to lawsuits.

  Prior to this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our stock might not develop. If an active trading market develops, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to a costly and disruptive securities class action lawsuit.

  If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

You will pay more for our common stock than your pro rata portion of our assets is worth; as a result, you will likely receive much less than you paid for your stock if we liquidate our assets and distribute the proceeds.

  We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. Therefore, you will incur immediate dilution in net tangible
book value of $    per share, at an assumed initial public offering price of
$    per share, because you will pay more for your shares than the underlying assets are worth. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options or if warrantholders exercise their warrants to purchase common stock at a price less than book value per share. As a result, you will likely receive much less than you paid for our stock if we liquidate our assets and distribute the proceeds. For additional information about the dilution you may suffer, see "Dilution" on page 22.

Substantial amounts of our common stock could be sold in the near future, which could depress our stock price.

  Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. If our stockholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options and warrants, the trading price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities or securities exercisable for or convertible into equity securities in the future at a time and price that we deem appropriate. Upon completion of
this offering, we will have outstanding            shares of common stock,
assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. All of the shares we are selling in this
offering and             additional shares may be resold in the public market
immediately. Another             shares are subject to lock-up agreements and
will become available for resale in the public market beginning 180 days after the date of this prospectus subject, in some cases, to volume limitations. As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. For additional information about when our outstanding shares may be sold on the public market, see "Shares Eligible for Future Sale" beginning on page 67.

  After this offering, if various conditions are met, the holders of
approximately             shares of common stock and holders of 636,043 shares
of common stock issuable upon the exercise of outstanding warrants to purchase Series B preferred stock will be entitled to require us to register their shares under the Securities Act. These stockholders also have the right to participate in any registration of our shares that we may undertake on our own. If these stockholders exercise their registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempt to raise money through a registration and sale of our stock and these stockholders require us to allow them to participate in the registration, our ability to raise the amount of money that we need to execute our business plan could be adversely affected. For additional information about our obligations to register our outstanding shares, see "Description of Capital Stock--Registration Rights" beginning on page 64.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

  Many statements made in this prospectus are forward-looking statements that reflect our current views and expectations of future events. These forward-looking statements can be identified by words or phrases such as "may," "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," "is/are likely to," "could have" or other similar expressions. The forward-looking statements included in this prospectus relate to, among other things,

  .  our goals, strategies and challenges;

  . our future business development, results of operations and financial condition;

  . the expected growth of, change in and demand for Internet-related technologies and services; and

  . governmental policies, laws and regulations regarding Internet and technology.

  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus.

  The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

  Our net proceeds from the sale of the      shares of common stock offered
will be approximately $           million at the assumed initial public
offering price of $       per share, after deducting the underwriting discount
and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, the aggregate net proceeds we will receive will be
approximately $          .

  We intend to use the net proceeds of this offering over an approximate 12 month period. We estimate that we will use between $75 to $125 million of the proceeds for the establishment of additional Internet data center facilities, and the remainder for general corporate purposes and acquisitions. Except for a memorandum of understanding with respect to an investment of approximately $2.7 million, we have no agreements or commitments with respect to any acquisition or investment. For additional information on this memorandum, see Note 14 of Notes to Consolidated Financial Statements on page F-25. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities. For additional information on our use of proceeds, see "Risk Factors--Our management has broad discretion as to how to use the proceeds from this offering and the proceeds may not be appropriately used" on page 17.

                                DIVIDEND POLICY

  We have never declared or paid any dividends on our capital stock. We intend to retain future earnings, if any, to finance operations and the expansion of our business and do not anticipate declaring or paying cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

  The following table sets forth the capitalization of iAsiaWorks as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis giving effect to the exercise of warrants to purchase 1,279,074 shares of common stock at an exercise price of $0.01 per share, the exercise of warrants to purchase 10,000 shares of Series B preferred stock at an exercise price of $1.50 per share and, when taken together with the exercise of these Series B warrants, the automatic conversion of all outstanding shares of the convertible preferred stock into 76,472,546 shares of common stock upon the closing of this offering; and

  .  on a pro forma as adjusted basis to reflect the estimated net proceeds
     from the sale of      shares of our common stock in this offering at an
     assumed initial public offering price of $   per share after deducting
     the estimated underwriting discount and the estimated offering expenses.

  This table should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                 (in thousands, except share
                                                            data)
Long-term obligations.......................... $    435  $    435      $435
                                                --------  --------      ----
Convertible preferred stock: $0.001 par value,
 authorized: 83,100,000 shares, actual and
 pro forma; 20,000,000 shares, pro forma as
 adjusted; issued and outstanding,
 73,416,854 shares, actual; no shares issued
 and outstanding, pro forma or pro forma as
 adjusted......................................  114,699        --        --
                                                --------  --------      ----
Stockholders' equity (deficit):
  Common stock: $0.001 par value, authorized:
   109,100,000 shares, actual and pro forma;
   300,000,000 shares, pro forma as adjusted;
   issued and outstanding, 8,747,625 shares,
   actual; issued and outstanding 86,499,245
   shares, pro forma; issued and outstanding,
        shares pro forma as adjusted...........        9        86
  Additional paid-in capital...................   19,032   133,682
  Deferred stock-based compensation............  (13,242)  (13,242)
  Accumulated other comprehensive loss.........     (900)     (900)
  Accumulated deficit..........................  (33,839)  (33,839)
                                                --------  --------      ----
    Total stockholders' equity (deficit).......  (28,940)   85,787
                                                --------  --------      ----
    Total capitalization....................... $ 86,194  $ 86,222      $
                                                ========  ========      ====

  The number of shares outstanding as of December 31, 1999 excludes:

  . 13,432,344 shares of Common Stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $0.16 per share;

  . 25,000,000 shares of common stock reserved for issuance under the 2000 Stock Incentive Plan that incorporates our 1995 Stock Plan;

  . 500,000 shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan;

  . 636,043 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $1.50 per share.

See "Benefit Plans," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements beginning on pages 50, 64 and F-18, respectively.

                                    DILUTION

  Our pro forma net tangible book value as of March 31, 2000, was approximately
$             , or $      per share. Pro forma net tangible book value per
share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding convertible preferred stock. After giving effect
to the sale of   shares of common stock being offered at an assumed initial
public offering price of $       per share, and after deducting estimated
underwriting discounts and commissions and estimated offering expenses, our pro
forma net tangible book value at March 31, 2000, would have been $         , or
$      per share. This represents an immediate increase in net tangible book
value of $        per share to existing stockholders and an immediate dilution
of $        per share to new investors purchasing shares of common stock in this offering. Dilution is defined as the diminution in the proportion of income, or earnings per share, to which each share is entitled due to the issuance of additional shares. The following table illustrates this dilution:

   Assumed initial public offering price per share....................     $
     Pro forma net tangible book value per share as of December 31,
      1999............................................................ $
     Increase per share attributable to new investors.................
                                                                       ---
   Pro forma net tangible book value per share after the offering.....
                                                                           ---
   Dilution per share to new investors................................     $
                                                                           ===

  The following table summarizes, as of March 31, 2000, on a pro forma basis, the total number of shares and consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of
$       per share (before deducting the estimated underwriting discount and estimated offering expenses):

                                                           Total
                                    Shares Purchased   Consideration    Average
                                   ------------------ ----------------   Price
                                     Number   Percent  Amount  Percent Per Share
                                   ---------- ------- -------- ------- ---------
                                                       (in thousands)
   Existing stockholders.......... 87,441,115      %  $110,953      %    $1.27
   New public investors...........
                                   ----------   ---   --------   ---
     Totals.......................              100%  $          100%
                                   ==========   ===   ========   ===

  The foregoing computations are based on the number of shares of common stock outstanding as of March 31, 2000 and exclude:

  . 15,887,389 shares of common stock issuable upon exercise of stock options outstanding at a weighted average exercise price of $0.2908 per share;

  . 25,000,000 shares of common stock reserved for issuance under the 2000 Stock Incentive Plan that incorporates our 1995 Stock Plan;

  . 500,000 shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan;

  . 636,043 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $1.50 per share.

  To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. See "Capitalization", "Benefit Plans," "Description of Capital Stock" and Notes 6, 7 and 8 to Notes to Consolidated Financial Statements beginning on pages 21, 50, 64, F-16, F-18 and F-20, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements not included in this prospectus. The pro forma statement of operations data for the fiscal year ended December 31, 1999 has been derived from the unaudited pro forma combined consolidated statement of operations included elsewhere in this prospectus. The historical results are not necessarily indicative of the operations to be expected for future periods.

  You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to consolidated financial statements included elsewhere in this prospectus.

                                        Historical                      Pro Forma
                          -------------------------------------------  -----------
                                       Years Ended December 31,
                          --------------------------------------------------------
                           1995    1996     1997     1998      1999      1999**
                          ------  -------  -------  -------  --------  -----------
                                       (in thousands of dollars
                                        except per share data)
                                                                       (unaudited)
Consolidated Statement
 of Operations Data:
Revenue:
 Internet access and
  related services......  $  --   $     1  $ 1,597  $ 3,490  $  5,384   $ 14,591
 Hosting, co-location
  and other managed
  services..............     --       --       --       --        245      1,268
                          ------  -------  -------  -------  --------   --------
 Total revenue..........     --         1    1,597    3,490     5,629     15,859
Cost of revenue:
 Cost of Internet access
  and related services..     --        53    2,199    4,621     5,417     13,497
 Cost of hosting, co-
  location and other
  managed services......     --       --       --       --        401      1,240
                          ------  -------  -------  -------  --------   --------
 Total cost of revenue..     --        53    2,199    4,621     5,818     14,737
                          ------  -------  -------  -------  --------   --------
Gross margin............     --       (52)    (602)  (1,131)     (189)     1,122
Operating expenses:
 Network operations and
  support...............     --       330    1,538    1,628     1,539      1,539
 Sales and marketing....      15      923    2,391    1,471     2,372      2,922
 General and
  administrative........     149    1,252    1,935    2,203     3,511      5,410
 Amortization of
  intangible assets.....     --       --       --       --        298      7,162
 Stock-based
  compensation..........     --       --       --       220     4,070      4,070
                          ------  -------  -------  -------  --------   --------
 Total operating
  expenses..............     164    2,505    5,864    5,522    11,790     21,103
                          ------  -------  -------  -------  --------   --------
Loss from operations....    (164)  (2,557)  (6,466)  (6,653)  (11,979)   (19,981)
Interest income.........       4      153      353      238       288        289
Interest expense........                      (110)    (388)     (384)      (384)
Other income (expense),
 net....................      20      (16)      (2)     (18)       19        231
                          ------  -------  -------  -------  --------   --------
Loss before provision
 for income taxes.......    (140)  (2,420)  (6,225)  (6,821)  (12,056)   (19,845)
Provision for income
 taxes..................     --       --        11        2       --         --
                          ------  -------  -------  -------  --------   --------
Net loss................    (140)  (2,420)  (6,236)  (6,823)  (12,056)   (19,845)
Dividend accretion on
 preferred stock........    (197)    (487)  (1,376)  (1,814)   (2,287)    (2,287)
                          ------  -------  -------  -------  --------   --------
Net loss attributable to
 common stockholders....    (337)  (2,907)  (7,612)  (8,637)  (14,343)   (22,132)
Other comprehensive
 loss:
 Change in unrealized
  gain (loss) on
  marketable
  securities............     --         3      --         4        (4)        (4)
 Change in foreign
  currency translation
  adjustments...........      (1)      (4)    (560)     139      (477)      (477)
                          ------  -------  -------  -------  --------   --------
Comprehensive loss......  $ (338) $(2,908) $(8,172) $(8,494) $(14,824)  $(22,613)
                          ======  =======  =======  =======  ========   ========
Net loss per share
 attributable to common
 stockholders, basic and
 diluted................  $(0.62) $ (5.38) $(14.10) $(10.29) $  (4.87)  $  (7.52)
                          ======  =======  =======  =======  ========   ========
Shares used in computing
 net loss per share
 attributable to common
 stockholders, basic and
 diluted................     540      540      540      839     2,945      2,945
                          ======  =======  =======  =======  ========   ========
Pro forma net loss per
 share attributable to
 common stockholders,
 basic and diluted
 (unaudited)*...........                                     $  (0.36)  $  (0.56)
                                                             ========   ========
Shares used in computing
 pro forma net loss per
 share attributable to
 common stockholders,
 basic and diluted
 (unaudited)............                                       39,530     39,530
                                                             ========   ========

--------
 * The pro forma net loss per share data reflect the automatic conversion of preferred stock as described in Note 2 of Notes to Consolidated Financial Statements--Pro forma net loss per share(unaudited) beginning on page F-12.
** The unaudited summary pro forma combined statement of operations data at December 31, 1999 reflects the acquisition of AT&T EasyLink as if it had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments.

  The diluted net loss per share attributable to common stockholders computation excludes potential shares of common stock (preferred stock, warrants to purchase preferred stock or common stock, options to purchase common stock and common stock subject to repurchase rights held by us), since their effect would be antidilutive. See Note 2 of Notes to Consolidated Financial Statements--Net loss per share on page F-11 for a detailed explanation of the determination of the shares used to compute actual and pro forma basic and diluted net loss per share.

                                              December 31,
                               ----------------------------------------------
                                1995     1996      1997      1998      1999
                               -------  -------  --------  --------  --------
                                             (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents..... $ 3,227  $ 6,774  $  1,204  $  2,654  $ 42,222
Marketable securities.........     --       --        --      4,433       --
Working capital...............   3,180    8,870     2,493     6,506    40,264
Total assets..................   3,262   10,797     5,314    10,796    91,616
Long-term obligations, net of
 current portion..............     --       --        --        677       435
Convertible preferred stock...   3,536   13,467    15,994    26,712   114,699
Total stockholders' deficit... $  (325) $(3,235) $(11,407) $(18,435) $(28,940)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, among others, those statements including the words "expects," "anticipates," "intends," "believes" and similar language. iAsiaWorks' actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, the risks discussed in the section entitled "Risk Factors" in this prospectus.

Overview

  From inception in August 1995 until July 1999, we focused on providing high-speed, leased-line Internet access to business customers in selected markets in the Asia-Pacific region and derived substantially all of our revenue from these services. In July 1999, we began to implement a significant change in our business strategy to focus on providing dedicated hosting, co-location, managed services and other value-added services. Prior to that time, we derived virtually no revenue from hosting and co-location services. During the quarter ended December 31, 1999, hosting and co-location services accounted for 11% of our revenue. As of April 10, 2000, we had more than 3,800 business customers, including more than 120 dedicated hosting and co-location customers.

  Internet access, hosting, co-location and certain managed services, such as security and monitoring services, are billed on a monthly basis. Contracts for these services are generally for an initial one-year term. Certain other managed services and value-added services are typically billed on a usage basis.

  Cost of revenue consists primarily of the cost of contracting for lines from telecommunication providers worldwide and, to a lesser extent, the cost of our network operations. We lease lines under contracts of one year or more. The leasing of international private lines comprises the largest component of our telecommunications expense, with additional costs arising from leasing local circuits into our Internet data centers. In the future, we expect to increase the size and number of circuits leased as our network volume grows and we expand geographically.

  We intend to establish a network of large-scale, high performance Internet data centers throughout the Asia-Pacific region. As we establish these facilities, we will also need to increase substantially our sales, marketing, product development and network operations support staff and infrastructure to support our network growth and geographic expansion. Most of these developmental costs will be incurred prior to the realization of a commensurate growth in revenue. As a result, we believe that we will continue to incur operating and net losses for at least the next several years, and that our losses will increase significantly from current levels.

Results of Operations

  We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we have experienced significant revenue growth recently, this trend may not continue. Furthermore, we may not achieve or maintain profitability in the future. The following table presents selected financial data for the periods indicated as a percentage of total revenue.

                                                         Years Ended
                                                         December 31,
                                                     ------------------------
                                                      1997     1998     1999
                                                     ------   ------   ------
Revenue:
  Internet access and related services..............  100.0 %  100.0 %   95.6 %
  Hosting, co-location and other managed services...    0.0      0.0      4.4
                                                     ------   ------   ------
    Total revenue...................................  100.0    100.0    100.0
Cost of revenue:
  Cost of internet access and related services......  137.7    132.4     96.3
  Cost of hosting, co-location and other managed
   services.........................................    0.0      0.0      7.1
    Total cost of revenue...........................  137.7    132.4    103.4
                                                     ------   ------   ------
Gross margin........................................  (37.7)   (32.4)    (3.4)
                                                     ------   ------   ------
Operating expenses:
  Network operations and support....................   96.3     46.6     27.3
  Sales and marketing...............................  149.7     42.1     42.1
  General and administrative........................  121.2     63.1     62.4
  Amortization of intangible assets.................    0.0      0.0      5.3
  Stock-based compensation..........................    0.0      6.4     72.4
                                                     ------   ------   ------
    Total operating expenses........................  367.2    158.2    209.5
                                                     ------   ------   ------
Loss from operations................................ (404.9)  (190.6)  (212.9)
Interest income (expense), net......................   15.2     (4.3)    (1.7)
Other income (expense), net.........................   (0.8)    (0.6)     0.2
                                                     ------   ------   ------
Net loss............................................ (390.5%) (195.5%) (214.2%)
                                                     ======   ======   ======

Years Ended December 31, 1997, 1998 and 1999

 Revenue

  Total revenue increased from $1.6 million in 1997 to $3.5 million in 1998, and to $5.6 million in 1999, which represents an increase of 119% from 1997 to 1998, and of 61% from 1998 to 1999. These increases in revenue were due primarily to an increase in the number of customers, which more than offset a decline in average revenue per customer due to decreasing prices for Internet access. Revenues in 1999 included $409,000 resulting from the acquisition of a Hong Kong Internet business from AT&T in mid-December 1999, which was accounted for using the purchase method. Internet access and related services represented 100% of total revenues for 1997 and 1998, and 95.6% of total revenue for 1999.

  Hosting, co-location and other managed services, which we began offering in 1999, accounted for $245,000 or 4.4% of total revenue in 1999.

  The following table shows our revenue, based on location of customers, for each of the last three years in the countries shown:

                                                                Years ended
                                                                December 31,
                                                            --------------------
                                                             1997   1998   1999
                                                            ------ ------ ------
                                                               (in thousands)
   South Korea............................................. $   22 $  436 $3,750
   Taiwan.................................................. $1,448 $2,700 $1,362
   United States........................................... $   75 $  220 $   37

Aggregate revenue in all countries, excluding the United States, was $1.5 million for 1997, $3.3 million for 1998 and $5.6 million for 1999.

  Our South Korea operations were started in late 1997 and have experienced consistent and rapid growth. Our operations in Taiwan, which were substantially established in 1997, experienced significant growth in 1998 due to increased investment in the business and the effect of a large one-time sale. In late 1998, our Taiwanese business was down-sized leading to lower revenues in 1999. Prior to the current fiscal year, we had not focused on growing our U.S. revenues. Historic revenue variability in the U.S. is due to the gain or loss of a few leased-line Internet access customers.

 Expenses

  Cost of Revenue

  Cost of Internet access and related services increased from $2.2 million for 1997 to $4.6 million for 1998 and to $5.4 million for 1999, which represents an increase of 110% from 1997 to 1998, and of 17% from 1998 to 1999. As a percentage of revenue from Internet access and related services, cost of revenue for these services was 137.7% for 1997, 132.4% for 1998 and 100.6% for 1999. The increased gross margin for 1999 was due primarily to economies of scale in buying bandwidth and equipment and decreased costs of international private lines.

  The negative gross margin for hosting, co-location and other managed services reflects our initial investment in infrastructure for these services and the fact that we have not achieved a level of bandwidth usage that will provide economies of scale. We anticipate that we will continue to have negative margins until we achieve the necessary revenue growth to offset the significant front-end costs of establishing facilities and infrastructure to support our strategic focus on providing these services.

  Network Operations and Support

  Although network operations and support expenses have been relatively flat for the last three years, we expect these expenses will increase significantly as we deploy and staff our planned new large-scale, high performance Internet data center facilities.

  Sales and Marketing

  Sales and marketing expenses decreased from $2.4 million in 1997 to $1.5 million in 1998 and increased to $2.4 million in 1999. The decrease in 1998 was due primarily to downsizing of our sales and marketing staff in reaction to the Asian economic crisis. The increase in 1999 reflected primarily an increase in staffing and related expenses both in the Asia-Pacific region and in the United States. We expect that these expenses will increase significantly as we continue to expand our Asia-Pacific and U.S.-based sales force and presence.

  General and Administrative

  General and administrative expenses increased from $1.9 million in 1997 to $2.2 million in 1998 and to $3.5 million in 1999, which represents an increase of 14% from 1997 to 1998, and of 59% from 1998 to 1999. The increase from 1998 to 1999 was due primarily to the recruitment and hiring of executive management. We expect that general and administrative costs will increase further as we continue to build the organization to support our expansion plans.

  Amortization of Intangible Assets

  In connection with the acquisition of a Hong Kong Internet business from AT&T in mid-December 1999, we recorded amortization of intangible assets of $298,000 in 1999.

  Stock-Based Compensation

  In connection with the grant of stock options to employees and consultants, we recorded deferred stock-based compensation of approximately $1.5 million in the year ended December 31, 1998, compared to $16.1 million in 1999. These amounts were recorded as a component of stockholders equity and are being amortized as charges to operations over the vesting periods of the options. We recorded stock-based compensation of approximately $0.2 million in 1998 and $4.1 million in 1999. For options granted through December 31, 1999, we expect to record additional amortization expense for deferred compensation as follows:
$7.0 million in 2000, $3.7 million in 2001, $1.9 million in 2002 and $0.6 million in 2003, assuming no additional stock option cancellations. We will also record an additional $12.3 million of deferred stock compensation related to options to purchase 2.9 million shares of common stock granted during the first quarter of 2000. For additional information on our stock-based compensation, see Note 7 of Notes to Consolidated Financial Statements beginning on page F-18.

  Interest Income (Expense), Net

  Interest income (expense), net was $243,000 in 1997, ($150,000) in 1998, and ($96,000) in 1999. Net interest expense in 1998 reflected an increase in outstanding debt as compared to 1997. The decrease in interest expense in 1999 reflected primarily interest earned from the investment of the proceeds from the sale of preferred stock.

Provision for Income Taxes

  We have incurred operating losses for all periods from inception through December 31, 1999. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not currently likely.

  As of December 31, 1999, we had net operating loss carry-forwards for federal and state tax purposes of approximately $6.5 million and $238,000, respectively. These federal and state tax loss carry-forwards are available to reduce future taxable income and expire at various dates between 2003 and 2018 if not utilized. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership may limit the amount of net operating loss carry-forwards that could be utilized annually in the future to offset taxable income.

Quarterly Results of Operations

  The following tables set forth a summary of our unaudited quarterly operating results for each of the four quarters in the period ended December 31, 1999. The information has been derived from our consolidated unaudited financial statements that, in management's opinion, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our audited consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                  Quarter Ended
                                      -----------------------------------------
                                      March 31,  June 30,   Sept. 30,  Dec. 31,
                                        1999       1999       1999       1999
                                      ---------  --------   ---------  --------
                                                 (in thousands)
Consolidated Statement of Operations
 Data:
Revenue:
  Internet access and related
   services.........................   $   831   $ 1,167     $ 1,529   $ 1,857
  Hosting, co-location and other
   managed services.................         3         7          13       222
                                       -------   -------     -------   -------
   Total revenue....................       834     1,174       1,542     2,079
                                       -------   -------     -------   -------
Cost of revenue:
  Cost of Internet access and
   related services.................     1,013     1,153       1,404     1,847
  Cost of hosting, co-location and
   other managed services...........        86        88          86       141
                                       -------   -------     -------   -------
   Total cost of revenue............     1,099     1,241       1,490     1,988
                                       -------   -------     -------   -------
Gross margin........................      (265)      (67)         52        91
                                       -------   -------     -------   -------
Operating expenses:
  Network operations and support....       373       369         317       480
  Sales and marketing...............       370       556         657       789
  General and administrative........       721       696         828     1,266
  Amortization of intangible
   assets...........................         0         0           0       298
  Stock-based compensation..........       244       263       1,527     2,036
                                       -------   -------     -------   -------
   Total operating expenses.........     1,708     1,884       3,329     4,869
                                       -------   -------     -------   -------
Loss from operations................    (1,973)   (1,951)     (3,277)   (4,778)
                                       -------   -------     -------   -------
Interest income (expense), net......        32        12         (93)      (47)
Other income (expense), net.........         1         0          (1)       19
                                       -------   -------     -------   -------
Net loss............................    (1,940)   (1,939)     (3,371)   (4,806)
Dividend accretion on preferred
 stock..............................      (597)     (597)       (597)     (496)
                                       -------   -------     -------   -------
Not loss attributable to common
 stockholders.......................   $(2,537)  $(2,536)    $(3,968)  $(5,302)
                                       =======   =======     =======   =======
As a Percentage of Total Revenue:
Revenue:
  Internet access and related
   services.........................      99.6%     99.4%       99.2%     89.3%
  Hosting, co-location and other
   managed services.................       0.4       0.6         0.8      10.7
                                       -------   -------     -------   -------
   Total revenue....................     100.0     100.0       100.0     100.0
Cost of revenue:
  Cost of Internet access and
   related services.................     121.4      98.2        91.1      88.8
  Cost of hosting, co-location and
   other managed services...........      10.3       7.5         5.5       6.8
                                       -------   -------     -------   -------
   Total cost of revenues...........     131.7     105.7        96.6      95.6
                                       -------   -------     -------   -------
Gross margin........................     (31.7)     (5.7)        3.4       4.4
                                       -------   -------     -------   -------
Operating expenses:
  Network operations and support....      44.7      31.4        20.6      23.1
  Sales and marketing...............      44.3      47.4        42.6      38.0
  General and administrative........      86.4      59.2        53.7      60.9
  Amortization of intangible
   assets...........................       0.0       0.0         0.0      14.3
  Stock-based compensation..........      29.3      22.4        99.0      98.0
                                       -------   -------     -------   -------
   Total operating expenses.........     204.8     160.4       215.9     234.3
                                       -------   -------     -------   -------
Loss from operations................    (236.5)   (166.1)     (212.5)   (229.9)
                                       -------   -------     -------   -------
Interest income (expense), net......       3.8       0.9        (6.0)     (2.2)
Other income (expense), net.........       0.1       0.0        (0.1)      0.9
Net loss............................    (232.6)   (165.2)     (218.6)   (231.2)
Divident accretion on preferred
 stock..............................     (71.6)    (50.9)      (38.7)    (23.9)
                                       -------   -------     -------   -------
Net loss attributable to common
 stockholders.......................    (304.2%)  (216.1%)    (257.3%)  (255.1%)
                                       =======   =======     =======   =======

  The amount and timing of our operating expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Our revenue and operating results are difficult to forecast and will fluctuate. We believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance.

Liquidity and Capital Resources

  From inception, we have financed our operations primarily from private sales of convertible preferred stock, net of issuance costs, totaling $109.4 million and, to a lesser extent, from bank borrowings and lease financings.

  Net cash used in our operating activities for 1999 was $5.8 million and for investing activities was $40.1 million. Net cash provided by financing activities was $85.5 million and is related primarily to the issuance of our Series D Preferred Stock.

  At December 31, 1999, we had cash and cash equivalents aggregating $42.2 million and restricted cash totaling $50,000. Our restricted cash secures a letter of credit issued in connection with the lease of our corporate offices. In addition, our debt balance at December 31, 1999 was $598,000, which related to the remaining balance on a line of credit that expired in 1999.

  We expect to devote substantial resources to continue to establish additional Internet data centers throughout the Asia-Pacific region, expand our sales, support, marketing and product development organizations and build the infrastructure necessary to support our growth. In March 2000, the Company entered into an operating lease agreement for data center space in Hong Kong. The lease term is 12 years and will commence upon substantial completion of the building under construction, estimated to be December 2000. Under the terms of the lease the Company is committed to pay a monthly rental ranging from $500,000 to $800,000, subject to an option for additional space and certain escalation clauses over the lease term. The lease agreement provides the Company with an option to extend the lease term for an additional eight years. Although we believe that the proceeds of this offering, together with our current cash and cash equivalents and our borrowing capacity, will be sufficient to fund our activities for at least the next 12 months, there can be no assurance that we will not require additional financing within this time frame or that such additional funding, if needed, will be available on terms acceptable to us or at all. In addition, we are regularly evaluating potential acquisitions, and we may need to rely on additional equity or debt financings to finance future acquisitions.

                                    BUSINESS

The Company

  We offer a broad range of Internet solutions that allow business customers to build or extend their presence across multiple markets in the Asia-Pacific region. Our solutions include high-speed, leased-line Internet access, hosting, co-location, managed services and other value-added services. Our customers include Asia-Pacific businesses that desire to establish or extend their Internet operations within the Asia-Pacific region and into the United States and businesses located outside the region that wish to conduct Internet operations in the Asia-Pacific region. We help our customers enter markets that are complex and difficult for non-indigenous businesses to penetrate.

  From inception in August 1995 until July 1999, we established local business operations, built Internet data centers and provisioned direct Internet connectivity to the major Internet service providers. During this period, we focused nearly exclusively on providing high-speed, leased-line Internet access to business customers in selected markets in the Asia-Pacific region. In July 1999, we began to implement a significant change in our business strategy to focus on providing dedicated hosting, co-location, managed services and other value-added services. At this time, we were operating in Hong Kong, Taiwan, South Korea and the United States. To enhance our ability to deliver hosting and co-location services throughout the Asia-Pacific region, we subsequently established relationships with Internet service providers and hosting companies in mainland China, Japan, Australia, New Zealand, the Philippines, Thailand and Singapore.

  To facilitate our strategic business shift, we acquired a Hong Kong Internet business from AT&T in December 1999. This acquisition provided us with an Internet data center in Hong Kong, substantial local peering and international interconnectivity, an established hosting and co-location operation serving businesses in Hong Kong and mainland China, and experienced, knowledgeable employees in Hong Kong. This year, we have also acquired two hosting companies, one based in the U.S. and one in Australia, which provide us with technologically sophisticated hosting capabilities and experienced local management.

  Additionally, to provide a full suite of value-added services to our customers, we created our Works Group alliance program. Through this program, we have established contractual relationships with web development, translation, localization, legal and regulatory compliance, e-commerce transaction processing, fulfillment and logistics companies, in the United States and various markets in the Asia-Pacific region.

  We currently provide Internet solutions to more than 3,800 business customers in the Asia-Pacific region, including more than 120 dedicated hosting and co-location customers, through Internet data centers located in Hong Kong, South Korea, Taiwan, Australia, mainland China, the Philippines, Thailand,
New Zealand and the United States.

  Our goal is to become the pre-eminent single source provider of business Internet solutions throughout the Asia-Pacific region with a primary focus on dedicated hosting, co-location and managed services. To achieve this goal, we intend to establish large-scale, high-performance Internet data centers, expand our U.S. and Asia-Pacific sales, marketing and customer support services, and continue to pursue acquisition and strategic partnership opportunities.

Industry Background

 The Asia-Pacific and United States Internet Market

  International Data Corporation, or IDC, a market research firm, projects that the Internet market in the Asia-Pacific region will be the fastest growing major region in the world. IDC estimates that the number of Internet users in the Asia-Pacific region will grow from 24 million at the end of 1998 to approximately 138 million by the end of 2003, representing a compounded annual growth rate, or CAGR, of 41%. This compares to IDC's estimate that Internet users in the U.S. will grow from 69 million at the end of 1998 to 197 million by the end of 2003, representing a CAGR of 23%. Similarly, IDC expects e-commerce revenues in the Asia-Pacific region during this period to grow from $5.5 billion to $304.5 billion, which represents a CAGR of 124%, while e-commerce revenue in the U.S. is estimated to increase from $44.8 billion to $726.1 billion, representing a CAGR of 75%.

  This growth in e-commerce and Internet usage has stimulated the demand for Internet hosting, co-location, managed services and other value-added services throughout the world. As an indication of the potential of the Internet hosting market, IDC predicts U.S.-based Internet hosting and co-location revenue will increase at a CAGR of 87% from $822.7 million in 1998 to $18.9 billion in 2003. While IDC has not reported estimates of hosting and co-location growth during this period in the Asia-Pacific region, we believe that, as in the United States, the demand for Internet hosting and co-location services in the Asia-Pacific region will be closely correlated to the growth in number of e-commerce and Internet users.

  Within the Asia-Pacific region, the 11 markets of Hong Kong, South Korea, Taiwan, Australia, mainland China, India, Japan, Singapore, the Philippines, Thailand and New Zealand represent approximately 96% of the Internet user market, as adjusted for multiple site use. The following regional map provides an overview of the key Internet growth projections for various countries within the Asia-Pacific region.

                   [MAP CONTAINING THE FOLLOWING DATA AND
                    INFORMATION AS OBTAINED FROM IDC/EIU]

                               ------------------------------
                                         HONG KONG
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                      6.7          7.3          1.3%
GDP/Head (US$)               24,830       25,380          0.4%
Internet Users                  0.7          2.3         26.9%
Internet Penetration Rate      10.4%        31.5%        24.8%
E-Commerce (US$)               60.8      3,160.3        120.4%

                               ------------------------------
                                        SOUTH KOREA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                     46.4         48.5          0.9%
GDP/Head (US$)                6,910       12,470         12.5%
Internet Users                  1.7          9.2         39.5%
Internet Penetration Rate       3.7%        18.9%        38.7%
E-Commerce (US$)               56.5     10,290.0        183.2%

                               ------------------------------
                                           TAIWAN
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                     21.7         22.7          0.9%
GDP/Head (US$)               12,007       18,879          9.5%
Internet Users                  1.0          4.5         34.9%
Internet Penetration Rate       4.6%        19.9%        33.8%
E-Commerce (US$)               45.2      5,213.3        158.4%

                               ------------------------------
                                         AUSTRALIA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                     18.8         19.8          1.0%
GDP/Head (US$)               19,350       29,080          8.5%
Internet Users                  3.8          9.9         21.1%
Internet Penetration Rate      20.2%        50.0%        19.5%
E-Commerce (US$)              432.7     14,222.2        101.1%

                               ------------------------------
                                            CHINA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                  1,242.4      1,300.5          0.9%
GDP/Head (US$)                  770          970          1.9%
Internet Users                  2.4         25.2         60.0%
Internet Penetration Rate       0.2%         1.9%        56.9%
E-Commerce (US$)                8.1      6,547.3        281.4%

                               ------------------------------
                                           INDIA
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                    970.9      1,046.7          1.5%
GDP/Head (US$)                  490          640          5.5%
Internet Users                  0.5         11.3         88.8%
Internet Penetration Rate       0.1%         1.1%        61.5%
E-Commerce (US$)                2.9      1,635.2        253.8%

                               ------------------------------
                                           JAPAN
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                    126.4        128.8          0.4%
GDP/Head (US$)               29,907       40,090          6.0%
Internet Users                 11.5         60.3         39.3%
Internet Penetration Rate       9.1%        46.8%        38.8%
E-Commerce (US$)            4,729.7    253,218.2        121.7%

                               ------------------------------
                                         SINGAPORE
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                      3.2          3.4          1.2%
GDP/Head (US$)               26,672       38,618          7.7%
Internet Users                  0.6          1.9         27.3%
Internet Penetration Rate      18.8%        55.9%        24.3%
E-Commerce (US$)               35.2      2,811.4        140.2%

                               ------------------------------
                                        PHILIPPINES
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                     75.2         83.3          2.1%
GDP/Head (US$)                  866        1,116          5.2%
Internet Users                  0.3          1.7         42.8%
Internet Penetration Rate       0.4          2.0         37.9%
E-Commerce (US$)                6.8      1,011.6        171.6%

                               ------------------------------
                                         THAILAND
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                     61.2         64.1          1.0%
GDP/Head (US$)                1,870        2,530          6.2%
Internet Users                  0.6          3.0         40.3%
Internet Penetration Rate       1.0          4.7         36.3%
E-Commerce (US$)                9.8      1,345.7        167.9%

                               ------------------------------
                                        NEW ZEALAND
                               ------------------------------
                               1998         2003         CAGR
                               ----         ----         ----
Population                      3.8          4.0          1.0%
GDP/Head (US$)               13,890       16,840          3.9%
Internet Users                  0.5          1.8         28.8%
Internet Penetration Rate      13.2         45.0         27.8%
E-Commerce (US$)               39.9      1,565.9        108.3%

  Information contained in the map above reflects all amounts in US$ million except % and GDP/Head data; Internet user numbers in millions.

  In general, we see a number of favorable factors driving the growth of the Internet in the Asia-Pacific region:

  . telecommunications deregulation in what had formerly been monopoly controlled markets;

  . a significant expansion and corresponding cost reduction of international bandwidth;

  .  proliferation of lower cost Internet access devices;

  .  reliance on trade; and

  .  development of and increase in local language content.

  Hong Kong. Hong Kong was one of the first major population centers globally, as well as in the Asia-Pacific region, to have a fully digital telecommunications network and is currently expanding its broadband Internet access capability to meet expected increases in demand. IDC forecasts e-commerce revenues to increase from $60.8 million in 1998 to $3.2 billion by 2003, which represents a CAGR of 120%. We expect overall Internet growth to be further enhanced by government driven incentives to encourage the use of the Internet. Hong Kong is a deregulated market in which there are now three competitive local exchange carriers competing with Hong Kong Telecom for the local fixed-line market as well as interconnections with long distance carriers. We believe this increased level of competition will benefit us by providing alternative choices for both carriers and providers and will ultimately result in reduced costs for bandwidth in Hong Kong.

  South Korea. The Internet in South Korea is growing rapidly and the Ministry of Information and Communication in South Korea has indicated that the number of Internet users could reach 16 million by 2003. IDC forecasts e-commerce revenues to reach $10.3 billion in 2003, from $56.5 million in 1998, which represents a CAGR of 183%. We believe South Korea is one of the fastest growing Internet markets in the Asia-Pacific region, and has disproportionately high levels of domestic traffic flow compared to other countries in the Asia-Pacific region, which correlate to lower costs of Internet access.

  Taiwan. The Directorate General of Telecommunications has announced plans to deregulate the fixed-line network in Taiwan. We believe that deregulation of the fixed-line network market will result in an increase in competition and will lead to a decline in Internet access costs, which will serve as a catalyst for further growth in Taiwan's Internet market. E-commerce revenues in Taiwan have been forecasted by IDC to increase from $45.2 million in 1998 to $5.2 billion by 2003, which represents a CAGR of 158%.

  Australia. Australia has the highest Internet penetration rate in the Asia-Pacific region. According to IDC, the Internet has seen widespread penetration into the business sector, with the increasing use of internal company networks, or intranets, as businesses are becoming increasingly cognizant of the increasing amount of sensitive information available on internal company networks. IDC forecasts e-commerce revenues to reach $14.2 billion in 2003, from $432.7 million in 1998, which represents a CAGR of 101%. This increase in e-commerce revenue will be largely fueled by the increasing sophistication of secure transaction technology, leading to increasing confidence in online purchases.

  Mainland China. The Internet market in mainland China is expanding rapidly. We believe that growth in Internet use will be supported by an expected reduction in access costs and personal computer prices in mainland China. E-commerce revenues in mainland China have been forecasted by IDC to reach $6.5 billion by 2003 from $8.1 million in 1998, which represents a CAGR of 281%. The potential for Internet access through television-based Internet access devices, using telephone lines, cable or satellite technology, may further accelerate Internet growth.

  India. We believe that the Internet in India is poised for rapid growth. We expect that this growth will be driven by a number of factors, including decreasing connectivity prices across India, the improvement in the domestic telecommunications infrastructure and the ongoing encouragement by the Indian Government of Internet usage across the business and residential markets. IDC forecasts e-commerce revenues to increase from $2.9 million in 1998 to $1.6 billion in 2003, which represents a CAGR of 254%. The Indian Government is currently preparing an Electronic Commerce Act and is also initiating a number of federal and state programs designed to promote the Internet and e-commerce across India, especially as they relate to the continued growth of the nation's software and information technology exports.

  Japan. The Internet penetration rate in Japan is currently low relative to Hong Kong and Singapore despite Japan's advanced technological environment. We believe this may be due, in part, to the high per-minute access charges that the majority of users have to pay to get online. The Ministry of Post and Telecommunications, however, is looking to move Japan to a flat-rate Internet pricing model and is also promoting the deployment of broadband Internet access technologies, which permit users to access resources on the Internet at much faster speeds than currently available. We believe that the accelerated broadband deployment, coupled with the flat Internet access prices, will stimulate the next wave of Internet adoption and growth in Japan. IDC forecasts e-commerce revenues to reach $253.2 billion in 2003, from $4.7 billion in 1998, which represents a CAGR of 122%.

  Singapore. Based on the increasing number of government incentives to encourage business, residential and educational Internet usage, IDC anticipates continued growth in total spending over the Internet. IDC estimates that e-commerce revenues will increase from $35.2 million in 1998 to $2.8 billion in 2003, which represents a CAGR of 140%. Singapore's highly developed communications infrastructure and fully digital telecommunications network creates a strong base for continued Internet growth and spending.

  Philippines. The Internet market in the Philippines is still relatively nascent; however, due to its size and widespread English proficiency, we believe that it will be an important market. IDC forecasts e-commerce revenues to grow from $6.8 million in 1998 to $1.0 billion by 2003, which represents a CAGR of 172%.

  Thailand. IDC expects Internet user growth to accelerate with continued encouragement from the Thai government for businesses to become Internet enabled, as well as its promotion of Internet adoption in both homes and educational establishments. IDC forecasts e-commerce revenues to grow from $9.8 million in 1998 to $1.3 billion by 2003, which represents a CAGR of 168%.

  New Zealand. As with Australia, IDC has forecasted e-commerce revenues to rise to 1.6 billion in 2003 from $39.9 million in 1998, which represents a CAGR of 108%. IDC also anticipates increasing penetration into the business space given the continued demand for access to email and corporate websites by all business participants.

Opportunity

  We believe that the growth in e-commerce revenue and Internet users in the Asia-Pacific region will increasingly lead businesses to implement and expand their Internet presence and e-commerce capabilities in the region. However, due to the lack of adequate interconnection among providers and the congestion and high cost of international circuits, businesses will often find Internet connections within the Asia-Pacific region to be slower, less reliable and more expensive than in the United States. For these reasons, businesses will, in our view, want to place their Internet content in close proximity to users in the region to ensure fast, high-quality and less expensive connectivity. To deploy a high-quality and reliable Internet presence in a single market in the Asia-Pacific region, a business would need, either itself or through service providers, to perform the following tasks in each market:

  . build high performance Internet data center facilities, establish Internet connectivity with Internet service providers and hire and supervise technical personnel; or

  . lease space in high performance Internet data center facilities and contract with service providers to monitor the servers and other equipment.

  A business implementing its Internet operations throughout the diverse Asia-Pacific region would have to repeat these tasks in each market. This complex process would require the commitment of significant time, expense and management resources. The business would also have to overcome the challenges each market poses with respect to language or dialect, culture, business practices, regulations, politics, currency and Internet infrastructure.

  There are a variety of providers of hosting, co-location, managed services and other value-added services in the Asia-Pacific region that can help a business accomplish these tasks. However, these providers may deliver only a subset of the Internet services a business needs. Furthermore, many providers operate only in a single market or in a limited number of markets in the region. Unless a business is able to find a single provider that can offer all the services it requires in each local market it wishes to enter, it will face an ongoing commitment of resources necessary to monitor and manage multiple service providers and administer its operations in each market.

  We believe a better solution would involve a single service provider that can:

  . arrange, administer and manage all of the Internet services that a business needs in each major market in the Asia-Pacific region;

  . deliver high-quality facilities and services in each market in the Asia-Pacific region;

  . bill for all services on a single invoice in the business' language and currency of choice; and

  . provide 24X7, high quality, responsive customer support in the business' language of choice.

Our Solution

  Our solution provides the following advantages to our customers:

  Single source provider across the Asia-Pacific region. We currently can deliver dedicated hosting, co-location, managed services and other value-added services to customers in Hong Kong, South Korea, Taiwan, Australia, mainland China, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. We believe that no company currently offers these services in as many markets in the Asia-Pacific region as we do. We can also provide Internet access service in Hong Kong, South Korea, Taiwan and the United States.

  Local market expertise and resources. We have been serving business customers in the Asia-Pacific region since we commenced operations, and as of April 10, 2000, 135 of our 170 employees were located in the region. We have people, experience and relationships in multiple markets in the Asia-Pacific region that allow us to address the complexities our customers face with respect to language or dialect, culture, business practices, regulations, politics, currency and Internet infrastructure. The experience and knowledge of our local management facilitates our ability to deal with the legal, governmental and administrative systems of these markets and to establish alliances with local companies in these markets.

  Comprehensive offering of high performance services. Our solutions are designed to provide the availability and reliability that customers need for mission-critical Internet operations. In addition, our solutions are designed to be flexible and scalable to provide customers with a consistently high level of performance as their Internet operations expand. Currently we offer:

  .  geographically distributed Internet data centers;

  . strong in-country and international Internet connectivity, traffic exchange and network access;

  . the ability to quickly scale the amount of hosting space, power, bandwidth and managed services;

  . 24X7 managed services and technical support, including administration, monitoring, security, backup, content distribution and other managed services; and

  . value-added services, such as consulting, system integration, web development, translation, localization, legal and regulatory compliance, e-commerce transaction processing, fulfillment and logistics services.

  Ready access to new technology and highly qualified personnel. Because we are headquartered in Silicon Valley, we have early and on-going access to the latest developments in Internet technology, products and services. As a result of our significant presence in both Silicon Valley and the Asia-Pacific region, we believe that we are able to identify, evaluate and introduce these innovations into the region before other service providers. We also have access to a pool of highly qualified technical and management professionals in Silicon Valley who can train our in-country personnel in the Asia-Pacific region, as well as facilitate the implementation of these technologies. For example, we believe that we are the first provider of hosting services in the Asia-Pacific region to employ Cisco's recently introduced Net Flow technology, which allows us to provide our customers with a detailed profile of their Internet usage patterns.

  Experienced U.S. and local Asia-Pacific management. Our senior management team, located both in the Asia-Pacific region and the United States, possesses a deep understanding of the local markets and has extensive business experience and strong technical knowledge. For example, our Chief Executive Officer, who is located in Hong Kong, has worked in the region for five years and was formerly the Chief Executive Officer and President of AT&T Asia/Pacific. Additionally, our Vice President of Internet and Data Center Technology, who is located in the U.S., has seven years of experience in building Internet data centers and the complementary network infrastructure. We believe that the development of the Internet in the Asia-Pacific region is following many of the same trends exhibited in the U.S., and that our management team is well positioned to apply their collective experience to anticipate and take advantage of the opportunities in the region.

  Localized customer service. We provide high quality, responsive, 24X7 customer service. Customers can communicate with us in either English or the local language of any market we service, whereas many of our competitors are only equipped to do business in a single language, typically that of the local market. Additionally, we offer customers the opportunity to meet face-to-face with our sales staff, network support staff and technical engineers, during all phases of the implementation process. Our customers benefit from our ability to provide information about and solutions in the markets we serve without the time or expense of travelling or the inconvenience of dealing with time-zone differences.

Our Strategy

  Our goal is to become the pre-eminent single source provider of business Internet solutions throughout the Asia-Pacific region with a primary focus on dedicated hosting, co-location and managed services. To achieve this goal, we intend to pursue a strategy that emphasizes the following elements:

  Develop large-scale, high performance Internet data center capacity. We intend to establish large-scale, high performance Internet data center capacity in most of the major markets in the Asia-Pacific region. Large-scale, high performance Internet data centers provide scalability, reliability, security and substantial network capacity. Currently, there is a scarcity of these Internet data centers in the Asia-Pacific region. We believe that businesses are going to require these large-scale, high performance Internet data centers as they increase their reliance upon the Internet for mission-critical business functions in the region. We expect to have at least three of these large-scale, high performance Internet data centers operational before the end of the first quarter 2001. For additional information on our plans to develop large-scale, high performance Internet data center capacity, see "Our Technology--Internet Data Centers" on page 39.

  Broaden and deepen our geographic presence in the Asia-Pacific region. We currently offer services in certain countries in the Asia-Pacific region through our own facilities and personnel and in others, through strategic partnerships. Where we currently offer services through strategic partnerships, we intend, where practicable, to establish operations using our own facilities and personnel. In addition, to maximize our growth, we intend to expand our operations within each of our current markets in the Asia-Pacific region by hiring additional personnel, investing in our existing operations, establishing new facilities, and acquiring companies with complementary businesses. We also expect to expand into markets in the Asia-Pacific region, where we do not currently have an operational presence such as India, Indonesia and Malaysia. Since the beginning of December 1999, we have made three acquisitions and we are actively pursuing other opportunities.

  Expand our sales force in the U.S. and the Asia-Pacific region. We believe that there is great strategic importance to being the first to provide solutions to businesses that need to address the complexities of doing business in multiple markets in the Asia-Pacific region. As a result, we are rapidly expanding our sales force both in the U.S. and in the Asia-Pacific region. We feel that an expanded sales force is instrumental to establishing our position as the leading single source provider of business Internet solutions in multiple markets in the Asia-Pacific region.

  Pursue strategic relationships. We intend to continue to establish strategic relationships with companies that have the technology, resources, distribution capability, expertise, relationships and local influence to help us achieve our business objectives. These relationships will allow us to enhance our service offerings and provide access to technological developments and to new sales and business opportunities. One recent example is a strategic alliance with iAdvantage Limited which is a subsidiary of Sun Hung Kai Properties Ltd., a major real estate developer in Hong Kong, through which we will obtain significant high performance Internet data center capacity in Internet data centers currently under construction in Hong Kong, Beijing and Shanghai. Another is with Integra, a leading pan-European hosting provider, whereby they will refer to us, on a commission basis, their customers that desire to establish a presence in markets in the Asia-Pacific region, and we will do the same with them in regard to our customers that wish to establish a presence in major European markets.

Our Services

  We currently offer a comprehensive range of Internet access, hosting, co-location, managed services and other value-added services in the Asia-Pacific region. We believe that no company currently offers these services in as many markets in the region as we do. Our goal is to provide all of the services business customers need to conduct their Internet operations in multiple markets in the Asia-Pacific region. The specific services we offer in each market are determined by the needs of the market, our resources within the market, local regulations and competition.

  Internet access services. In Hong Kong, South Korea and Taiwan we provide high-speed Internet access services to business customers. These services are provided over leased-line connections with speeds ranging from 64Kbps, or kilobits per second, to T3, or 45 megabits per second.
In addition to our flat rate leased-lines, we also offer a "burstable," pay-as-you-go, billing product that allows our customers to purchase additional bandwidth without prior commitment. We also offer business and consumer dial-up Internet access in Hong Kong. In addition, we provide business travelers a global roaming service, which allows our customers to connect to the Internet from more than 5,000 access points in 150 countries throughout the world. We offer a managed virtual private network service, which provides our customers the ability to securely transmit proprietary data between their office locations using the public Internet and offers a less-expensive alternative than private networks. We also offer a full range of hardware and software system integration solutions required to connect our customers to the Internet.

  Hosting and co-location services. We offer hosting and co-location services to business customers throughout the Asia-Pacific region and in the U.S. Typically, hosting provides businesses a presence on the Internet without the physical need for wholly-owned and maintained equipment and support personnel. While we provide both dedicated and shared hosting services, our primary focus is on dedicated hosting, in which a single customer site is hosted on one or more of our servers. Shared hosting involves the hosting of multiple customers' sites on a single server owned by us. Co-location services enable our customers to house their servers in our Internet data centers and thereby take advantage of our network access, bandwidth and facilities.

  Managed services. We offer our business customers a full range of managed hosting services, including:

  . administration services--installation, configuration and maintenance of a customer's site or equipment to meet its hardware, software and network needs;

  . monitoring services--monitoring, evaluating and reporting usage and performance to ensure a high level of service;

  . security services--providing security for Internet data center, network and server infrastructure to protect mission-critical Internet operations;

  . backup services--backup and retrieval services to prevent the loss of mission-critical data;

  . content distribution services--replication and management of traffic flows for efficient transmission; and

  . other managed services--procurement and management of network, equipment and systems to support our customers' access and hosting needs.

  Value-added services. Through strategic relationships we offer a variety of value-added services. These services include:

  .  legal and regulatory compliance;

  . web design and development, including translation and cultural adaptation of web sites; and

  . enabling of e-commerce, including transaction processing, currency conversion, logistics and distribution fulfillment.

Our Technology

 Network

  Currently, we operate Internet network infrastructure and facilities in Hong Kong, South Korea, Taiwan, and the United States. Our network provides Internet connections within these markets via extensive peering, purchased transit and a number of international private lines. The foundation of our network is our extensive peering relationships. In peering relationships, Internet service providers agree to carry each others' traffic on their networks, or peer, to improve performance, reduce congestion and lower costs. Where we do not have peering relationships, we purchase transit from other providers to maintain a high level of connectivity for our customers. Currently, our high speed network comprises peering and transit interconnections with more than 100 providers, including many of the largest providers in the Asia-Pacific region and the United States.

  Hong Kong. Our facility in Hong Kong consists of a point of presence, or POP, from which we have OC3, or 155 megabits per second, connections to the Hong Kong Internet Exchange, or HKIX, augmented by private line transit connections to major Internet service providers. Within the HKIX, we currently have peering relationships with more than 50 Internet service providers. In addition, we have several direct international private lines between our POP in Hong Kong and our facilities in the United States. We also have a dedicated circuit between our facilities in Hong Kong and Taiwan.

  Taiwan. Our facilities in Taiwan consist of POPs in Taipei, Hsinchu, Taichung, Kaohsiung and Taoyuan. We peer with virtually all of the major Internet service providers in Taiwan, via a T3 connection to the Taiwan Internet Exchange and via another T3 connection to a major Internet service provider. In support of our Taiwan operation, we also maintain international private lines between Taipei and our facilities in the United States and redundant connections via Hong Kong.

  South Korea. Our facility in South Korea consists of a centralized POP in Seoul, from which we have an OC3 connection to the Korean Internet Network Exchange, or KINX. Our facility in Seoul takes advantage of public peering via the KINX, where we peer with virtually all of the major Internet service providers in South Korea. Additionally, we have private T3 connections to the domestic gateways and private connections to the international gateways of the two largest Internet providers in Korea.

  United States. In the United States, we have facilities in San Francisco, South San Francisco, San Jose and the Palo Alto Internet Exchange. An OC3 circuit in the South San Francisco location allows us to link all of these facilities into a high-speed network. This network, in conjunction with our various U.S.-based peering relationships, provides a centralized transit point for all of our traffic between the Asia-Pacific region and the United States.

 Internet Data Centers

  Currently, our Internet data centers, operated directly or by strategic partners, are located in Hong Kong, South Korea, Taiwan, Australia, mainland China, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. Each of our current facilities is of high-quality and provides substantial domestic and international Internet connectivity, reliable back-up power supply and secure network and infrastructure. As is typical of the Asia-Pacific region, our Internet data centers are not large-scale facilities.

  We intend to establish significant additional Internet data center capacity in most of the major markets in the Asia-Pacific region utilizing the latest technologies available. These additional Internet data centers will generally be large-scale, exceeding 50,000 square feet, and will be high performance, high-capacity, carrier-neutral facilities with interconnection to major Internet service providers and telecommunication providers in each market.

Customers

  We have established a diversified base of customers in a wide range of industries, including finance, entertainment, high technology, publishing, Internet, manufacturing and advertising. As of April 10, 2000, we had more than 3,800 business customers. We provide more than 1,200 of these customers with leased-line Internet access services and more than 120 with dedicated hosting and co-location services. Most of the remaining customers utilize shared hosting and dial-up services. The following is a list of five of our largest customers, all of which utilize our co-location and managed services, and the markets in which we currently provide services for each of them.

          Customer                                Markets
          --------                                -------
 Adero..................... Hong Kong, South Korea, Taiwan, mainland China, the
                            Philippines, Thailand, New Zealand
 Digital Island/Sandpiper.. Hong Kong, South Korea, Taiwan, mainland China, the
                            Philippines, New Zealand
 DoubleClick............... South Korea, Taiwan, mainland China
 Keynote Systems........... Hong Kong, South Korea, mainland China
 Outblaze.................. Hong Kong, Taiwan

Sales and Marketing

  Our sales and marketing objective is to achieve broad market penetration by targeting business customers in and outside the Asia-Pacific region that desire to extend their Internet operations across multiple markets in the Asia-Pacific region. We also target business customers in the Asia-Pacific region who wish to extend their Internet operations into the United States. As of April 10, 2000, we had 54 employees engaged in sales and 10 in marketing.

 Sales

  We sell our high-speed Internet access services to businesses through our direct sales force and through independent distributors. To date, our hosting and co-location and managed service sales have been made exclusively through our direct sales force. In addition, we are currently developing indirect sales channels for these non-access services and our other value-added services. We are actively seeking to increase our sales distribution capabilities and coverage both in the United States and throughout the Asia-Pacific region.

  Direct Sales

  U.S. Based Sales. We have sales offices in San Francisco, Los Angeles, New York and Boston. We plan to expand our direct sales group over the next 12 months by opening offices in the Washington, D.C. area, Texas, Chicago, Seattle and Atlanta. When fully operational, we expect each of our U.S.-based sales organizations to consist of six account managers and one sales engineer and, in selected markets, one tele-sales representative. Our U.S. direct sales force currently consists of 14 people, 12 of whom have been hired during the current fiscal year. All of them have between five and 10 years of proven sales results within industries such as Internet hosting, co-location, data and telecommunications network services.

  In-Country Based Sales. We have sales offices in Hong Kong, South Korea, Taiwan and Australia. We have been expanding our sales force in the Asia-Pacific region significantly and as of April 10, 2000, we had 40 account managers, 12 in Hong Kong, nine in South Korea, 16 in Taiwan and three in Australia. Of these, 22 have been hired during the current fiscal year. Most of our account managers have had substantial experience selling Internet or telecom related products. Typically, our account managers focus on high-speed, leased-line Internet access; hosting and co-location; or targeted specific industries. We also use independent distributors to sell high-speed Internet access services, primarily in South Korea and Taiwan.

  Indirect Sales

  In recent months, we have been developing our Works Group alliance program as a means both to provide value-added services and to develop indirect sales channels for our hosting, co-location and managed services. Pursuant to this program, we have established contractual or informal relationships with web development, translation, localization, legal and regulatory compliance, e-commerce transaction processing, fulfillment and logistics companies, primarily in the United States and various markets in the Asia-Pacific region. Through this program, we have formed alliances with key vendors and value added service providers, including:

  .  International Counsel for legal and regulatory compliance;

  .  Allindia.com for web design and development;

  .  eTranslate for localization and language translation services;

  .  FirstEcom for e-commerce payment solutions;

  .  Cobalt as hardware providers; as well as

  .  NetCel360 for logistics and distribution fulfillment.

  These relationships are structured so that we can work with our indirect sales channel partners and can cross-market and sell each other's services. Typically, there is a referral fee, commission or other revenue producing opportunity for both parties in each relationship.

 Marketing

  Our marketing organization employs a broad range of marketing communications and public relations activities to stimulate product demand. Marketing communications activities have included participation in local trade shows and Internet conferences. We have been particularly active in a Hong Kong-based organization called "I-and-I," which brings large groups of Internet business people together once a week and sponsors Internet conferences around the Asia-Pacific region. Going forward, we will be coordinating efforts on a regional basis and regularly sponsoring or participating in major trade shows or trade conferences throughout the Asia-Pacific region and the United States. Additionally, we will continue to seek exposure through speaking engagements, which focus on cultivating industry analysts and media relationships with the goal of securing broad media coverage and visibility. As an example of this effort, our Chief Executive Officer has been the keynote speaker in several trade shows, including Internet World, which is a high-profile Internet conference. We are also planning to run advertisements and promotions targeted at companies that are interested in taking advantage of hosting and co-location services in the Asia-Pacific region.

Business and Product Development

  As an adjunct to both our sales and marketing groups, we have recently established a business and product development group. This group is responsible for identifying and evaluating the latest Internet technology, products and services whether from Silicon Valley, the Asia-Pacific region or elsewhere, with a view to early implementation of these developments in each of our markets. As of April 10, 2000, we employed seven persons in business and product development.

Customer Service

  We believe that we offer superior customer service by understanding the technical requirements and business objectives of our customers. We are able to assist customers from multiple locations, in either English or their local language. By working closely with each of our customers, we are able to optimize the performance of their Internet operations, avoid downtime, resolve quickly any problems that may arise and make appropriate adjustments in services as the customer's needs change over time.

  Our customer service efforts begin before a sale, when we provide technical support for complex orders. During the installation phase, we assign a transition team and a project manager, who also retains responsibility for the account after installation. After installation, our network operations support staff at each Internet data center's network control center is available 24X7 to answer customer calls, monitor site and network operations and dispatch teams to solve any problems that arise. As of April 10, 2000, we had 70 employees dedicated to network center operations technical support.

Competition

  The market we serve is highly competitive. There are few substantial barriers to entry, and we expect that we will face additional competition from diverse existing competitors and new market entrants in the future. The principal competitive factors in this market include:

  .  broad geographic presence throughout the Asia-Pacific region;

  . network capability, reliability, quality and security and scalability of service;

  . the variety of services offered, pricing and the timing of introductions of new services to the market;

  .  customer service support and technical expertise;

  .  brand name;

  .  the ability to maintain and expand effective distribution channels;

  .  financial resources; and

  .  conformity with developing industry standards.

  Our major current competitors are:

  . current or former national monopoly telecom providers, such as Korea Telecom, Chunghwa Telecom in Taiwan, and Hong Kong Telecom;

  .  global service providers, such as PSINet and WorldCom; and

  . smaller intra-country Internet service providers, hosting and co-location companies, such as Dacom in Korea and SeedNet in Taiwan.

  Increasingly, Internet service providers, hosting companies, telecommunication carriers and equipment manufacturers based in North America have been announcing plans to enter or expand into markets throughout the Asia-Pacific region. For example, companies such as PSINet, AboveNet Communications, and its parent Metropolitan Fiber Networks, Exodus Communication, Inc., Global Crossing Global Center, Level 3, WorldCom and Intel have all announced plans to establish Internet data centers in the Asia-Pacific region.

  Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. There is no assurance that customers that use the non-Asia-Pacific based carriers outside of the Asia-Pacific region will be willing to use our services in the Asia-Pacific region. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more readily, take advantage of acquisition and other opportunities more effectively, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortiums to provide additional value-added services competitive with those provided by us.

  New market entrants could also include local companies, such as real estate developers, that may take advantage of their local expertise and relationships to compete with us. In addition, we believe that our competitors are likely to combine their efforts in the near future, including through acquisitions, joint ventures and other alliances. New market entrants or the creation of stronger competitors through combinations could result in increased price and other competition, which would make it difficult for us to attract new customers, retain existing customers, or attain revenue and gross margin levels sufficient to generate a return on our investments.

  For additional information regarding our existing and potential competitors, see "Risk Factors--We may not be able to compete successfully against current and future competitors, which could harm our business and our margins" on page 9.

Employees

  As of April 10, 2000, we had 170 employees, including 59 employees in Hong Kong, 34 employees in South Korea, 32 in Taiwan, 10 employees in Australia, and 35 employees in the United States and all of our other offices. Of those employees, 54 were in sales, 10 in marketing, seven in business and product development, 70 in network operations support and 29 in finance and administration. We are rapidly hiring personnel in the United States and across the Asia-Pacific region and believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union, and we believe that our relationships with our employees are good. See "Risk Factors--We may be unable to hire and retain the skilled personnel necessary to develop our business" beginning on page 10.

Facilities

  Our executive headquarters are located in approximately 3,000 square feet of leased office space located in San Mateo, California under a lease expiring in October 2004. Our Internet data center facilities, with approximately 11,000 aggregate gross square footage, are in leased premises in Hong Kong, South Korea, Taiwan, Australia, mainland China, Japan, Singapore, the Philippines, Thailand, New Zealand and the United States. These facilities generally are leased for initial terms of one year or longer, renewable for additional fixed terms or continuing on a month-to-month basis.

Contingencies

  We are not a party to any legal proceedings. However, two service providers have contacted us with regard to claims for additional cash and stock payments in relation to their services. If we fail to resolve these claims favorably, we may incur material charges to operations. For additional information regarding these claims, see Note 10 of Notes to Consolidated Financial Statements--Claims on page F-22.

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth certain information regarding the executive officers and directors of iAsiaWorks as of December 31, 1999:

          Name             Age                            Position
          ----             ---                            --------
JoAnn F. Patrick-Ezzell..   46 Chief Executive Officer and Chairman of the Board of Directors
Jonathan F. Beizer.......   35 Chief Financial Officer and President--U.S.
Suzanne S. Chu...........   35 Vice President of Marketing
David S. Holub...........   39 Vice President of Internet and Data Center Technology
Daryl B. Horn............   33 Vice President of Sales
Jacob D. Gale............   34 Managing Director of Business Development
Farrokh K. Billimoria....   44 Director
Daniel A. Carroll........   39 Director
Robert Lee...............   51 Director
Peter T. Morris..........   43 Director
William R. Stensrud......   49 Director
William P. Tai...........   37 Director

  JoAnn F. Patrick-Ezzell has served as our Chairman and Chief Executive Officer since August 1999. Before joining iAsiaWorks, she spent 24 years with AT&T, most recently serving as President and Chief Executive Officer of AT&T Asia/Pacific, responsible for AT&T's multi-billion dollar business throughout the region. Before that, she was President of AT&T Online Services, Asia/Pacific. She also served as chairman of AT&T Jens, a joint venture between AT&T and 25 Japanese corporations. Ms. Patrick-Ezzell holds a B.A. in Economics from Bucknell University and was a Sloan Fellow at Stanford University's Graduate School of Business, where she received an M.A. in Management.

  Jonathan F. Beizer joined us in September 1998 and currently serves as our Chief Financial Officer and President--U.S. From 1992 to April 1998, Mr. Beizer served with Phoenix Network, then a publicly-traded telecommunications services provider, most recently as Chief Financial Officer. Prior to becoming Chief Financial Officer of Phoenix Network, Mr. Beizer served as its Vice President of Corporate Development and was responsible for executing its mergers and acquisitions strategy. Mr. Beizer holds a B.A. in Psychology and Social Relations from Harvard University and an M.B.A. from Stanford University's Graduate School of Business.

  Suzanne S. Chu has served as our Vice President of Marketing since February 2000. From September 1998 to November 1999, Ms. Chu served as the Director of Marketing for Deltathree.com, Inc., an Internet telephony company. From August 1995 to August 1998, Ms. Chu worked at AT&T Communication Services, most recently as Sales Manager. Ms. Chu holds a B.S. in Electrical Engineering and Computer Science from the University of California, Berkeley and an M.B.A. from the Harvard Business School.

  David S. Holub has served as our Vice President of Internet and Data Center Technology since November 1999. Mr. Holub served as a consultant to us from September 1999 to November 1999. From July 1998 to May 1999, Mr. Holub served as the Director of Marketing for Vayu Communications, an internet research and development company. Mr. Holub served as a Vice President of Vixie Enterprises, an Internet infrastructure company, from May 1997 to July 1998. From December 1993 to May 1997, Mr. Holub served as the President and Chief Technology Officer of Hooked/Whole Earth Networks, an Internet service provider.

  Daryl B. Horn has served as our Vice President of Sales since February 1999. From April 1998 to January 1999, Mr. Horn served as President of Qwest Communications' International Callback Division, a provider of telecommunications services. From October 1996 to March 1998, Mr. Horn was President of Phoenix Network International, a division of Phoenix Network. From 1994 to September 1996, Mr. Horn worked as a Regional Sales Director for Phoenix Network. Mr. Horn holds a B.A. in Communications from California State University, Sacramento.

  Jacob D. Gale has served as our Managing Director of Business Development since August 1999. Mr. Gale served as a Director for Linklaen Pacific, LLC, a telecom and Internet consulting firm, from June 1998 to July 1999. From June 1996 to May 1998, he served as the Director of International Business Development for Geotek Communications, a manufacturer and operator of wireless networks. From July 1994 to May 1996, Mr. Gale was an Associate with Bankers Trust, an investment banking firm. Mr. Gale holds a B.A. in Ancient Greek and Latin from Amherst College and a J.D. from the Northwestern University School of Law.

  Farrokh K. Billimoria has served as a member of our board of directors since December 1999. He is a general partner with Sprout Group, a venture capital firm that he joined in April 1999. He came to Sprout from Hambrecht & Quist, or H&Q, where he was a senior technology analyst covering the communication and networking sector and was actively involved in H&Q's corporate finance and venture capital initiatives. Mr. Billimoria worked at H&Q from May 1996 to April 1999. From January 1995 to May 1996, he was an equity analyst at Unterberg Towbin. Mr. Billimoria currently serves on the boards of Astral Point Communications, Cyeptics, Net Effect, Silicon Access and Perfecto Technologies. Mr. Billimoria holds a B.E. in Electrical Engineering from the College of Engineering, Pune, India and an M.S. in Computer Science from the Stevens Institute of Technology.

  Daniel A. Carroll has served as a member of our board of directors since December 1999. He is currently Managing Director of Newbridge Capital Group, an Asian private equity firm he joined in 1995, and a Principal of Texas Pacific Group. Prior to 1995, Mr. Carroll spent nine years with H&Q, where he played a key role in the development of that firm's private equity investment operations in Asia. Mr. Carroll currently serves on the boards of Korea First Bank and Asiacontent.com, Ltd. Mr. Carroll holds a B.A. in Economics from Harvard University and an M.B.A from Stanford University's Graduate School of Business.

  Robert Lee has served as a member of our board of directors since February 1999. From May 1998 to February 1999, Mr. Lee served as an advisor to us. From 1972 to May 1998, Mr. Lee was employed by Pacific Bell, a telecommunications provider. His last position with Pacific Bell, which he held from 1996 until his retirement in 1998, was the President of Business Communications. Mr. Lee also currently serves on the board of directors of CIDCO and Micron Electronics. He also serves on the board of directors of several privately held companies. Mr. Lee holds a B.S. in Electrical Engineering from the University of Southern California and an M.B.A. from the University of California, Berkeley.

  Peter T. Morris, one of our co-founders, has served as a member or our board of directors since August 1995. He is a general partner of New Enterprise Associates, a venture capital investment firm that he joined in 1992. He specializes in information technologies with a focus on communications and the internet. His current board memberships include Actelis, Gadzoox, LoanCity.com, LuxN, Mayan Networks, Network Photonics, Packetcom, Packeteer, Tiara Networks, Virata Limited and Yipes Communications. Mr. Morris holds a B.S. in Electrical Engineering from Stanford University and an M.B.A from Stanford University's Graduate School of Business.

  William R. Stensrud has served as a member of our board of directors since August 1998. He has been a general partner of Enterprise Partners, a California-based venture-capital company, since January 1997. From 1992 to 1996, he served as CEO of Primary Access. He is a founder of StrataCom, and a founding director of Juniper Networks, Rhythms Netconnections, GlobeSpan and Paradyne. His current board memberships include Juniper Networks, Packeteer, Paradyne and Rhythms NetConnections. Mr. Stensrud also serves on the board of directors of several privately held companies, including AirFiber, Chromisys and Ensemble Communications. Mr. Stensrud holds a BS in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

  William P. Tai, one of our co-founders, has served as a member of our board of directors since August 1995. From August 1995 to February 1998, he served as our founding Chief Executive Officer, and he served as Chairman of the Board until August 1999. Mr. Tai has been a general partner and managing director of Institutional Venture Partners, a venture capital firm, since July 1997. From September 1991 to July 1997, he was affiliated with the Walden Group of Venture Capital Funds, a venture capital firm. Mr. Tai also serves on the Board of Directors of Netergy Networks, Inc., a provider of IP telephony solutions, and several privately held companies, including Chemconnect Inc., Ensemble Communications, GW Com Inc., Microtune, Inc. and Transmeta Corp. He holds a B.S. in electrical engineering, with Honors, from the University of Illinois, and an M.B.A. from the Harvard Graduate School of Business.

Board of Directors and Committees

  Following this offering, the board will consist of seven directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Messrs. Morris and Lee are Class I directors whose terms will expire at the 2001 annual meeting of stockholders, Messrs. Billimoria and Carroll are Class II directors whose terms will expire at the 2002 annual meeting of stockholders and Messrs. Tai and Stensrud and Ms. Patrick-Ezzell are Class III directors whose terms will expire at the 2003 annual meeting of stockholders. The officers serve at the discretion of the board.

  iAsiaWorks has established an audit committee composed of independent directors that:

  . reviews and supervises iAsiaWorks' financial controls, including the selection of its auditors;

  .  reviews the books and accounts;

  .  meets with its officers regarding its financial controls;

  .  acts upon recommendations of the auditors; and

  . takes further actions as the audit committee deems necessary to complete an audit of iAsiaWorks' books and accounts, as well as other matters that may come before it or as directed by the board.

  The audit committee currently consists of Messrs. Lee, Morris and Tai.

  iAsiaWorks has established a compensation committee that reviews and approves the compensation and benefits for iAsiaWorks' executive officers, administers its stock plans and performs other duties as may from time to time be determined by the board. The compensation committee currently consists of Messrs. Carroll, Stensrud and Tai.

Compensation Committee Interlocks and Insider Participation

  The compensation committee consists of Messrs. Carroll, Stensrud and Tai, none of whom is an employee. None of our executive officers serve as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

  We do not currently compensate any non-employee member of the board. Directors who are also employees of iAsiaWorks do not receive additional compensation for serving as directors. However, non-employee directors will be eligible to receive discretionary option grants and stock issuances under the 2000 Stock Incentive Plan. In addition, under the automatic option grant program in effect for non-employee directors under the 2000 Stock Incentive Plan, each non-employee director will receive an automatic option grant for 10,000 shares at each annual stockholders meeting during his or her period of continued service on the board, and each new non-employee director will receive, at the time of his or her initial election or appointment to the board, an automatic option grant for 40,000 shares which is to vest over the first four years of board service. The 2000 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price at a discount from the then fair market value. For more information concerning the automatic grant and director fee option grant programs for the non-employee directors, see "Benefit Plans" beginning on page 50.

Executive Compensation

 Summary Compensation Table

  The following table sets forth certain information concerning all compensation earned during the year ended December 31, 1999 by our current Chief Executive Officer, our former Chief Executive Officer and each of the four other most highly compensated executive officers who earned an annualized salary of more than $100,000 for the fiscal year ended December 31, 1999, referred to in this prospectus as the named executive officers. No other individual who would otherwise have been includable in the table on the basis of salary and bonus earned during 1999 has resigned or otherwise terminated employment during 1999. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the named executive officers for fiscal 1999.

                                                                    Long-Term
                                                                   Compensation
                                        Annual Compensation           Awards
                                 --------------------------------- ------------
                          Fiscal                      Other Annual  Securities
Name and Principal         Year                       Compensation  Underlying
Position                  Ended  Salary ($) Bonus ($)     ($)      Options (#)
------------------        ------ ---------- --------- ------------ ------------
JoAnn F. Patrick-
 Ezzell(1)...............  1999   197,582    100,000     50,108     5,976,989
 Chief Executive Officer

Jonathan F. Beizer(2)....  1999   211,917     18,045        --            --
 Chief Financial Officer
  and
 President-U.S. and
  Interim Chief
 Executive Officer

Michael Chan(3)..........  1999    70,917        --         --            --
 Chief Executive Officer

Daryl B. Horn(4).........  1999    83,000        --         500       110,000

David S. Holub(5)........  1999    18,750        --         --        400,000

Jacob D. Gale(6).........  1999    58,333        --         --        600,000

--------
(1) Ms. Patrick Ezzell joined us in August 1999. Her annualized salary for 1999 was $500,000. She earned an aggregate of $50,108 in perquisites in fiscal 1999, of which $35,250 was for housing expenses, and $13,376 was for a car allowance.

(2) Mr. Beizer served as our Interim Chief Executive Officer from March 1999 to August 1999. His annualized salary for 1999 was $211,917.

(3) Mr. Chan served as Chief Executive Officer from February 1998 to February 1999. His annualized salary for 1999 was $185,000.

(4) Mr. Horn received commissions of $500 during 1999. His annualized salary for 1999 was $90,000.

(5) Mr. Holub joined us in November 1999. His annualized salary for 1999 was $150,000.

(6) Mr. Gale joined us in August 1999. His annualized salary for 1999 was $175,000.

Option Grants in the Most Recent Fiscal Year

  The following table sets forth certain information with respect to stock options granted to each of the named executive officers in 1999, including the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. No stock appreciation rights were granted during 1999.

                                                                           Potential Realizable Value
                                                                             at Assumed Annual Rates
                                                                           of Stock Price Appreciation
                                                                                 for Option Term
                                        Individual Grants                 at Public Offering Price ($)
                         ------------------------------------------------ -----------------------------
                         Number of
                         Securities
                         Underlying Percent of Total
                          Options   Options Granted  Exercise
                          Granted   to Employees in    Price   Expiration
Name                        (#)     Fiscal 1999 (%)  ($/Share)    Date          5%            10%
----                     ---------- ---------------- --------- ---------- -------------- --------------
JoAnn F. Patrick-
 Ezzell................. 5,976,989        51.9         0.15     7/31/09

                             Option Grants in 1999


Jonathan F. Beizer......       --          --           --         --

Michael Chan............       --          --           --         --

Daryl B. Horn...........   100,000         1.0         0.15      2/1/09
                            10,000                     0.15     11/22/09

David S. Holub..........   400,000         3.5         0.15     8/12/09

Jacob D. Gale...........   600,000         5.2         0.15      8/1/09

  In 1999, we granted options to purchase up to an aggregate of 11,516,156 shares to employees, directors and consultants under iAsiaWorks' 1995 Stock Plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors.

  Each of the options granted to the named executive officers (other than Ms. Patrick-Ezzell) will vest and become exercisable for the option shares as follows: the option will become exercisable for 25% of the shares upon the officer's completion of one year of service with us, and, as to the remaining shares, will become exercisable in a series of 36 successive equal monthly installments during the named executive's term of continuing service. Ms. Patrick-Ezzell's options will vest and become exercisable for 12.5% of the option shares upon her completion of six months of service with us, will become exercisable for another 12.5% upon her completion of one year of service, and the remaining shares will become exercisable in 36 successive equal monthly installments upon her completion of each of the 36 months thereafter.

  The potential realizable value is calculated assuming the aggregate exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. We can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

  The following table sets forth stock option grants to our named executive officers since January 1, 2000 and until March 31, 2000.

                                                 Number of
                                            Securities Underlying Exercise Price
       Name                                   Options Granted       ($/Share)
       ----                                ---------------------- --------------
       Jonathan F. Beizer.................        516,017              0.30
       Suzanne S. Chu.....................        250,000              0.30
       Daryl B. Horn......................         30,000              0.30
                                                   22,000              2.00

  Each of the options to the named executive officers will vest and become exercisable for the option shares as follows: the option will become exercisable for 25% of the shares upon the officer's completion of one year of service with us, and the balance of the option shares will become exercisable in a series of 36 successive equal monthly installments upon the officer's completion of each of the next 36 months thereafter.

Aggregated Option Exercises In The Most Recent Fiscal Year And Year-End Option Values

  The following table sets forth information concerning the number and value of shares of common stock underlying the unexercised options held by the named executive officers. No options or stock appreciation rights were exercised during 1999, and no stock appreciation rights were outstanding as of December 31, 1999. The value realized is based on the fair market value of our common stock on the date of exercise, as determined by the board, less the exercise price payable for the shares. The value of unexercised in-the-money options at December 31, 1999 is calculated on the basis of the assumed initial public
offering price of $     , less the aggregate exercise price of the options.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                           Number                  Options at December 31,   In-the-Money Options at
                          of Shares                         1999                December 31, 1999
                         Acquired on    Value     ------------------------- -------------------------
          Name            Exercise   Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
JoAnn F. Patrick-
 Ezzell.................      --          --            --      5,976,989
Jonathan F. Beizer......      --          --        466,952     1,027,295
Michael Chan............      --          --            --            --
Daryl B. Horn...........      --          --            --        110,000
David S. Holub..........      --          --            --        400,000
Jacob D. Gale...........      --          --            --        600,000

                                 BENEFIT PLANS

2000 Stock Incentive Plan

  Introduction. Our 2000 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1995 Stock Option Plan. Our 2000 plan was adopted by our board on April 13, 2000 and approved by the stockholders in
         2000. Our 2000 plan will become effective on the date on which the underwriting agreement for this offering stock is signed. At that time, all outstanding options under the predecessor 1995 Stock Option Plan will be transferred to our 2000 plan, and no further option grants will be made under that predecessor plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2000 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 plan.

  Share Reserve. 25,000,000 shares of common stock have been authorized for issuance under our 2000 plan. Such share reserve consists of the number of shares that were authorized under our 1995 Stock Option Plan and that we estimate will be carried over from this plan, plus an additional increase of approximately 2,505,814 shares. The number of shares of common stock reserved for issuance under our 2000 plan will automatically increase on the first trading day in January of each calendar year, beginning in calendar year 2001, by an amount equal to 4.5% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares. In addition, no participant in our 2000 plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 2,000,000 shares of common stock per calendar year.

  Equity Incentive Programs. Our 2000 plan is divided into five separate components:

  . the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

  . the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service or both;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below-market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

  Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our non-employee board members and any consultants we hire.

  Administration. The discretionary option grant program and the stock issuance program will be administered by the compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

  Plan Features. Our 2000 plan will include the following features:

  . The exercise price for the shares of common stock subject to option grants made under our 2000 plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1995 Stock Option Plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1995 Stock Option Plan contain any stock appreciation rights.

  . The 2000 plan will include the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

    . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

    . The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

    . The compensation committee will also have the authority to grant options that will immediately vest in the event we are acquired, regardless of whether those options are assumed by the successor corporation.

  The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service. The options currently outstanding under our 1995 Stock Option Plan will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. However, a number of those options also contain a special acceleration provision pursuant to which the shares subject to those options will immediately vest upon an involuntary termination of the optionee's employment within 12 months following an acquisition in which the repurchase rights with respect to those shares are assigned to the acquiring entity.

  Salary Investment Option Grant Program. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

  Automatic Option Grant Program. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 40,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on our board for at least six months.

  Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 40,000 share automatic option grant will vest in a series of four successive equal annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual 10,000-share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

  Director Fee Option Grant Program. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

  Our 2000 plan will also have the following features:

  . Outstanding options under the salary investment, automatic option and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 2000 plan at any time, subject to any required stockholder approval. The 2000 plan will terminate no later than March 31, 2010.

Employee Stock Purchase Plan

  Introduction. Our Employee Stock Purchase Plan was adopted by the board on
April 13, 2000 and approved by the stockholders in               2000. The plan
will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

  Share Reserve. 500,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 0.5% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 1,000,000 shares.

  Offering Periods. The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of May and November each year. Each offering period will have a duration of 24 months, unless otherwise determined by the compensation committee. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for this offering is signed and will end on the last business day in April 2002. The next offering period will start on the first business day in November 2000 and end on the last business day of October 2002.

  Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

  Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period in which the participant is enrolled or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. However, a participant may not purchase more than 750 shares on any purchase date, and not more than 125,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

  Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

  Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

  Plan Provisions. The following provisions will also be in effect under the plan:

  .  The plan will terminate no later than the last business day of April
     2010; and

  . The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements

  We have entered into employment agreements with Ms. Patrick-Ezzell, Mr. Beizer, Ms. Chu, Mr. Holub, Mr. Horn and Mr. Gale, each of whom are officers of iAsiaWorks.

  JoAnn F. Patrick-Ezzell. On August 9, 1999, JoAnn Patrick-Ezzell, our Chief Executive Officer and Chairman of the Board of Directors, entered into an employment agreement with us. This agreement provides for an annual salary of $500,000. Ms. Patrick-Ezzell received a signing bonus of $100,000 in the form of an interest free loan which is to be forgiven upon her completion of one year of service with us or in the event of death, disability or involuntary termination without cause. In connection with her employment Ms. Patrick-Ezzell was also granted options to purchase up to 5,976,989 shares of our common stock at a per share exercise price of $0.15. These options were granted, and vesting commenced, on August 1, 1999. These options, as of April 13, 2000, are subject to vesting terms of 12 1/2% after six months and 12 1/2% after another six months with 1/36 of the remaining options vesting each month thereafter. We have agreed to provide for monthly living expenses for Ms. Patrick-Ezzell in Hong Kong. As of April 13, 2000, for the first year of Ms. Patick-Ezzell's employment, she will be entitled to a bonus of $50,000, payable upon her one year anniversary with us. Subsequent annual bonus amounts will be determined by the Compensation Committee but will not be less than $100,000. In the event Ms. Patrick-Ezzell were involuntarily terminated without cause she would be entitled to a lump sum severance payment equal to 12 months of her base pay. Her employee benefits would also continue for 12 months. She would also receive a pro rata share of her annual bonus for time worked during the year of termination, and all of her unvested options would vest immediately upon termination. In the event Ms. Patrick-Ezzell's employment is terminated upon a change of control, and Ms. Patrick-Ezzell loses her job within 12 months of the change of control, she will receive severance pay equal to 12 months of salary, the full amount of the then current period bonus plan agreed to with the Compensation Committee of the Board of Directors, and all of her unvested options would vest immediately upon termination. In such an event Ms. Patrick-Ezzell would have two years from termination to exercise her options.

  Jonathan F. Beizer. On August 26, 1998, Jonathan F. Beizer, our Chief Financial Officer and President--U.S., accepted our offer of employment. A subsequent employment agreement was entered into on April 16, 2000. This offer and employment agreement provide for an annual salary of $250,000. Mr. Beizer is also entitled to an annual bonus of up to $100,000. A minimum of $50,000 of this bonus will be guaranteed, in the form of deferred compensation, to be paid in two equal, biannual payments. The remaining 50% of the bonus will be based on performance criteria to be mutually agreed upon between Mr. Beizer and the Company, and approved by the CEO of the Company. In connection with his employment, Mr. Beizer was granted options to purchase up to 1,494,247 shares of our common stock at an exercise price of $0.15. These options were granted, and vesting commenced, on September 1, 1998. These options are subject to our standard vesting terms of 25% after twelve months with 1/36 of the then unvested options vesting each month thereafter. In the event Mr. Beizer were involuntarily terminated without cause, he would be entitled to a lump sum severance payment equal to 9 months of his base salary. He would also receive a pro-rata share of his annual bonus for time worked during the year of termination, and all of his unvested options would vest immediately upon termination. In the event of a change of control in which Mr. Beizer is terminated without cause, Mr. Beizer will receive severance pay equal to 9 months of salary, the full amount of his target bonus for the year in which he is terminated, and all of his unvested options would vest immediately upon termination. Upon the filing of this registration statement, Mr. Beizer became eligible to receive an option to purchase shares representing one-half of one percent of the then fully diluted stock of iAsiaWorks.

  Suzanne S. Chu. On February 18, 2000, Suzanne S. Chu, our Vice President of Marketing, accepted our offer of employment. This offer provided for an annual salary of $150,000. Ms. Chu is also eligible for an end-of-year bonus not to exceed $37,500. In connection with her employment, Ms. Chu was granted options to purchase up to 250,000 shares of our common stock at an exercise price of $0.30. These options were granted, and vesting commenced, on February 10, 2000. These options are subject to our standard vesting terms of 25% after twelve months with 1/36 of the then unvested options vesting each month thereafter.

  David S. Holub. On August 9, 1999, David Holub, our Vice President of Internet and Data Center Technology signed our employment offer providing for his employment with us as a consultant for an initial period of 90 days. Thereafter, on November 3, 1999, an offer letter for the position of Vice President of Internet and Data Center Technology was presented to Mr. Holub and Mr. Holub accepted the terms therein. On November 29, 1999, Mr. Holub became a full time employee with us. As per the terms specified in the offer letter, Mr. Holub's annual salary is $150,000. In connection with his employment, we granted Mr. Holub options to purchase up to 400,000 shares of our common stock at a per share exercise price of $ 0.30. These options were granted on December 23,

1999 and vesting commenced on August 12, 1999. These options are subject to our standard vesting terms of 25% after twelve months with 1/36 of the then unvested options vesting each month thereafter. Mr. Holub is eligible for bonuses of up to $60,000 and 150,000 additional options to purchase Company common stock. In order to be eligible for these bonuses, Mr. Holub must complete each of three sets of Data Centers within prescribed time frames and budgets. For each set completed as prescribed, Mr. Holub will receive one-third of the above mentioned bonus amount. In the event Mr. Holub were involuntarily terminated without cause, during the first 12 months of his employment, a portion of Mr. Holub's unvested shares proportionate to his length of service with the Company will immediately vest.

  Daryl B. Horn. On January 15, 1999, Daryl Horn, our Vice President of Sales, entered into an employment agreement with us. This agreement provided for an annual salary of $90,000. As of March 1, 2000, Mr. Horn's annual salary was increased to $100,000. Mr. Horn is also eligible for commissions on a monthly basis upon achievement of specified revenue-based milestones. In connection with his employment agreement, we granted Mr. Horn options to purchase up to 100,000 of our common stock at a per share exercise price of $0.15. These options were granted, and vesting commenced, on February 1, 1999. These options are subject to our standard vesting terms of 25% after twelve months with 1/36 of the then unvested options vesting each month thereafter. In addition, Mr. Horn can earn additional stock option grants based upon sales group revenue performance. In the event Mr. Horn were involuntarily terminated without cause, he would be entitled to a lump sum severance payment equal to four months of his base salary. In the event of a change of control, in which Mr. Horn is terminated without cause, all of Mr. Horn's unvested options would vest immediately upon termination.

  Jacob D. Gale. On June 11, 1999, Jacob Gale, our Managing Director of Business Development, entered into an employment agreement with us. This agreement provided for an annual salary of $175,000. Mr. Gale is also eligible for a performance bonus based on his success in closing acquisitions. During the first year, the maximum bonus Mr. Gale may earn is $100,000 and up to 750,000 additional stock options. In connection with his employment agreement, we granted to Mr. Gale options to purchase up to 600,000 shares of our common stock at a per share exercise price of $0.15. These options were granted, and vesting commenced, on August 1, 1999. These options are subject to our standard vesting terms of 25% after twelve months with 1/36 of the then unvested options vesting each month thereafter. In addition, we will pay a tax equalization amount if Mr. Gale must pay aggregate taxes that exceed the taxes which would otherwise have been paid had the employee lived in the State of New York. In the event that Mr. Gale is terminated for any reason other than cause after 180 days of full time employment in any given calendar year, Mr. Gale will receive a severance amount equal to six months of salary. If we are sold, merged or there is a change in control and Mr. Gale loses his job within twelve months of the change of control, Mr. Gale will be entitled to six months of severance salary and all of his unvested options will immediately vest upon termination. If Mr. Gale does not lose his job, options will be honored by the acquiring company and will continue to vest according to the original schedule.

Limitation of Liability and Indemnification

  Our certificate of incorporation eliminates, to the maximum extent allowed by the Delaware General Corporation Law, subject to certain exceptions, directors' personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. The certificate of incorporation does not, however, eliminate or limit the personal liability of a director for the following:

  .  any breach of the director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

  Our bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of iAsiaWorks or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. Prior to the consummation of the offering, we will obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

  The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of iAsiaWorks where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

              TRANSACTIONS AND RELATIONSHIPS WITH RELATED PARTIES

Sales of Securities

  Since August 1995, we have been a party to several transactions in which the amount involved exceeded $60,000 and in which the following persons had a direct or indirect material interest:

  .  any of our directors or executive officers;

  .  any nominee for election as one of our directors;

  . any person or entity who is known by us to own beneficially more than five percent of our outstanding stock; or

  .  any member of the immediate family of any of the foregoing persons.

  These transactions include:

  . In August 1995 and November 1995, we issued to various investors, including New Enterprise Associates VI Limited Partnership and entities affiliates with Walden Capital Partners II, L.P. an aggregate of 13,500,000 shares of our Series A preferred stock for an aggregate consideration of $3,375,000. Mr. William Tai, one of our founders and then serving as our Chief Executive Officer, is a limited partner in the general partner which manages Walden Capital Partners II, L.P. and Walden Technology Ventures II, L.P. Mr. Peter Morris, another of our founders, is a general partner of New Enterprise Associates VI Limited Partnership. At the time of this transaction, Mr. Tai became one of our directors as did Mr. Peter Morris.

  . In October 1996 and April 1997, we issued to various investors, including Zesiger Capital Group L.L.C., who became a five percent stockholder as a result of the investment, entities affiliated with Walden Group and entities affiliated with New Enterprise Associates an aggregate of 6,782,567 shares of our Series B preferred stock and warrants to purchase an additional 1,199,867 shares of Series B preferred stock at an exercise price of $1.50 per share for an aggregate consideration of $10,173,851.

  . In August 1998, we issued to various investors including Enterprise Partners IV, L.P. and Institutional Venture Partners VIII, L.P., both of which became five percent stockholders as a result of the investment and entities affiliated with New Enterprise Associates and entities affiliated with Zesiger Capital Group L.L.C. an aggregate of 9,807,047 shares of our Series C preferred stock and warrants to purchase an additional 8,535,765 shares of our common stock for an aggregate consideration of $9,807,047. At the time of the transaction, Mr. William Stensrud, a general partner of Enterprise Management Partners IV, L.P., became one of our directors.

  . In August 1999, we issued to various investors including entities affiliated with Enterprise Partners, entities affiliated with Institutional Venture Partners and entities affiliated with Zesiger Capital Group L.L.C. warrants to purchase 302,147 shares of our common stock and convertible promissory notes in the aggregate principal amount of $2,014,322.

  . In December 1999, we issued to various investors including Newbridge Asia II, L.P. and Sprout Group L.P. both of which became five percent stockholders as a result of the investment and entities affiliated with Enterprise Partners, entities affiliated with Institutional Venture Partners, entities affiliated with New Enterprise Associates, entities affiliated with PacVen Walden Ventures IV, L.P. and entities affiliated with Zesiger Capital Group L.L.C., an aggregate of 41,780,100 shares of our Series D preferred stock for an aggregate consideration of approximately $85,000,000, including cancellation of outstanding indebtedness. At the time of the transaction, Mr. Farrokh Billimoria, a general partner of Sprout Group, L.P., became one of our directors as did Mr. Daniel Carroll, a partner of Newbridge Asia II, L.P .

  The following table summarizes the shares of common stock and preferred stock purchased by our executive officers, directors and five percent stockholders and persons associated with them since January 1996. The number of total shares reflects the conversion to common stock for each share of Series A, Series A1, Series B, Series C and Series D preferred stock, on an as converted basis, including any necessary adjustments as a result of the antidilution provisions of the preferred stock.

                                                                                       Warrants to Total Shares
                                    Series A  Series A1 Series B  Series C   Series D   Purchase      on an
                           Common   Preferred Preferred Preferred Preferred Preferred    Common    As-Converted
        Investor            Stock     Stock     Stock     Stock     Stock     Stock       Stock       Basis
        --------          --------- --------- --------- --------- --------- ---------- ----------- ------------
Entities affiliated with
 Enterprise Partners....  2,912,660 2,260,371  760,992        --  3,201,914  1,507,783       --     10,643,720
Entities affiliated with
 Institutional Venture
 Partners...............  3,978,271   739,629  249,008        --  4,426,233  1,507,783       --     11,050,924
Entities affiliated with
 New Enterprise
 Associates.............    847,907 4,440,000      --     518,257   767,382  1,211,295       --      7,784,841
Entities affiliated with
 Newbridge Capital
 Group..................        --        --       --         --        --  18,678,166       --     18,678,166
Entities affiliated with
 Sprout Group...........        --        --       --         --        --   9,830,614       --      9,830,614
Entities affiliated with
 Walden.................    360,000 3,200,000      --     518,256       --   1,474,592       --      5,552,848
Entities affiliated with
 Zesiger Capital Group..        --        --       --   4,015,949   507,984    963,392   485,862     5,973,187
Peter Morris............        --     40,000      --         --        --         --        --         40,000
WT Technology...........        --  2,270,860      --         --        --     241,335       --      2,512,195
Jonathan F. Beizer......    350,000       --       --         --        --         --        --        350,000
William P. Tai..........    266,470       --       --         --        --         --        --        266,470

  Holders of shares of preferred stock are entitled to registration rights in respect of the common stock issued or issuable upon conversion thereof. See "Description of Capital Stock--Registration Rights" beginning on page 64.

  The following members of our board of directors are affiliated with the investors set forth above in the manner prescribed below:

  William Stensrud, a member of our board of directors, is a general partner of Enterprise Partners. William Tai, a member of our board of directors, is a general partner and managing director of Institutional Venture Partners and, from September 1991 until July 1997, he was affiliated with Walden. William Tai or his immediate family members may be deemed the beneficial owners of shares held by WT Technology. Peter Morris, a member of our board of directors, is a general partner of New Enterprise Associates. Daniel Carroll, a member of our board of directors, is a managing director of Newbridge Capital. Farrokh Billimoria, a member of our board of directors, is a general partner with Sprout Group.

Agreements with Executive Officers and Directors

  In January 1999 we issued a loan in the amount of $60,000 to Jonathan Beizer, our Chief Financial Officer and President-U.S. Including interest, Mr. Beizer was never in debt to us for more than $62,277. The loan, and all accrued interest, was paid off by December 31, 1999. The interest rate charged on the loan was 5%.

  We have entered into employment arrangements with our executive officers. See "Management--Employment Contracts, Termination of Employment Agreements and Change in Control Arrangements" beginning on page 54.

  We have granted options and issued common stock to our executive officers and directors. In January 1996, we granted options to purchase 70,000 shares of our common stock at an exercise price of $0.15 per share to Mr. William Tai. In July 1999, we granted options to purchase 1,178,819 shares of our common stock at an exercise price of $0.15 per share to Mr. William Tai and options to purchase 1,178,819 shares of our common stock at an exercise price of $0.15 per share to Mr. William Stensrud. See "Management--Director Compensation" and "Principal Stockholders" beginning on pages 47 and 61 respectively.

  We have entered into an indemnification agreement with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification" beginning on page 56.

  We have entered into non-competition and confidentiality agreements with our officers.

  We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

  The table below sets forth information regarding the beneficial ownership of our common stock as of March 31, 2000, by the following individuals or groups:

  . each person or entity who is known by us to own beneficially more than five percent of our outstanding stock,

  .  each of the named executive officers,

  .  each of our directors, and

  .  all directors and executive officers as a group.

  Each stockholder's percentage ownership in the following table is based on 87,441,115 shares of common stock outstanding as of March 31, 2000, which includes shares of common stock issuable upon the conversion of all outstanding shares of preferred stock and the exercise of all outstanding warrants, other than warrants to purchase 636,043 shares of common stock, upon the closing of this offering, and treating as outstanding all options exercisable within 60 days of March 31, 2000 held by the particular stockholder and that are included in the first column. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option and the other assumptions set forth on page 5 hereof.

  Unless otherwise indicated, the principal address of each of the stockholders below is c/o iAsiaWorks, Inc., 2000 Alameda de las Pulgas, Suite 125, San Mateo, CA 94403. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                          Percentage of Shares
                                             Number of     Beneficially Owned
                                               Shares    ----------------------
                                            Beneficially   Prior to   After the
   Name and Address of Beneficial Owner        Owned     Offering (%) Offering
   ------------------------------------     ------------ ------------ ---------
Entities affiliated with Enterprise
 Partners(1)..............................   11,822,539      13.5
Entities affiliated with Institutional
 Venture Partners(2)......................   14,661,938      16.7
Entities affiliated with New Enterprise
 Associates(3)............................    7,784,841       8.9
Entities affiliated with Newbridge Capital
 Group(4).................................   18,678,166      21.3
Entities affiliated with Sprout Group(5)..    9,830,614      11.2
Entities affiliated with Walden
 International Investment Group(6)........    9,313,862      10.6
Entities affiliated with Zesiger Capital
 Group L.L.C.(7)..........................    5,973,187       6.8
JoAnn F. Patrick-Ezzell(8)................      747,124        *
Jonathan F. Beizer(9).....................      654,859        *
Suzanne S. Chu............................          --        --
David S. Holub............................          --        --
Daryl B. Horn(10).........................       33,125       --
Jacob D. Gale.............................          --        --
Robert Lee(11)............................      275,000        *
Peter T. Morris(3)........................    7,784,841       8.9
William R. Stensrud(12)...................   11,822,539      13.5
William P. Tai(2)(6)......................   20,214,786      23.0
Daniel A. Carroll(4)......................   18,678,166      21.3
Farrokh K. Billimoria(5)..................    9,830,614      11.2
All directors and executive officers as a
 group (12 persons)(13)...................   70,041,054      79.8

--------
  *  Less than 1%.

 (1) Includes 9,792,222 shares held by Enterprise Partners IV, L.P., and 851,498 shares held by Enterprise Partners IV Associates, L.P. Mr. William Stensrud is a General Partner of each of these stockholders, and as such may be deemed to be the beneficial owner of these shares. Mr. Stensrud disclaims beneficial ownership of these shares except for his pecuniary interest therein. Also includes options to purchase 1,178,819 shares of common stock held by Mr. Stensrud, which are exercisable within 60 days of March 31, 2000. Some of these shares are subject to repurchase rights by iAsiaWorks. The business address of Enterprise Partners is 7979 Ivanhoe Avenue, Suite 550, La Jolla, CA 92037.

 (2) Includes 10,645,446 shares held by Institutional Venture Partners VIII, L.P., 135,436 shares held by IVM Investment Fund VIII, L.L.C. 37,254 shares held by IVM Investment Fund VIII-A L.L.C., and 82,788 shares held by IVP Founders Fund I, L.P. William P. Tai is a general partner or managing director of funds managed by Institutional Venture Partners, and as such may be deemed to be the beneficial owner of these shares. Mr. Tai disclaims beneficial ownership of these shares except for his pecuniary interest therein. Also includes options to purchase 1,248,819 shares of common stock held by Mr. Tai, which are exercisable within 60 days of March 31, 2000, and 2,512,195 shares held by WT Technology, which Mr. Tai or his family members may be deemed to beneficially own. The business address of Institutional Venture Partners is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

 (3) Consists of 40,000 shares held by NEA Ventures 1995, and 7,744,841 shares held by New Enterprise Associates VI, Limited Partnership. Peter Morris is a general partner of NEA Ventures 1995 and New Enterprise Associates VI, Limited Partnership, and as such may be deemed to be the beneficial owner of these shares. Mr. Morris disclaims beneficial ownership of these shares except for his pecuniary interest therein. The business address of New Enterprise Associates is 2490 Sand Hill Road, Menlo Park, CA 94025.

 (4) Consists of 17,203,574 shares held by Newbridge Asia II, L.P., and 1,474,592 shares held by Tarrant Ventures Partners. Daniel Carroll holds a general partnership interest in Newbridge Asia II, L.P. The business address of Newbridge Asia II is 201 Main Street, Fort Worth, Texas.

 (5) Consists of 28,509 shares held by DLJ Capital Corporation for the benefit of an employee deferred compensation plan, 743,637 shares held by DLJ ESC II, L.P. for the benefit of an employee deferred compensation plan, 512,743 shares held by Sprout Venture Capital L.P. and 8,545,725 shares held by Sprout Capital VIII, L.P. Farrokh Billimoria is a general partner of Sprout Group Venture Capital and as such may be deemed to be the beneficial owner of these shares. Mr. Billimoria disclaims beneficial ownership of these shares except for his pecuniary interest therein. The business address of the Sprout Group is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, CA 94025.

 (6) Consists of 1,445,147 shares held by International Venture Capital Investment Corp., 1,351,709 shares held by PacVen Walden Ventures IV, L.P. and PacVen Walden Ventures IV Associates Fund, L.P., 2,357,060 shares held by Walden Capital Partners II, L.P., and 398,932 shares held by Walden Technology Ventures II, L.P. William P. Tai is a limited partner in the general partnership of funds managed by Walden, a shareholder in Walden International Investment Group, the manager of International Venture Capital Investment Corp. and PacVen Walden Ventures IV, L.P., and as such may be deemed to be the beneficial owner of these shares. Mr. Tai disclaims beneficial ownership of these shares except for his pecuniary interest therein. This amount also includes options to purchase 1,248,819 shares of common stock held by Mr. Tai, which are exercisable within 60 days of March 31, 2000, and 2,512,195 shares owned by WT Technology, which Mr. Tai or his family members may be deemed to beneficially own. The business address of Walden International Investment Group is 750 Battery Street, 7th Floor, San Francisco, CA 94111.

 (7) Includes 5,487,325 shares and warrants to purchase 485,862 shares of common stock for which Zesiger Capital Group, L.L.C. is a registered investment advisor with the Securities and Exchange Commission under the Investment Advisors Act of 1940. These shares are held in numerous investment advisory accounts and members accounts. Zesiger Capital Group, in its capacity as investment advisor, exercises sole voting and sole investment power over such shares. Zesiger Capital Group, L.L.C. disclaims beneficial ownership of these shares. The business address of Zesiger Capital Group is 320 Park Avenue, New York, NY 10022.

 (8) Consists of 747,124 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

 (9) Consists of 654,859 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

(10) Consists of 33,125 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

(11) Consists of 275,000 shares of common stock subject to options exercisable within 60 days of March 31, 2000.

(12) Consists of 1,178,819 shares of common stock subject to options exercisable within 60 days of March 31, 2000 as well as 10,643,720 shares held by entities affiliated with Enterprise Partners.

(13) Consists of 4,137,746 shares of common stock subject to options exercisable within 60 days of March 31, 2000, 2,512,195 shares held by WT Technology, 7,784,841 shares owned by entities affiliated with New Enterprise Associates, 10,643,720 shares owned by entities affiliated with Enterprise Partners, 10,900,924 shares held by entities affiliated with Institutional Venture Partners, 5,552,848 shares held by entities affiliated with Walden International Investment Group, 18,678,166 shares owned by entities affiliated with Newbridge Capital Group and 9,830,614 shares owned by entities affiliated with Sprout Group.

                          DESCRIPTION OF CAPITAL STOCK

  At the closing of this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of undesignated preferred stock, $0.001 par value, after giving effect to the amendment of our certificate of incorporation to delete references to the existing preferred stock following conversion of that stock. The following description of capital stock gives effect to the certificate of incorporation to be filed upon closing of this offering. Immediately following the closing of this offering, and assuming no exercise of the underwriters' over-allotment option, an aggregate
of        shares of common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

  The following description of our capital stock is subject to and qualified by our certificate of incorporation and bylaws and by the provisions of the applicable Delaware law.

Common Stock

  The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for dividends. See "Dividend Policy" on page 20. In the event of liquidation, dissolution or winding up of iAsiaWorks, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

  Our board of directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with any dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of outstanding voting stock. We have no present plans to issue any shares of or designate any series of preferred stock.

Warrants

  As of March 31, 2000, there were warrants outstanding to purchase a total of 636,043 shares of common stock issuable upon exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $1.50 per share expiring through May 2001.

Registration Rights

  Upon closing of the offering, the holders of an aggregate of approximately 77,001,376 shares of common stock and 636,043 shares of common stock issuable upon the exercise of outstanding warrants to purchase Series B preferred stock at an exercise price of $1.50 per share will be entitled to certain rights with respect to the registration of the shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration. Holders of these rights may also require us to file a registration statement under the Securities Act of 1933 at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect the registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

  Our certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. For additional information on our preferred stock, see "--Preferred Stock" on page 64. The certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by written consent. In addition, the certificate of incorporation and bylaws do not permit our stockholders to call a special meeting of stockholders. Only our Chief Executive Officer, President, Chairman of the Board or a majority of the board of directors are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the board of directors is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to our Secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the Chairman has the authority to adjourn any meeting called by the stockholders. The bylaws also require a supermajority vote of members of the board of directors and/or stockholders to amend some bylaw provisions. These provisions of our certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of iAsiaWorks. These provisions also may have the effect of preventing changes in our management. See "Risk Factors--Provisions of our certificate of incorporation and bylaws may make changes of control difficult" beginning on page 13.

  We are subject to Section 203 of the Delaware General Corporation Law, that, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless:

  . prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

    .  by persons who are directors and also officers; and

    . by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines "business combination" to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is       .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

  Upon the closing of this offering, we will have              shares of common
stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 87,033,303 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

                                              Approximate
                                                Shares
                                               Eligible
                                              for Future
 Relevant Dates                                  Sale*    Comment
 --------------                               ----------- -------
 On the date of this prospectus..............             Shares sold in this
                                                          offering.

 90 days after the date of this prospectus...             Shares tradeable under
                                                          Rules 144 and 701.

 180 days after the date of this prospectus..             All shares subject to
                                                          lock-up released; shares
                                                          tradeable under Rule 144
                                                          and 701.

--------
* Assumes no exercise of the Underwriters' option to purchase additional shares in the offering.

Lock-up Agreements

  We have agreed, and each of our officers, directors, employees and substantially all of our securityholders have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of our common stock, or any of our securities that are substantially similar to the common stock, including but not limited to any securities convertible into or exchangeable for, or represent the right to receive shares of our common stock or any such securities, for a period of 180 days after the date of this prospectus; except that in the case of our securityholders, if they acquire less than 10,000 shares of common stock following the date of the final prospectus, then such shares will be exempt from the above lock-up restrictions. Transfers or dispositions can be made sooner:

  .  with prior written consent of Goldman, Sachs & Co.;

  .  as a bona fide gift; or

  . to any trust for the benefit of any officer, director or security holder or his or her immediate family.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or a group of persons whose shares are required to be aggregated), including any of our affiliates, who has beneficially owned shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of our common stock then outstanding, which
     will equal approximately        shares immediately after this offering;
     or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed on Form 144 with the Securities and Exchange Commission.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner then an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k)" shares may be sold immediately upon the completion of this offering.

Rule 701

  In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory share plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some restrictions, including the holding period, contained in Rule 144.

  The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates", as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

Stock Options

  As of March 31, 2000, options to purchase a total of 15,887,389 shares of common stock were outstanding, 4,112,079 of which were then exercisable. We intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. Accordingly, shares of common stock underlying these options will be eligible for sale in the public markets, subject to vesting restrictions or the lock-up agreement described above. See "Benefit Plans" beginning on page 50.

Registration Rights

  Following this offering, under specified circumstances and subject to customary conditions, holders of 77,001,376 shares of our outstanding common stock and 636,043 shares of our common stock issuable upon the exercise of outstanding warrants will have certain demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares of common stock under the Securities Act, and certain rights to participate in any future registration of securities by us. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock--Registration Rights" beginning on page 64.

                                  UNDERWRITING

  iAsiaWorks and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are the representatives of the underwriters.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   Goldman, Sachs & Co. .......................................
   Morgan Stanley & Co. Incorporated ..........................
   Salomon Smith Barney Inc. ..................................
                                                                      ----
     Total.....................................................

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will separately purchase shares in approximately the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by iAsiaWorks. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option
to purchase    additional shares.

                          Paid by iAsiaWorks
                          ------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
     Total............................................    $            $

  Shares sold by the underwriters to the public initially will be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $   per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

  iAsiaWorks, its directors, officers, employees and principal stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

  Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated between iAsiaWorks and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be historical performance, estimates of the business potential and earnings prospects of iAsiaWorks, an assessment of iAsiaWorks' management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  iAsiaWorks' has applied for quotation of the common stock on the Nasdaq National Market under the symbol "IAWK."

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-sale covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  At the request of iAsiaworks, the underwriters are reserving up to shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program.
iAsiaWorks has also requested that the underwriters reserve up to    shares of
common stock for sale, at the initial public offering price, to certain strategic partners. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

  Morgan Stanley Dean Witter Equity Fund, Ltd., an affiliate of Morgan Stanley & Co. Incorporated, holds 938,061 shares of our Series D preferred stock, which will convert into 983,061 shares of our common stock upon closing of this offering. Salomon Smith Barney Inc. holds 266,098 shares of our Series D preferred stock and 1,100,000 shares of our Series B preferred stock, which will convert, in aggregate, into 1,820,869 shares of our common stock upon closing of this offering.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  iAsiaWorks estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $    .

  iAsiaWorks has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                             VALIDITY OF SECURITIES

  The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California and for the underwriters by Sullivan & Cromwell, New York, NY. Brobeck, Phleger & Harrison LLP and persons affiliated with it beneficially own an aggregate of 36,864 shares of our common stock and hold options to purchase an additional 39,000 shares of common stock.

                                    EXPERTS

  The consolidated financial statements of iAsiaWorks, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of AT&T EasyLink Services Asia/Pacific Limited (subsequently renamed as iAsiaWorks (HK) Limited) as of December 31, 1998 and November 30, 1999 and for the year ended December 31, 1998 and for the eleven months ended November 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Hong Kong, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act a registration statement on Form S-1 relating to the common stock offered. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and the shares we are offering pursuant to this prospectus you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other document filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. The address of this Web site is http://www.sec.gov.

  We intend to furnish holders of our common stock with annual reports containing, among other information, audited consolidated financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed consolidated financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

  We maintain a web site at http://www.iasiaworks.com. Information contained in our web site is not a prospectus and does not constitute a part of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
iAsiaWorks, Inc.
  Report of Independent Accountants........................................ F-2
  Consolidated Balance Sheets.............................................. F-3
  Consolidated Statements of Operations.................................... F-4
  Consolidated Statements of Stockholders' Deficit......................... F-5
  Consolidated Statements of Cash Flows.................................... F-6
  Notes to Consolidated Financial Statements............................... F-7
Pro Forma Combined Financial Statements
  Overview................................................................. F-27
  Unaudited Pro Forma Combined Statement of Operations..................... F-28
AT&T Easy Link Services Asia/Pacific Limited
  Report of Independent Accountants........................................ F-29
  Balance Sheets........................................................... F-30
  Statements of Operations................................................. F-31
  Statements of Changes in Deficit on Owner's Equity....................... F-32
  Statements of Cash Flows................................................. F-33
  Notes to Financial Statements............................................ F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of iAsiaWorks, Inc.

    The reincorporation described in Note 14 to the consolidated financial statements has not been consumated at the date of our opinion. When the reincorporation has been consumated, we will be in a position to furnish the following report, assuming that from April 14, 2000 to the date of such reincorporation, no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosures therein:

  "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of iAsiaWorks, Inc. and its subsidiaries (the Company) at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

  PricewaterhouseCoopers LLP

  San Jose, California
  April 14, 2000, except for Note 14 as to which the date is       , 2000

                                IASIAWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                     Pro Forma
                                                                   Stockholders'
                                                 December 31,        Equity at
                                               ------------------  December 31,
                                                 1998      1999        1999
                                               --------  --------  -------------
                                                                    (unaudited)
                                                                     (Note 2)
                   ASSETS
Current assets:
  Cash and cash equivalents..................  $  2,654  $ 42,222
  Marketable securities......................     4,433       --
  Restricted cash............................       186        50
  Accounts receivable, less allowance for
   doubtful accounts of $228 and $554........       414     2,735
  Prepaids and other current assets..........       661       679
                                               --------  --------
   Total current assets......................     8,348    45,686
Property and equipment, net..................     2,127     5,585
Goodwill, intangibles and other assets.......       321    40,345
                                               --------  --------
   Total assets..............................  $ 10,796  $ 91,616
                                               ========  ========
  LIABILITIES, CONVERTIBLE PREFERRED STOCK
          AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable...........................  $  1,238  $  3,178
  Accrued liabilities........................       273     1,516
  Deferred revenue...........................       115       275
  Current portion of capital lease
   obligations...............................       --         56
  Current portion of long-term debt..........       216       397
                                               --------  --------
   Total current liabilities.................     1,842     5,422
Capital lease obligations....................       --        234
Long-term debt...............................       677       201
                                               --------  --------
                                                  2,519     5,857
                                               --------  --------
Convertible preferred stock:
  Convertible preferred stock; 83,100,000
   shares authorized, $0.001 par value;
   31,099,614 and 73,416,854 shares issued
   and outstanding in 1998 and 1999,
   respectively; no shares pro forma
   (unaudited) (Liquidation value:
   $109,646,680).............................    26,712   114,699    $    --
                                               --------  --------
Commitments and contingencies (Notes 10 and
 13)
Stockholders' deficit:
  Common stock, $0.001 par value, 109,100,000
   shares authorized; 1,006,395 and 8,747,625
   shares issued and outstanding in 1998 and
   1999, respectively; 85,206,037 shares
   issued and outstanding, pro forma
   (unaudited)...............................         1         9          85
  Additional paid-in capital.................     2,716    19,032     133,655
  Deferred stock-based compensation..........    (1,237)  (13,242)    (13,242)
  Accumulated other comprehensive loss.......      (419)     (900)       (900)
  Accumulated deficit........................   (19,496)  (33,839)    (33,839)
                                               --------  --------    --------
   Total stockholders' equity (deficit)......   (18,435)  (28,940)   $ 85,759
                                               --------  --------    ========
   Total liabilities, convertible preferred
    stock and stockholders' deficit..........  $ 10,796  $ 91,616
                                               ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                IASIAWORKS, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (in thousands, except per share data)

                                                  Years Ended December 31,
                                                 -----------------------------
                                                   1997      1998      1999
                                                 --------  --------  ---------
Revenue:
  Internet access and related services.......... $  1,597  $  3,490  $   5,384
  Hosting, co-location and other managed
   services.....................................      --        --         245
                                                 --------  --------  ---------
    Total revenue...............................    1,597     3,490      5,629
Cost of revenue:
  Cost of Internet access and related services..    2,199     4,621      5,417
                                                 --------  --------  ---------
  Cost of hosting, co-location and other managed
   services.....................................      --        --         401
                                                 --------  --------  ---------
    Total cost of revenue.......................    2,199     4,621      5,818
                                                 --------  --------  ---------
    Gross margin................................     (602)   (1,131)      (189)
                                                 --------  --------  ---------
Operating expenses:
  Network operations and support (excluding
   stock-based compensation of $0, $20 and $454
   in 1997, 1998 and 1999, respectively)........    1,538     1,628      1,539
  Sales and marketing (excluding stock-based
   compensation of $0, $4 and $130 in 1997, 1998
   and 1999, respectively)......................    2,391     1,471      2,372
  General and administrative (excluding stock-
   based compensation of $0, $196 and $3,486 in
   1997, 1998 and 1999, respectively) ..........    1,935     2,203      3,511
  Amortization of intangible assets.............      --        --         298
  Stock-based compensation......................      --        220      4,070
                                                 --------  --------  ---------
    Total operating expenses....................    5,864     5,522     11,790
                                                 --------  --------  ---------
Loss from operations............................   (6,466)   (6,653)   (11,979)
Interest income.................................      353       238        288
Interest expense................................     (110)     (388)      (384)
Other income (expense), net.....................       (2)      (18)        19
                                                 --------  --------  ---------
Loss before provision for income taxes..........   (6,225)   (6,821)   (12,056)
Provision for income taxes......................       11         2        --
                                                 --------  --------  ---------
Net loss........................................   (6,236)   (6,823)   (12,056)
Dividend accretion on preferred stock...........   (1,376)   (1,814)    (2,287)
                                                 --------  --------  ---------
Net loss attributable to common stockholders....   (7,612)   (8,637)   (14,343)
Other comprehensive loss:
  Change in unrealized gain (loss) on marketable
   securities...................................      --          4         (4)
  Change in foreign currency translation
   adjustments..................................     (560)      139       (477)
                                                 --------  --------  ---------
Comprehensive loss.............................. $ (8,172) $ (8,494) $ (14,824)
                                                 ========  ========  =========
Net loss per share attributable to common
 stockholders, basic and diluted................ $ (14.10) $ (10.29) $   (4.87)
                                                 ========  ========  =========
Shares used in computing net loss per share
 attributable to common stockholders, basic and
 diluted........................................      540       839      2,945
                                                 ========  ========  =========
Pro forma net loss per share attributable to
 common stockholders, basic and diluted
 (unaudited)....................................                     $   (0.36)
                                                                     =========
Shares used in computing pro forma net loss per
 share attributable to common stockholders,
 basic and diluted (unaudited)(Note 2)..........                        39,530
                                                                     =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               IASIAWORKS, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (in thousands, except share data)

                                                                     Accumulated
                            Common Stock   Additional   Deferred        Other                     Total
                          ----------------  Paid-in    Stock-based  Comprehensive Accumulated Stockholders'
                           Shares   Amount  Capital   Comprehensive     Loss        Deficit      Deficit
                          --------- ------ ---------- ------------- ------------- ----------- -------------
Balance at January 1,
1997....................    540,000  $  1   $    13     $    --        $   (2)     $ (3,247)    $ (3,235)
Change in foreign
currency translation
adjustment..............        --    --        --           --          (560)          --          (560)
Dividend accretion on
preferred stock.........        --    --        --           --           --         (1,376)      (1,376)
Net loss................        --    --        --           --           --         (6,236)      (6,236)
                          ---------  ----   -------     --------       ------      --------     --------
Balance at December 31,
1997....................    540,000     1        13          --          (562)      (10,859)     (11,407)
Issuance of common stock
warrants in connection
with Series C preferred
stock...................        --    --      1,208          --           --            --         1,208
Issuance of shares of
common stock upon
exercise of options.....    466,395   --         38          --           --            --            38
Deferred compensation
expense in connection
with issuances of stock
options.................        --    --      1,457       (1,457)         --            --           --
Amortization of deferred
compensation............        --    --        --           220          --            --           220
Change in unrealized
gain on marketable
securities..............        --    --        --           --             4           --             4
Change in foreign
currency translation
adjustment..............        --    --        --           --           139           --           139
Dividend accretion on
preferred stock.........        --    --        --           --           --         (1,814)      (1,814)
Net loss................        --    --        --           --           --         (6,823)      (6,823)
                          ---------  ----   -------     --------       ------      --------     --------
Balance at December 31,
1998....................  1,006,395     1     2,716       (1,237)        (419)      (19,496)     (18,435)
Issuance of common stock
warrants in connection
with bridge financing...        --    --        149          --           --            --           149
Issuance of shares of
common stock upon
exercise of options.....    182,392   --         24          --           --            --            24
Issuance of shares of
common stock upon
exercise of warrants....  7,558,838     8        68          --           --            --            76
Deferred compensation
expense in connection
with issuances of stock
options.................        --    --     16,075      (16,075)         --            --           --
Amortization of deferred
compensation............        --    --        --         4,070          --            --         4,070
Change in unrealized
gain on marketable
securities..............        --    --        --           --            (4)          --            (4)
Change in foreign
currency translation
adjustment..............        --    --        --           --          (477)          --          (477)
Dividend accretion on
preferred stock.........        --    --        --           --           --         (2,287)      (2,287)
Net loss................        --    --        --           --           --        (12,056)     (12,056)
                          ---------  ----   -------     --------       ------      --------     --------
Balance at December 31,
1999....................  8,747,625  $  9   $19,032     $(13,242)      $ (900)     $(33,839)    $(28,940)
                          =========  ====   =======     ========       ======      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                IASIAWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Cash flows from operating activities:
  Net loss......................................... $(6,236) $(6,823) $(12,056)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization..................     368      654     1,234
    Stock-based compensation.......................     --       220     4,070
    Warrant accretion..............................     --       158       149
    Provision for doubtful accounts................     189      260       325
    Loss on sale of property and equipment.........       1       42         8
    Changes in operating assets and liabilities:
      Accounts receivable..........................    (714)    (301)     (898)
      Prepaids and other assets....................    (872)     (29)      234
      Accounts payable and accrued liabilities.....      85      815     1,009
      Deferred revenue.............................      76       38       159
                                                    -------  -------  --------
        Net cash used in operating activities......  (7,103)  (4,966)   (5,766)
                                                    -------  -------  --------
Cash flows from investing activities:
  Purchase of property and equipment...............    (842)  (1,093)   (3,326)
  Change in marketable securities..................   1,435   (3,379)    4,433
  Proceeds on sale of assets.......................       1       27       180
  Business acquisition, net of cash acquired.......     --       --    (41,446)
  Change in restricted cash and deposits...........     --        (2)       48
                                                    -------  -------  --------
        Net cash provided by (used in) investing
         activities................................     594   (4,447)  (40,111)
                                                    -------  -------  --------
Cash flows from financing activities:
  Proceeds from issuance of common stock...........     --        38       100
  Proceeds from issuance of preferred stock and
   preferred stock warrants, net...................   1,151    9,749    85,700
  Proceeds from (repayments of) long-term debt.....     --     1,105      (287)
                                                    -------  -------  --------
        Net cash provided by financing activities..   1,151   10,892    85,513
                                                    -------  -------  --------
Effect of exchange rate changes on cash............    (212)     (28)      (68)
Net increase (decrease) in cash and cash
 equivalents.......................................  (5,570)   1,451    39,568
Cash and cash equivalents at beginning of year.....   6,773    1,203     2,654
                                                    -------  -------  --------
Cash and cash equivalents at end of year........... $ 1,203  $ 2,654  $ 42,222
                                                    =======  =======  ========
Supplemental cash flow disclosures:
  Cash paid during the year for:
    Interest....................................... $   --   $   300  $    219
                                                    =======  =======  ========
    Taxes.......................................... $    12  $    11  $      2
                                                    =======  =======  ========
Disclosure of noncash activities:
  Assets acquired under capital lease.............. $   --   $   --   $    369
                                                    =======  =======  ========
  Dividend accretion on preferred stock............ $(1,376) $(1,814) $ (2,287)
                                                    =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                IASIAWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY:

    iAsiaWorks, Inc. was incorporated in August 1995 as AUNET Corporation. In December 1999, the Company changed its name to iAsiaWorks, Inc. The Company offers a broad range of Internet solutions that allow business customers to build or extend their presence across multiple markets in the Asia-Pacific region. These Internet solutions include high-speed, leased-line Internet access, hosting, co-location, managed services and other value added services.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of consolidation

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 Business risks and uncertainties

    The Company operates in the Internet services industry, which is characterized by intense competition, rapid technological advances and evolving regulatory requirements and industry standards. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on an industry that is new, characterized by rapid technological changes, fluctuations in end-user demands, evolving industry standards, competition, and risks associated with foreign currencies. Failure by the Company to anticipate or respond adequately to technological developments in its industry, changes in customer or supplier requirements or changes in regulatory requirements or industry standards could have a material adverse effect on the Company's business and operating results.

    The Company's operations are concentrated in the Asia-Pacific region and are subject to the laws, regulations and statutes of the countries in which it does business. Changes in, or new interpretations of, existing laws or regulations or other consequences of doing business outside the U.S. may have a material adverse effect on the Company's business and operating results. The Company operates in certain countries that maintain foreign currency exchange regulations that place restrictions on the flow of foreign funds into and out of those countries. The Company is required to comply with these regulations when entering into transactions in foreign currencies.

    The Company has generated net losses and negative cash flows since its inception and has relied primarily on equity financing to fund its operations and investing activity to date. Management forecasts that significant additional financing will be required to fund operating activities and anticipated capital expenditures. There can be no assurance that such financing will be available to the Company.

    During the Asian financial crisis which began in 1997, the economies of many countries in the Asia-Pacific region experienced economic contractions, a reduction in the availability of credit, increased interest rates, increased inflation, negative fluctuations in currency exchange rates, increased incidence of bankruptcies and increased unemployment. Recently, economic conditions in several Asian countries have improved; however, significant uncertainties still exist related to the economies in the Asia-Pacific region.

 Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                                IASIAWORKS, INC.

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Initial public offering

    In April 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the preferred stock as of December 31, 1999, will automatically convert into 76,458,412 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

 Concentration of credit risk

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in various financial institutions in the United States and Asia, principally in Hong Kong and Korea. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

    The Company extends credit to its customers, which are primarily comprised of small to medium sized private companies in the Asia-Pacific region. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of individual accounts.

 Foreign currency translation

    Assets and liabilities of foreign operations where the functional currency is the local currency are translated into U.S. dollars using the exchange rates at the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments have been included in stockholders' equity as a component of accumulated other comprehensive loss. Foreign currency transaction gains and losses are included in net loss.

 Financial instruments

    Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

    The Company considers all highly liquid investments with an original maturity at date of purchase of three months or less to be cash equivalents. Cash and cash equivalents includes cash on hand, money market funds, certificates of deposit and short-term commercial paper.

    The Company's marketable securities are categorized as available-for-sale securities, as defined by Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Unrealized holding gains and losses are reflected as a net

                               IASIAWORKS, INC.

amount in equity as a component of accumulated other comprehensive loss until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis.

    Available-for-sale securities at December 31, 1998 are summarized as follows (in thousands):

                                                              Unrealized Market
                                                        Cost    Gains    Value
                                                       ------ ---------- ------
      U.S. government obligations..................... $2,500    $  4    $2,504
      Corporate obligations...........................  1,929     --      1,929
                                                       ------    ----    ------
                                                       $4,429    $  4    $4,433
                                                       ======    ====    ======

    Each marketable security has a contractual maturity of one year or less. There were no marketable securities at December 31, 1999.

 Restricted cash

    In connection with a lease line arrangement with a telecommunications company, the Company is required to maintain certificates of deposit of $50,000.

 Property and equipment

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows:

      Equipment.................................................. 3 to 5 years
      Computers.................................................. 3 years
      Furniture and fixtures..................................... 5 to 10 years

    Leasehold improvements are amortized over their estimated useful lives, or the remaining lease term, whichever is shorter, using the straight-line method. Upon sale or retirement, the asset's cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in operations.

    Depreciation charges of $129,000, $376,000 and $ 844,000 are included in cost of revenues during the years ended December 31, 1997, 1998 and 1999, respectively.

 Goodwill and other intangible assets

    Intangible assets arose from the Company's acquisition of AT&T EasyLink Services Asia/Pacific Limited. Goodwill is being amortized on a straight-line basis over six years. Other intangible assets consist of acquired work force and customer lists, which are being amortized on a straight-line basis over their estimated useful lives of three years, respectively.

 Long-lived assets

    Long-lived assets and certain intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired,

                                IASIAWORKS, INC.

the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

 Revenue recognition

    The Company's revenues consist of contracts for Internet access and related services and monthly fees from customer use of Internet data center sites, managed services, and professional services and use of equipment and software provided by the Company. Currently, substantially all of the Company's revenue is derived from Internet access fees. Internet access, hosting and co-location revenues are generally billed and recognized ratably over the term of the contract, which is generally one year. Internet access related services include installation fees and equipment sales. Installation fees are typically deferred and recognized over the contract term, and equipment revenues are recognized when the equipment is delivered to the customer or placed into service at one of the Company's Internet data centers.

    Managed and other value-added services include administration, monitoring, security, data backup and consulting services. The Company recognizes revenue from maintenance fees for ongoing customer support ratably over the period of the maintenance contract. Payment for maintenance fees are generally made in advance and are non-refundable. Consulting revenue is generally billed on a time and materials basis, and is recognized as the consulting services are rendered.

 Income taxes

    The Company accounts for income taxes under the liability method whereby deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year the differences are expected to affect taxable income. A valuation allowance is provided, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

 Advertising costs

    The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was approximately $461,000, $371,000 and $303,000, respectively.

 Comprehensive income

    The Company has adopted the provisions of SFAS No. 130, Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components for general-purpose financial statements. Comprehensive income is defined as net income plus all revenues, expenses, gains and losses from non-owner sources that are excluded from net income in accordance with generally accepted accounting principles.

 Derivative instruments and hedging

    Beginning in March 2000, forward foreign exchange contracts have been entered into by the Company to hedge certain operational ("cash-flow" hedges) and balance sheet ("fair value" hedges) exposures resulting from changes in foreign currency exchange rates. Such exposures primarily

                                IASIAWORKS, INC.

result from portions of the Company's operations and assets that are denominated in currencies other than the U.S. dollar. Initially, the Company has used forward foreign exchange contracts to hedge against the Korean Won. These foreign exchange contracts are entered into to hedge anticipated cash funding and recorded accounts receivable made in the normal course of business, and accordingly, are not speculative in nature. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, the Company will hedge a portion of its foreign currency exposures anticipated over the ensuing twelve-month period.

    SFAS No. 133 requires that all derivatives, including foreign currency exchange contracts, be recognized on the balance sheet at fair value. Derivatives that are not hedges must be recorded at fair value through earnings. If a derivative is a hedge, and depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged currency is recognized in earnings. The ineffective portion of a derivative's change in fair value is to be immediately recognized in earnings.

    Beginning in 2000, the Company will record its foreign currency exchange contracts at fair value in its consolidated balance sheet as accrued and other current liabilities and the related gains or losses on these contracts will be deferred as a component of other comprehensive income. These deferred gains and losses will be reflected in operations in the period in which the underlying anticipated transaction occurs. Unrealized gains and losses resulting from the impact of currency exchange rate movements on forward foreign exchange contracts designated to offset certain non-U.S. dollar denominated assets will be recognized as other income or expense in the period in which the exchange rates change and offset the foreign currency losses and gains on the underlying exposures being hedged.

 Stock-based compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's common stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between the compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 7. The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Net loss per share

    Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period. However, because the

                                IASIAWORKS, INC.

Company generated net losses in all periods presented, potential common stock, comprised of incremental shares of common stock issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are not included in diluted net loss per share attributable to common stockholders because such shares are anti-dilutive.

    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share data):

                                                     Year Ended December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
      Numerator
        Net loss attributable to common
         stockholders..............................  $(7,612) $(8,637) $(14,343)
                                                     =======  =======  ========
      Denominator
        Shares used in computing net loss per share
         attributable to common stockholders, basic
         and diluted...............................      540      839     2,945
                                                     =======  =======  ========
        Net loss per share attributable to common
         stockholders, basic and diluted...........  $(14.10) $(10.29) $  (4.87)
                                                     =======  =======  ========

    The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the period indicated (in thousands):

                                    Year Ended December
                                            31,
                                    --------------------
                                     1997   1998   1999
                                    ------ ------ ------
      Weighted average effect of
       common stock equivalents
        Options to purchase common
         stock....................   1,658  2,504  7,890
        Shares resulting from the
         conversion of:
          Series A preferred
           stock..................  13,500 13,500 13,500
          Series A1 preferred
           stock..................   1,010  1,010  1,010
          Series B preferred
           stock..................   9,311  9,587  9,638
          Series C preferred
           stock..................     --   3,918  9,807
          Series D preferred
           stock..................     --     --   2,630
        Warrants to purchase
         preferred stock..........   1,242  1,651  1,385
        Warrants to purchase
         common stock.............     --   3,433  6,865
                                    ------ ------ ------
                                    26,721 35,603 52,725
                                    ====== ====== ======

 Pro forma net loss per share (unaudited)

    Pro forma net loss per share attributable to common stockholders for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of convertible preferred stock into common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later.

                                IASIAWORKS, INC.

    The following table sets forth the computation of pro forma basic and diluted net loss per share (in thousands, except per share amounts):

                                                                    Year Ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
                                                                   (unaudited)
      Numerator
        Net loss attributable to common stockholders..............   $(14,343)
                                                                     ========

      Denominator
        Weighted average shares used in computing basic and
         diluted net loss per share attributable to common
         stockholders.............................................      2,945
        Adjustment to reflect assumed conversion of all preferred
         stock from date of issuance..............................     36,585
                                                                     --------
        Shares used in computing pro forma basic and diluted net
         loss per share attributable to common stockholders.......     39,530
                                                                     ========
      Basic and diluted pro forma net loss per share attributable
       to common stockholders.....................................   $  (0.36)
                                                                     ========

 Reclassifications

    Certain prior year balances have been reclassified to conform with the current year's presentation. These reclassifications had no impact on total assets or net loss.

 Recently issued accounting pronouncements

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company is evaluating the possible impact, if any, that SFAS No. 133 may have on its financial statements.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition, which provides guidance on the recognition, presentation and disclosure on revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes that its current revenue recognition policy is in compliance with SAB 101.

NOTE 3--ACQUISITION:

    Effective December 14, 1999, the Company acquired all outstanding shares of AT&T EasyLink Services Asia/Pacific Limited ("EasyLink"), a company based in Hong Kong which provides Internet services. The acquisition has been accounted for using the purchase method of accounting. The total purchase consideration was $42,030,000, consisting of cash of $42,000,000 and acquisition costs of approximately $30,000. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date.

                                IASIAWORKS, INC.

The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill. The fair value of net assets acquired was determined using a combination of the cost and market approach by an independent appraiser. The allocation of the purchase price is summarized below (in thousands):

      Assembled workforce............................................... $   580
      Customer list.....................................................   2,074
      Net assets acquired...............................................   1,775
      Goodwill..........................................................  37,601
                                                                         -------
        Total purchase price............................................ $42,030
                                                                         =======

    The following unaudited pro forma summary financial information reflects the consolidated results of operations of the Company for the year ended December 31, 1999 as if the acquisition of EasyLink had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments. The unaudited pro forma summary financial information has been prepared for comparative purposes only and does not purport to be indicative of what the Company's operating results would have been had the acquisition actually taken place on January 1, 1999, and may not be indicative of future operating results (in thousands, except per share date):

                                                                    Year Ended
                                                                   December 31,
                                                                       1999
                                                                   ------------
      Net revenue................................................    $ 15,859
      Loss from operations.......................................     (19,981)
      Net loss attributable to common stockholders...............     (22,132)
      Basic and diluted net loss per share attributable to common
       stockholders..............................................    $  (7.52)

NOTE 4--BALANCE SHEET ACCOUNTS:

    Property and equipment consist of the following (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1998     1999
                                                                -------  ------
      Equipment................................................ $ 2,291  $5,320
      Computers................................................     491   1,477
      Furniture and fixtures...................................      84     239
      Leasehold improvements...................................     174     312
                                                                -------  ------
        Total property and equipment...........................   3,040   7,348
      Less: Accumulated depreciation and amortization..........    (913) (1,763)
                                                                -------  ------
                                                                $ 2,127  $5,585
                                                                =======  ======

                                IASIAWORKS, INC.

    Goodwill, intangibles and other assets consist of the following (in thousands):

                                                                 December 31,
                                                                 ------------
                                                                 1998  1999
                                                                 ---- -------
      Assembled workforce....................................... $--  $   580
      Customer list.............................................  --    2,074
      Goodwill..................................................  --   37,601
      Other assets..............................................  321     388
                                                                 ---- -------
                                                                  321  40,643
      Less: accumulated amortization attributable to goodwill
       and intangibles..........................................  --     (298)
                                                                 ---- -------
                                                                 $321 $40,345
                                                                 ==== =======

    Accrued liabilities consist of the following (in thousands):

                                                                 December 31,
                                                                 ------------
                                                                 1998  1999
                                                                 ---- -------
      Accrued payments to vendors............................... $224 $ 1,146
      Accrued payroll benefits..................................   49     340
      Other.....................................................  --       30
                                                                 ---- -------
                                                                 $273 $ 1,516
                                                                 ==== =======

NOTE 5--LONG-TERM DEBT:

    In November 1997, the Company entered into a loan and security agreement (the "loan facility"). The loan and security agreement had a total capacity of $6,000,000 and converted to term debt in December 31, 1998. Borrowings under the loan facility bear interest at 11.81% per annum with principal and interest payable monthly for 42 months. The final payment includes a terminal payment equal to 15.0% of the original principal amount of the loan. The effective interest rate, including the per annum interest payment and terminal payment, equals 18.16%. Substantially all of the Company's assets are pledged as collateral and the Company is required to comply with certain restrictive covenants including a restriction on dividend payments. In connection with the loan facility, the Company issued the lender warrants to purchase 450,000 shares of Series B preferred stock with an exercise price of $1.50 (see Note
8).

    Long-term debt consists of the following (in thousands):

      Note payable bearing interest @ 18.16%, principal and interest payable monthly through July 2001.............................. $ 233
      Note payable bearing interest @ 18.16%, principal and interest
       payable monthly through July 2001..............................   365
                                                                       -----
                                                                         598
      Less: current portion...........................................  (397)
                                                                       -----
                                                                       $ 201
                                                                       =====

    Principal payments on long-term debt are as follows at December 31, 1999
(in thousands):

      2000............................................................ $ 397
      2001............................................................   201
                                                                       -----
                                                                       $ 598
                                                                       =====

                                IASIAWORKS, INC.

NOTE 6--CONVERTIBLE PREFERRED STOCK:

    Under the Company's articles of incorporation, as amended, the Company's convertible preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences, and terms of each series.

    Convertible preferred stock consists of the following series at December 31, 1999:

                                                          Common
                                                          Shares
                                                         Reserved
                                            Issued and     for
                                 Authorized Outstanding Conversion Liquidation
                                 ---------- ----------- ---------- -----------
Series A........................ 13,500,000 13,500,000  13,500,000 $  3,375,000
Series A-1......................  1,010,000  1,010,000   1,010,000      505,000
Series B........................  7,842,501  7,357,002  10,398,560   11,035,503
Series C........................ 10,000,000  9,807,047   9,807,047    9,807,047
Series D........................ 43,000,000 41,742,805  41,742,805   84,924,130
Undesignated....................  7,747,499        --          --           --
                                 ---------- ----------  ---------- ------------
                                 83,100,000 73,416,854  76,458,412 $109,646,680
                                 ========== ==========  ========== ============

    In October 1996, the Company issued 5,999,333 shares of Series B preferred stock raising gross proceeds of approximately $9.0 million. Additionally, in April 1997, the Company completed the second closing of the Series B convertible preferred stock financing. The Company issued 783,234 shares of Series B convertible preferred stock at $1.50 per share for gross cash proceeds of $1,174,851.

    In August 1998, the Company completed the issuance of its Series C preferred stock financing. The Company issued 9,807,047 shares of Series C convertible preferred stock and warrants to purchase 8,535,765 shares of common stock (Note 8) at an aggregate unit price of $1.00 per share raising gross cash proceeds of $9,807,407.

    In December 1999, the Company issued 40,752,712 shares of Series D convertible preferred stock at approximately $2.03 per share for gross cash proceeds of $82,909,808. In August 1999, the Company obtained a $2.0 million bridge loan from certain investors, which was converted into 990,093 shares of Series D preferred stock at the time of the Series D financing.

 Dividends

    The holders of shares of Series A, A1, B, C and D convertible preferred stock are entitled to receive non-cumulative dividends, when and if declared by the Board of Directors, at a rate of $0.015, $0.03, $0.09, $0.06 and $0.12 per share, respectively, per annum, prior and in preference to any declaration or payment of any dividend on the common stock of the Company. No dividends or other distributions may be made with respect to Series A, A1, B or C shareholders until all such dividends have been paid or set apart for payment to Series D shareholders.

    As of December 31, 1999, no dividends on convertible preferred stock or common stock have been declared.

 Liquidation

    In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the holders of Series D convertible preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, Series A, Series A1, Series B and Series C convertible preferred stock, an amount per share

                                IASIAWORKS, INC.

equal to approximately $2.03 for each share of Series D convertible preferred stock plus declared but unpaid dividends. Upon payment in full of the liquidation preference on the Series D convertible preferred stock, the holders of Series C convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, Series A, Series A1 and Series B convertible preferred stock, an amount per share equal to $1.00 for each outstanding share of Series C convertible preferred stock plus declared but unpaid dividends. Upon payment in full of the liquidation preference on the Series C convertible preferred stock, the holders of Series B convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A and Series A1 Stock an amount per share equal to $1.50, plus declared but unpaid dividends. Upon payment in full of the liquidation preference on the Series B convertible preferred stock, the holders of Series A and Series A1 convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock an amount per share equal to $0.25 and $0.50, respectively, plus declared but unpaid dividends.

    If the assets and funds thus distributed among the holders of Series D convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire amount of the assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series D preferred stock. If after the holders of Series D convertible preferred stock have received their preference amounts and the assets and funds thus distributed among the holders of Series C convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire amount of the remaining assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series C convertible preferred stock. If after the holders of Series C convertible preferred stock have received their preference amounts and the assets and funds thus distributed among the holders of Series B convertible preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire amount of the remaining assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series B convertible preferred stock. If after payment of the Series D, Series C and Series B preferential amounts, the assets and fund are insufficient to permit the payment of the full preferential amount to the holders of Series A and Series A1 convertible preferred stock, then the entire amount of the remaining assets and funds of the Company legally available for distribution shall be distributed ratably to the holders of Series A and Series A1 convertible preferred stock. After payment has been made to the holders of convertible preferred stock in the full preferential amounts set forth above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of convertible preferred stock and the holders of common stock.

 Mergers

    A merger, reorganization, or sale of all, or substantially all, of the assets of the Company in which the shareholders of the Company immediately prior to the transactions possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up.

 Voting

    The holder of each share of Series A, Series A1, Series B, Series C and Series D convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock

                                IASIAWORKS, INC.

into which such shares of convertible preferred stock could be converted except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the common stock.

 Conversion

    Each share of Series A, Series A1, Series B, Series C and Series D convertible preferred stock is convertible, at the option of the holder, into the number of fully paid and nonassessable shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and the per share conversion value of Series A, Series A1, Series B, Series C and Series D convertible preferred stock is $0.25, $0.50, $1.061, $1.00 and $2.03, respectively, subject to adjustments. Conversion is automatic at the then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which the public offering price equals or exceeds $6.50 per share and the aggregate proceeds raised equal or exceed $20,000,000.

 Redemption

    Shares of Series A, Series A1, Series B and Series C convertible preferred stock are redeemable if the Company has not completed an initial public offering by January 1, 2002 involving an aggregate offering price to the public of $20,000,000 with an offering price of $4.00 per share upon notification of a majority of the preferred stockholders. The redemption price with respect to Series A, Series A1, Series B, Series C and Series D convertible preferred stock is equal to approximately $0.25, $0.50, $1.50, $1.00 and $2.03, respectively, plus all declared but unpaid dividends including an amount equal to a 10% annual dividend of the convertible preferred stock purchase price.

    The Company recorded $1,376,000, $1,814,000 and $2,287,000 in accreted dividends relating to the convertible preferred stock for the years ended December 31, 1997, 1998 and 1999, respectively. In connection with the issuance of Series D preferred stock in December 1999, the stockholders agreed to terminate the redemption rights and related dividend of the Series A, Series A1, Series B and Series C convertible preferred stock.

NOTE 7--STOCK OPTION PLAN:

    The Company has a stock plan (the "Plan") under which 16,668,612 shares of the Company's common stock have been reserved for the grant of stock options to employees, directors, or consultants under terms and provisions established by the Board of Directors. Under terms of the Plan, incentive options may be granted to employees and nonstatutory options may be granted to employees and non-employees, at prices not less then 100% and 85%, respectively, of the fair market value of the Company's common stock at the date of grant, as determined by the Board of Directors. If the employees or non-employees own stock representing more than 10% of the voting power of all classes of stock of the Company or a parent or subsidiary of the Company, the price of the options granted must equal at least 110% of the fair market value of the common shares on the date of the grant. Stock options granted under the Plan, which have a term of 10 years, generally become exercisable over a four year period with 25% of the options becoming exercisable one year after the grant and the remainder ratably each month over 36 months.

                                IASIAWORKS, INC.

    A summary of the activity under the Company's stock option plan during the three years ended December 31, 1999 and information with respect to stock options that have been granted is as follows:

                                                    Options Outstanding
                                               --------------------------------
                                                                       Weighted
                                    Shares                             Average
                                   Available     Number    Aggregate   Exercise
                                   for Grant   of Shares     Price      Price
                                  -----------  ----------  ----------  --------
Balances at January 1, 1997......   1,246,000   1,154,000  $   92,200   $0.08
  Options granted................  (1,227,000)  1,227,000     184,050    0.15
  Options cancelled..............      80,000     (80,000)    (12,000)   0.15
                                  -----------  ----------  ----------
Balances at December 31, 1997....      99,000   2,301,000     264,250    0.11
  Options authorized.............  11,768,612
  Options granted................  (3,668,945)  3,668,945     550,342    0.15
  Options exercised..............         --     (466,395)    (38,018)   0.08
  Options cancelled..............   1,265,605  (1,265,605)   (146,432)   0.12
                                  -----------  ----------  ----------
Balances at December 31, 1998....   9,464,272   4,237,945     630,142    0.15
  Options authorized.............   2,500,000
  Options granted................ (11,516,156) 11,516,156   1,848,103    0.16
  Options exercised..............         --     (182,392)    (23,703)   0.13
  Options cancelled..............   2,139,365  (2,139,365)   (320,342)   0.15
                                  -----------  ----------  ----------
Balances at December 31, 1999....   2,587,481  13,432,344  $2,134,200   $0.16
                                  ===========  ==========  ==========

    The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                                          Options Currently
                        Options Outstanding                  Exercisable
                 -------------------------------------  -----------------------
                                Weighted
                                 Average     Weighted                 Weighted
                                Remaining    Average                  Average
     Exercise      Number      Contractual   Exercise     Number      Exercise
      Price      Outstanding      Life        Price     Exercisable    Price
     --------    -----------   -----------   --------   -----------   --------
     $0.05          112,813    6.01 years     $0.05        107,354     $0.05
     $0.15       12,515,002    9.36 years     $0.15        991,428     $0.15
     $0.30          804,529    9.70 years     $0.30          5,000     $0.30
                 ----------                              ---------
                 13,432,344                              1,103,782
                 ==========                              =========

    The weighted average fair value of options granted during each of the years ended December 31, 1997, 1998 and 1999 was $0.04, respectively.

    The fair value of each option grant is estimated on the grant date using the minimum value method with the following assumptions:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
      Expected life (years).......................    5         5         5
      Risk-free interest rate.....................     6.02%     5.50%     5.55%
      Dividend yield..............................        0%        0%        0%

                                IASIAWORKS, INC.

    The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Had compensation cost for the Plan been determined based on the fair value at the grant date for awards during 1997, 1998 and 1999, consistent with the provisions of SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share would have been as follows (in thousands, except per share amounts):

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
      Net loss attributable to common
       stockholders...............................  $(7,612) $(8,637) $(14,343)
                                                    =======  =======  ========
      Pro forma net loss attributable to common
       stockholders--SFAS No. 123 adjusted........  $(7,624) $(8,681) $(14,619)
                                                    =======  =======  ========
      Net loss per share attributable to common
       stockholders--as reported (Note 2)
        Basic and diluted.........................  $(14.10) $(10.29) $  (4.87)
                                                    =======  =======  ========
      Pro forma net loss per share attributable to
       common stockholders--SFAS No. 123 adjusted
        Basic and diluted.........................  $(14.12) $(10.35) $  (4.96)
                                                    =======  =======  ========

    The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts.

    During 1998 and 1999, the Company recorded a total of approximately $17.5 million of deferred stock compensation in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, related to options granted to employees and non-employees. For options granted to non-employees during 1998 and 1999, the Company determined the fair value using the Black Scholes option pricing model with the following assumptions: expected volatility of 70%, risk-free interest rate of 5.55% and deemed values of common stock between $0.50 and $7.00 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of approximately $0, $220,000 and $4,070,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 8--WARRANTS:

    In conjunction with the Company's issuance of Series B convertible preferred stock, the Company issued warrants to purchase 1,199,867 shares of Series B convertible preferred stock for $1.50 per share. All of these warrants were immediately exercisable. At December 31, 1999, of these warrants, warrants to purchase 10,000 shares of Series B convertible preferred stock were outstanding.

    In connection with the Series C preferred stock financing, the Company issued warrants to purchase 8,535,765 shares of the Company's common stock at an exercise price of $0.01 per share and an expiration date of August 31, 2001. The warrants issued had a fair value of $0.14 per warrant at the time of issuance using the Black Scholes pricing model. The aggregate fair value of these common stock warrants of approximately $1,207,829 has reduced the Series C preferred stock consideration. During 1999, warrants to purchase 7,307,220 shares of common stock were exercised for aggregate proceeds of approximately $73,000.

                                IASIAWORKS, INC.

    In connection with the Company's loan facility (Note 5), the Company issued warrants to purchase 450,000 shares of the Company Series B preferred stock at an exercise price of $1.50 per share with an expiration period of 6 years. The warrants issued had a fair value of $0.82 per warrant at the time of issuance using the Black Scholes valuation model. The aggregate fair value of these warrants amounting to $369,000 has been recorded as a debt discount and is being amortized over the term of the loan facility.

    In connection with a bridge loan received by the Company in August 1999, the Company issued warrants to purchase 302,147 shares of common stock for $0.01 per share. The warrants expire on the earlier of 2001 or within 2 years after an initial public offering. The warrants issued had a fair value of $0.49 per warrant at the time of issuance using the Black-Scholes valuation model. The aggregate fair value of these warrants amounting to $148,000 has been charged to interest expense over the term of the loan. During 1999, warrants to purchase 251,618 shares of common stock were exercised for aggregate proceeds of approximately $2,000.

    In connection with the Series D preferred stock financing in December 1999, the Company issued warrants to purchase 594,935 shares of Series B preferred stock for $1.50 per share. The warrants expired six days after issuance. The fair value of the warrants issued was not material at the time of issuance using the Black-Scholes valuation model.

    During December 1999, warrants to purchase 574,435 shares of Series B convertible preferred stock were exercised for aggregate proceeds of approximately $862,000.

NOTE 9--RELATED PARTY TRANSACTIONS:

    The Company had an agreement to lease international circuits from UUNET, a former stockholder. In consideration, the Company recognized charges amounting to $1,543,547 for these circuits in 1998. In January 1999, the Company terminated this agreement with UUNET.

    On August 9, 1999, the Chief Executive Officer and Chairman of the Board of Directors, entered into an employment agreement with the Company. The officer received a signing bonus of $100,000 in the form of an interest free loan which is due to be forgiven upon completion of one year of service. As of December 31, 1999 the Company has recorded a note receivable balance for $100,000.

NOTE 10--COMMITMENTS AND CONTINGENCIES:

    The Company leases equipment and office space in the United States and in various countries in the Asia-Pacific region under operating and capital lease agreements. Rent expense was approximately $379,000, $445,000 and $564,000 for 1997, 1998 and 1999, respectively.

                                IASIAWORKS, INC.

    As of December 31, 1999, the aggregate future minimum lease payments under all noncancelable operating leases are as follows:

                                                               Capital Operating
      Years Ending December 31,                                Leases   Leases
      -------------------------                                ------- ---------
      2000....................................................  $144    $1,473
      2001....................................................   144       265
      2002....................................................    82       191
      2003....................................................   --        135
      2004....................................................   --        104
                                                                ----    ------
      Total minimum lease payments............................   370    $2,168
                                                                        ======
      Less: Amounts representing interest.....................   (80)
                                                                ----
      Present value of capital lease obligations..............   290
      Less: Current portion...................................    56
                                                                ----
      Long-term portion.......................................  $234
                                                                ====

    The Company leases capacity on transcontinental telecommunication lines from several communications companies in the Asia-Pacific region. Some of the agreements provide for monthly lease terms. Under other agreements, the Company is committed to lease capacity on lines for periods ranging from three to five years. Future lease payments under these long-term agreements, determined using 1999 currency exchange rates, are presented below (in thousands). Actual payments will vary based on changes in foreign currency exchange rates.

              Year ending December 31,
              ------------------------
              2000...................................... $2,971
              2001......................................  2,533
              2002......................................  2,090
              2003......................................    764
              2004......................................    382
                                                         ------
                                                         $8,740
                                                         ======

 Claims

    The Company has been notified by two service providers of claims in 1999. One provider seeks payment of approximately $1.1 million for amounts payable for services rendered including cancellation fees and other disputed penalties, a portion of which has been accrued by the Company as of December 31, 1999. The second provider seeks payment for services by way of a grant of options to purchase approximately 168,000 shares of the Company's common stock at an exercise price of $0.15 per share. If granted, such options would result in a charge to operations equal to the difference between the fair value of the Company's stock as of the grant date and the exercise price. Because the outcome of these claims is uncertain and the future value of the Company's stock is unknown, the ultimate impact on the Company of these claims presently cannot be estimated. In the event the Company is unsuccessful in resolving these claims, additional payments or issuance of stock may be required and the resulting charges to operations may be material.

                                IASIAWORKS, INC.

NOTE 11--INCOME TAXES:

    Temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows (in thousands):

                                                                December 31,
                                                              -----------------
                                                               1998      1999
                                                              -------  --------
      Deferred tax assets and liabilities:
        Net operating loss carry forwards.................... $ 4,543  $ 11,876
        Capitalized start-up costs...........................     210       130
        Accrued expenses.....................................     100       169
        Depreciation.........................................      27       174
        Other................................................      16       115
                                                              -------  --------
                                                                4,896    12,464
        Less: Valuation allowance............................  (4,896)  (12,464)
                                                              -------  --------
          Total.............................................. $   --   $    --
                                                              =======  ========

    Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. At such times as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

    At December 31, 1999, the Company had U.S. federal, state and foreign net operating loss carryforwards of approximately $18.0 million, $3.4 million and $32.9 million, respectively, available to offset future regular, alternative minimum and foreign taxable income, if any. The operating loss carryforwards expire between 2003 and 2018, except for certain foreign net operating loss carryforward which are available indefinitely. For the years ended December 31, 1997, 1998 and 1999, the Company's effective income tax rate has differed from the U.S. federal income tax rate of 34% due primarily to state and foreign taxes, as well as the change in the deferred tax valuation allowance. Also during these years, the provision for the valuation allowance amounted to $2,655,000, $1,146,000 and $5,531,000, respectively.

    For federal and state tax purposes, a portion of the Company's net operating loss carryforwards are subject to certain limitations on annual utilization due to a change in ownership, as defined by federal and state tax law.

NOTE 12--SEGMENT INFORMATION:

    The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information effective December 31, 1998. SFAS No. 131 establishes standards for disclosure about operating segments and related disclosures about products and services, geographic areas and major customers. Comparative information has been provided for prior years. The Company operates in two geographic segments. The Company sells its products and services directly to customers in the United States and Asia-Pacific region.

                                IASIAWORKS, INC.

    Revenue for geographic regions reported below are based upon the customers' locations. Long-lived assets, predominately property and equipment, are reported based on the location of the assets. Following is a summary of the geographic information related to revenues, long-lived assets and information related to significant customers for the years ended December 31, 1997, 1998 and 1999:

                                                            Year Ended December
                                                                    31,
                                                           ---------------------
                                                            1997   1998   1999
                                                           ------ ------ -------
Revenue
  Asia-Pacific............................................ $1,521 $3,270 $ 5,592
  North America and other ................................     76    220      37
                                                           ------ ------ -------
    Total................................................. $1,597 $3,490 $ 5,629
                                                           ====== ====== =======
Long-lived assets
  Asia-Pacific............................................ $1,563 $2,139 $45,328
  North America and other ................................     78    309     602
                                                           ------ ------ -------
    Total................................................. $1,641 $2,448 $45,930
                                                           ====== ====== =======

Accounts Receivable

    No customers accounted for more than 10% of accounts receivable as of December 31, 1997, 1998 and 1999, respectively. The Company does not segregate information related to operating income generated by its export sales.

NOTE 13--EMPLOYEE WELFARE PLANS:

 United States

    In February 1996, the Company adopted a defined contribution plan under section 401(k) of the Internal Revenue Code (the "401(k) Plan"). All full-time domestic employees of the Company who are at least 21 years of age and have been employed with the Company for at least three months are eligible to participate in the 401(k) Plan. The 401(k) Plan allows employees to contribute up to 15% of their salaries on a pre-tax basis. The Company may make matching or discretionary contributions at the end of the Plan year to eligible participants. There were no Company contributions for 1998 and 1999.

 Retirement Benefit Plan

    The Company's Hong Kong subsidiary operates a defined contribution retirement plan which is available to all eligible employees. Contributions to the plan by the Company and the employees are calculated as 5% of the employees' basic salaries. The Company's contributions to the retirement plan are expensed as incurred and are reduced by contributions forfeited by those employees who leave the plan prior to vesting fully in the contributions. The assets of the plan are held separately from those of the Company in an independently administered fund. Contributions to the plan during 1999 were insignificant.

 Severance Benefit Plan--Korea

    Employees and directors of the Company's subsidiary in Korea with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment, based on

                                IASIAWORKS, INC.

their length of service and rate of pay at the time of termination. Accrued severance benefits are adjusted annually for all eligible employees based on their employment as of the balance sheet date. In accordance with the Korean National Pension Act, a certain portion of severance benefits are required to be remitted to the National Pension Fund and deducted from accrued severance benefits. The amounts contributed will be refunded to employees from the National Pension Fund upon retirement. The expense for severance benefits for the years ended December 31, 1997, 1998 and 1999 amounted to approximately $0, $13,000, and $36,000, respectively. Severance benefits are funded approximately 4% and 5% at December 31, 1998 and 1999, respectively through deposits to a group severance insurance plan with several life insurance companies. The amounts funded under this insurance plan are classified as long-term severance deposits. The Company may fund subsequent accruals at its discretion. Accrued severance benefits amount to $17,000, and $31,000 at December 31, 1998, and 1999, respectively.

NOTE 14--SUBSEQUENT EVENTS:

 Reincorporation

    In April 2000, the Company's board of directors approved the Company's reincorporation in the State of Delaware prior to the effectiveness of the public offering of the Company's stock. All references to the Company and the share and par value information included in these consolidated financial statements have been adjusted to reflect this proposed reincorporation.

 Acquisitions

    In January 2000, the Company acquired certain assets and liabilities of Web Professionals, Inc. ("Web Professionals"). The total purchase consideration of approximately $2.0 million consisted of cash in the amount of $0.8 million, 393,224 shares of Series D preferred stock with a deemed value of $2.91 per share and acquisition costs of approximately $25,000. The acquisition will be accounted for using the purchase method of accounting and the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the acquisition date. The former owner of Web Professionals is entitled to an earn-out of $200,000 and 98,306 additional shares of Series D preferred stock based upon his continued employment with the Company through June 30, 2000. Additionally, the Company will pay the former owner of Web Professionals cash consideration up to $1.75 million and 860,178 shares of Series D preferred stock upon achievement of certain financial milestones, as defined in the Asset Purchase Agreement, through June 30, 2000.

    Also in March 2000, the Company signed a Memorandum of Understanding to purchase 19.5% of the outstanding stock (975,000 shares) of an independent company ("acquiree") for approximately $2.7 million. In the event the acquiree does not complete an initial public offering by August 31, 2000, the Company may sell back the 975,000 shares to the acquiree at the original purchase price or increase its ownership in the acquiree to 40% of the outstanding stock. If an initial public offering has not occurred by March 31, 2001, the Company will have the option to increase its ownership to 51% of the outstanding common stock of the acquiree.

    In April 2000, the Company acquired all the outstanding shares of Cyberhost Pty Limited ("Cyberhost"). The total purchase consideration of approximately $2.6 million consisted of cash in the amount of $0.6 million, 300,000 shares of common stock with a value of $6.69 per share, assumed liabilities of approximately $20,000 and acquisition costs of approximately $25,000. The acquisition will be accounted for using the purchase method of accounting and the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed on the acquisition date.

                                IASIAWORKS, INC.

 Forward contracts

    In April 2000, the Company entered into forward contracts with a financial institution to buy Korean Won. Under these contracts, the Company will buy approximately $400,000 of Korean Won per month at pre-determined rates ranging from 1,101 and 1,104 Korean Won, for twelve months from April 2000. The Company has not entered into any other foreign exchange contracts.

 Property Leases

    In March 2000, the Company signed a binding letter of intent to lease office space in Hong Kong. The lease term is three years. The Company is committed to monthly rental and related costs of approximately $50,000.

    In March 2000, the Company signed a binding letter of intent to lease data center space in Hong Kong. The lease term is twelve years and will commence upon substantial completion of the building under construction, estimated to be December 2000. Under the terms of the lease the Company is committed to pay a monthly rental of approximately $500,000 to $800,000, subject to an option for additional space and certain escalation clauses over the lease term. The lease agreement provides the Company with an option to extend the lease term for an additional eight years.

                                IASIAWORKS, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                                    OVERVIEW

    Effective December 14, 1999, the Company acquired all outstanding shares of AT&T EasyLink Services Asia/Pacific Limited ("EasyLink"), which provides Internet services. The acquisition has been accounted for using the purchase method of accounting. The total purchase consideration was $42,030,000, consisting of cash of $42,000,000 and acquisition costs of approximately $30,000. The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired has been recorded as goodwill. The fair value of net assets acquired was determined using a combination of the cost and market approach by an independent appraiser. The allocation of the purchase price is summarized below (in thousands):

      Assembled workforce............................................... $   580
      Customer list.....................................................   2,074
      Net assets acquired...............................................   1,775
      Goodwill..........................................................  37,601
                                                                         -------
        Total purchase price............................................ $42,030
                                                                         =======

    Goodwill and other identifiable intangible assets are being amortized on a straight-line basis over their estimated useful economic lives of six and three years, respectively.

    The following unaudited pro forma combined consolidated financial information reflects the results of operations for the year ended December 31, 1999 as if the acquisition of EasyLink had occurred on January 1, 1999, and after giving effect to purchase accounting adjustments. This pro forma result has been prepared for comparative purposes only and does not purport to be indicative of what the Company's operating results would have been had the acquisition actually taken place on January 1, 1999, and may not be indicative of future operating results. The unaudited pro forma combined consolidated statement of operations should be read in conjunction with the historical consolidated financial statements and related notes of the Company and EasyLink included elsewhere herein.

                                IASIAWORKS, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                                          Year Ended December 31, 1999
                                    --------------------------------------------
                                    iAsiaWorks EasyLink  Adjustment    Pro Forma
                                    ---------- --------  ----------    ---------
Net revenue:
  Internet access and related
   services........................  $  5,384  $19,541    $(10,334)(A) $ 14,591
  Hosting, co-location and other
   managed services................       245    1,023         --         1,268
                                     --------  -------    --------     --------
    Total revenue..................     5,629   20,564     (10,334)      15,859
  Cost of Internet access and
   related services................     5,417   13,378      (5,298)(A)   13,497
  Cost of hosting, co-location and
   other managed services..........       401      839                    1,240
                                     --------  -------    --------     --------
                                        5,818   14,217      (5,298)      14,737
                                     --------  -------    --------     --------
    Gross margin...................      (189)   6,347      (5,036)       1,122
                                     --------  -------    --------     --------
Operating expenses:
  Network operations and support...     1,539      --                     1,539
  Sales and marketing..............     2,372    2,859      (2,309)(A)    2,922
  General and administrative.......     3,511    3,920      (2,021)(A)    5,410
  Amortization of intangible
   assets..........................       298      --        6,864 (B)    7,162
  Stock-based compensation.........     4,070      --                     4,070
                                     --------  -------    --------     --------
    Total operating expenses.......    11,790    6,779       2,534       21,103
                                     --------  -------    --------     --------
Loss from operations...............   (11,979)    (432)     (7,570)     (19,981)
Interest income....................       288       62         (61)(A)      289
Interest expense...................      (384)     --          --  (A)     (384)
Other income (expense), net........        19      517        (305)(A)      231
                                     --------  -------    --------     --------
Net loss...........................   (12,056)     147      (7,936)     (19,845)
Dividend accretion on preferred
 stock.............................    (2,287)     --          --        (2,287)
                                     --------  -------    --------     --------
Net loss attributable to common
 stockholders......................  $(14,343) $   147    $ (7,936)    $(22,132)
                                     ========  =======    ========     ========
Net loss per share attributable to
 common stockholders, basic and
 diluted...........................                                     $ (7.52)
                                                                       ========
Weighted average shares used in
 computing net loss per share
 attributable to common
 stockholders, basic and diluted...                                       2,945
                                                                       ========

--------
(A) The pro forma iAsiaWorks and EasyLink financial information for 1999 were adjusted to eliminate results of operations of non-acquired divisions of AT&T EasyLink. AT&T transferred certain businesses during 1999 to affiliates of AT&T prior to the acquisition of EasyLink. EasyLink's accounting systems and records were designed to record separately the revenues, costs of sales and costs of the acquired and the non-acquired businesses. Accordingly, most revenues and costs were specifically identifiable with individual businesses. Other operating costs of the non-acquired businesses have been allocated based on the following:
  . Rental expenses have been allocated between the acquired and non-acquired businesses based on the fixed monthly rentals and the estimated space occupied by each individual business.
  . Administrative costs have been allocated based upon the estimated time spent on each business's affairs by the individuals involved.
  . Salaries and related costs have been allocated to individual businesses based on the principal responsibilities and activities of the employees concerned.
(B) The pro forma iAsiaWorks and EasyLink financial information for 1999 were adjusted to record the amortization of intangible assets and goodwill related to iAsiaWorks' acquisition of EasyLink as if the transaction occurred January 1, 1999. Acquired intangible assets and goodwill amounting to $40.3 million are to be amortized over their estimated useful life of 3 and 6 years, respectively, resulting in annual amortization of approximately $7,162,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of AT&T EasyLink Services Asia/Pacific Limited

    In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of AT&T EasyLink Services Asia/Pacific Limited (the Company) at December 31, 1998 and November 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and the eleven months ended November 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in Hong Kong, which are substantially similar to International Standards of Auditing and which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers
Certified Public Accountants

Hong Kong
December 14, 1999,
 except for Note 14 as
 to which the date is
 April 14, 2000

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                                 BALANCE SHEETS
                      (in thousands of Hong Kong dollars)

                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  HK$17,924    HK$ 4,048
  Accounts receivable, less allowance for doubtful
   accounts of HK$296 at December 31, 1998 and
   HK$2,946 at November 30, 1999.....................     15,723       12,779
  Due from affiliates................................      2,875          782
  Due from holding company...........................      5,865          --
  Inventories........................................        --           382
  Prepaid expenses and other assets..................      1,194          917
                                                       ---------    ---------
    Total current assets.............................     43,581       18,908
Property, plant and equipment (Note 6)...............     19,609        9,956
                                                       ---------    ---------
    Total assets.....................................  HK$63,190    HK$28,864
                                                       =========    =========


        LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
  Accounts payable and accrued liabilities...........  HK$33,960    HK$ 7,700
  Due to affiliates..................................      4,918       15,193
                                                       ---------    ---------
    Total current liabilities........................     38,878       22,893
Long term loan from an affiliate.....................     79,905       60,000
Long term loan from holding company..................    194,015          --
                                                       ---------    ---------
                                                         312,798       82,893
                                                       ---------    ---------
Commitments and contingencies (Note 12)
Deficit on owner's equity:
  Share capital, share of HK$10, authorized, issued
   and fully paid....................................        100      194,115
  Accumulated deficit................................   (249,708)    (248,144)
                                                       ---------    ---------
    Total deficit on owner's equity..................   (249,608)     (54,029)
                                                       ---------    ---------
    Total liabilities and deficit on owner's equity..  HK$63,190    HK$28,864
                                                       =========    =========


   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                            STATEMENTS OF OPERATIONS
                      (in thousands of Hong Kong dollars)

                                                                   Eleven months
                                                       Year ended      ended
                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ -------------
Net revenues.........................................  HK$87,239     HK$72,936
Cost of revenues.....................................     67,665        64,025
                                                       ---------     ---------
    Gross profits....................................     19,574         8,911
Operating expenses
  Research and development...........................        --            --
  Sales and marketing................................      8,971        13,262
  General and administration.........................     16,740         4,024
                                                       ---------     ---------
    Total operating expenses.........................     25,711        17,286
                                                       ---------     ---------
Operating (loss)/profit..............................     (6,137)       (8,375)
Interest.............................................        --            --
Other income and expenses, net.......................        --          1,639
                                                       ---------     ---------
Net (loss)/profit for continuing operations..........     (6,137)       (6,736)
Profit from discontinued operations..................      8,925         5,792
                                                       ---------     ---------
Net (loss)/profit....................................  HK$ 2,788     HK$  (944)
                                                       =========     =========



   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

               STATEMENTS OF CHANGES IN DEFICIT ON OWNER'S EQUITY
             (in thousands of Hong Kong dollars, except share data)

                                    Share capital
                                --------------------- Accumulated
                                  Shares     Amount     deficit       Total
                                ---------- ---------- -----------  -----------
Owner's deficit as of January
 1, 1998......................      10,000 HK$    100 HK$(252,496) HK$(252,396)
Net profit from statement of
 operations...................         --         --        2,788        2,788
                                ---------- ---------- -----------  -----------
Owner's deficit as of December
 31, 1998.....................      10,000        100    (249,708)    (249,608)
Net loss from statement of
 operations...................         --         --         (944)        (944)
Capitalisation of loan from
 holding company..............  19,401,553    194,015         --       194,015
Waiver of amount payable to
 affiliate....................         --         --        2,508        2,508
                                ---------- ---------- -----------  -----------
Owner's deficit as of November
 30, 1999.....................  19,411,553 HK$194,115 HK$(248,144) HK$ (54,029)
                                ========== ========== ===========  ===========




   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                            STATEMENTS OF CASH FLOWS
                      (in thousands of Hong Kong dollars)

                                                                   Period from
                                                                    January 1,
                                                       Year ended    1999 to
                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ ------------
Cash flows from operating activities:
  Net profit/(loss) applicable to common
   shareholders......................................  HK$ 2,788     HK$ (944)
  Adjustments to reconcile net profit to net cash
   used in operating activities:
    Release of deferred costs........................         --          663
    Depreciation of tangible assets..................     11,067        7,198
    Loss on disposal of property, plant and
     equipment.......................................         62          159
    Interest income..................................       (846)        (476)
    Allowance for doubtful accounts receivable               601         (435)
    Changes in operating assets and liabilities:
      (Increase)/decrease in accounts receivable and
       prepayments...................................     10,994      (30,080)
      (Increase)/decrease in due from affiliates and
       holding company...............................     14,092        7,725
      (Increase)/decrease in inventories.............      2,722         (893)
      Increase/(decrease) in accounts payable and
       accrued liabilities...........................      6,038       (5,677)
      Increase/(decrease) in due to affiliates.......    (52,590)      12,332
                                                       ---------     --------
        Net cash used in operating activities........     (5,072)     (10,428)
                                                       ---------     --------
Cash flows provided by financing activities:
  Advances from an affiliate.........................     12,475          --
  Interest received..................................        846          476
                                                       ---------     --------
    Net cash provided by financing activities........     13,321          476
                                                       ---------     --------
Cash flows used in investing activities:
  Cash paid for property, plant and equipment........     (9,065)      (3,924)
  Proceeds from sale of property, plant and
   equipment.........................................        191           --
                                                       ---------     --------
    Net cash used in investing activities............     (8,874)      (3,924)
                                                       ---------     --------
Net decrease in cash and cash equivalents............       (625)     (13,876)
Cash and cash equivalents, beginning of period.......     18,549       17,924
                                                       ---------     --------
Cash and cash equivalents, end of period.............  HK$17,924     HK$4,048
                                                       =========     ========



   The accompanying notes are an integral part of these financial statements.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

                         NOTES TO FINANCIAL STATEMENTS
             (in thousands of Hong Kong dollars, except share data)

1 The Company

    AT&T EasyLink Services Asia/Pacific Limited (the Company) was incorporated in Hong Kong in April 1988. The Company has two operations. The on-line Hong Kong business provides internet related and electronic communications services in Hong Kong and Mainland China. The non-online business provides telecommunications services to third parties, provides support services to related companies and sells telecommunications hardware and software in Asia-Pacific. The assets and operations of the non-online business were sold to a fellow subsidiary with effect from November 1, 1999.

2 Basis of preparation

    The Company has incurred losses regularly and at November 30, 1999 had a deficit on shareholders' equity of HK$54,029,000 and an excess of current liabilities over current assets of HK$3,985,000. Nonetheless, these accounts have been prepared on the going concern basis, which assumes the continued financial support of the ultimate holding company, AT&T Corp. The directors have satisfied themselves that the ultimate holding company is prepared to provide sufficient additional support to the Company to enable it to carry on its existing operations and to meet its liabilities as they fall due for at least twelve months from the date of approval of these accounts. A fellow subsidiary has also provided long term advances to the Company in order to assist its operating activities. The advances are unsecured, interest free and are not due within the next twelve months.

3 Significant accounting policies

    These financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies are summarized as follows:

 Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Property, plant and equipment

    Property, plant and equipment are stated at cost less accumulated depreciation, except that amounts less than HK$78,000 are expensed as incurred. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

    Leasehold improvements are depreciated over the periods of the lease or their expected useful lives to the Company whichever is shorter. Other fixed assets are depreciated over their estimated useful lives on a straight line basis. The principal annual rates of depreciation are as follows:

      Furniture and office equipment.............................. 20% - 33 1/3%
      Computer equipment.......................................... 20%
      Leasehold improvements...................................... 40%

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

             (in thousands of Hong Kong dollars, except share data)


 Cash and cash equivalents

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Inventories

    Inventories of equipment are stated at the lower of cost and net realisable value. Cost is determined on the first-in, first-out basis. Net realisable value is the price at which inventory can be sold in the normal course of business, after costs of realisation.

 Allowances for doubtful accounts

    An allowance for doubtful accounts is provided based on an evaluation of the recoverability of the receivables at the balance sheet date. Trade accounts receivable are stated net of such allowance.

 Revenue recognition

    Revenue from the provision of telecommunication and support services is recognised upon delivery of the services.

    Revenue from the sale of telecommunication hardware and software is recognised on the transfer of ownership.

    Interest income is recognised on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

 Advertising and promotion costs

    Advertising and promotion costs are expensed as incurred.

 Retirement benefit plans

    The Company operates a defined contribution retirement scheme which is available to all entitled employees. Contributions to the scheme by the Company and the employees are calculated as 5% of the employees' basic salaries. The Company's contributions to the defined contribution retirement scheme are expensed as incurred and are reduced by contributions forfeited by those employees who leave the scheme prior to vesting fully in the contributions. The assets of the scheme are held separately from those of the Company in an independently administered fund.

    The retirement contributions incurred and borne by the Company were HK$1,262,000 and HK$1,091,000 for the period from January 1, to November 30, 1999 and the year 1998 respectively.

 Deferred income

    Subscription income and income billed in advance is deferred and credited to the statement of operations on a straight line basis over the related period.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

            (in thousands of Hong Kong dollars, except share data)


 Operating leases

    The Company leases certain office facilities under non-cancellable short term leases. Rentals applicable to such operating leases are charged to the statement of operations on a straight line basis over the lease term.

 Translation of foreign currencies

    The functional currency of the Company's operations is the Hong Kong dollar.

    Transactions in currencies other than the functional currency are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. All exchange differences arising are dealt with in the statement of operations.

 Income taxes

    The Company accounts for deferred income taxes using the liability method under which the expected future tax consequences of temporary differences between the financial reporting and the tax bases of its assets and liabilities are recognised as deferred tax assets or liabilities. A valuation allowance is established for any deferred tax asset when it is more likely than not that the deferred tax asset will not be received.

4 Financial assets and liabilities

    Financial assets of the Company include cash and cash equivalents, trade accounts receivable, other assets, prepaid costs, amount due from holding company and amounts due from affiliates under the common control of AT&T Corp. Financial liabilities of the Company include accounts payable, accrued liabilities, long term loan from holding company and affiliates under the common control of AT&T Corp, amounts due to affiliates under the common control of AT&T Corp. It is not practicable to estimate the fair value of the long term loan from holding company and affiliates, and balances with holding company and affiliates under the common control of AT&T Corp without incurring excessive cost. The fair value of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.

5 Concentration of credit risk

    Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, trade receivables and deposits, prepayments and other receivables.

    Cash and cash equivalents--substantially all the Company's cash and bank balances are placed with a number of international banks in Hong Kong to which the Company believes its exposure to risk is limited.

    Trade receivables--these mainly represent service fee receivables from numerous third parties.

    Deposits, prepayments and other receivable--these are spread among numerous third parties.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

            (in thousands of Hong Kong dollars, except share data)


6 Property, plant and equipment

    Property, plant and equipment comprises the following:

                                                      December 31, November 30,
                                                          1998         1999
                                                      ------------ ------------
   Computer equipment................................  HK$65,658    HK$50,586
   Leasehold improvements............................      4,778        4,778
   Office furniture and equipment....................      6,051        5,157
                                                       ---------    ---------
                                                          76,487       60,521
   Less: accumulated depreciation....................    (56,878)     (50,565)
                                                       ---------    ---------
   Property plant and equipment at net book value....  HK$19,609    HK$ 9,956
                                                       =========    =========

7 Current assets:

 Prepaid expenses and other assets comprise the following:

                                                       December 31, November 30,
                                                           1998         1999
                                                       ------------ ------------
   Prepayments........................................   HK$  729      HK$137
   Deposits...........................................        486         191
   Others.............................................        (21)        589
                                                         --------      ------
                                                         HK$1,194      HK$917
                                                         ========      ======

 Due from affiliates and holding company

    The amounts due from the affiliates and holding company are unsecured, non-interest bearing and have no fixed repayment terms.

8 Current liabilities:

 Accounts payable and accrued liabilities comprise the following:

                                                       December 31, November 30,
                                                           1998         1999
                                                       ------------ ------------
   External accounts payable..........................  HK$ 3,600     HK$3,385
   Accruals...........................................     22,988        3,114
   Temporary receipts.................................      5,693        1,201
   Royalties payable..................................      1,679          --
                                                        ---------     --------
                                                        HK$33,960     HK$7,700
                                                        =========     ========

 Due to affiliates

    The amounts due to affiliates are unsecured, interest free and have no fixed repayment terms.

 Long term loan from an affiliate

    The long term loan from an affiliate is unsecured, interest free and has no fixed repayment terms.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

             (in thousands of Hong Kong dollars, except share data)


 Long term loan from holding company

    The amount is unsecured, interest free and has no fixed repayment terms. During the year the loan was settled by the issue of new shares to the holding company (Note 9).

9 Share capital

    The authorised share capital of the Company comprises 19,411,533 ordinary shares of HK$10 each (1998: 10,000). In November 1999, 19,401,533 Class A shares of HK$10 each were issued to the holding company at par in full settlement of the long term loan from the holding company. Those shares rank pari passu with the existing issued shares.

10 Related party transactions

    During the period, the Company undertook the following transactions with related parties:

                                                                    Period from
                                                                     January 1,
                                                        Year ended    1999 to
                                                       December 31, November 30,
                                                           1998         1999
                                                       ------------ ------------
Management service fees received from holding company
 (Note a)............................................   HK$59,192    HK$41,474
                                                        ---------    ---------
Network annual channel fee and transmission charges
 payable to holding company (Note b).................      18,748       15,127
                                                        ---------    ---------
Recharges of operating leases, utilities,
 administration expenses payable to a fellow
 subsidiary (Note c).................................      22,503       11,871
                                                        ---------    ---------
Telecommunication income receivable from a fellow
 subsidiary (Note d).................................       5,667        2,393
                                                        ---------    ---------
Circuit costs recoverable from a fellow subsidiary
 (Note e)............................................       7,628        3,720
                                                        ---------    ---------
Commission income received from a fellow subsidiary
 (Note f)............................................       1,853        5,806
                                                        ---------    ---------
IP Telephony management fee received from a fellow
 subsidiary (Note g).................................         --         2,326
                                                        ---------    ---------

--------
(a) The management service fee received from holding company was determined based on an agreed percentage of total reimbursable items recorded in the non-online Hong Kong business.

(b) The network annual channel fee and transmission charges were based on an agreed rate for the total actual usage.

(c) The recharges of operating leases, utilities, administration expenses were made by a fellow subsidiary based on an agreed rate for the occupancy of the office premises located at Times Square, Hong Kong.

(d) Telecommunication income was charged to a fellow subsidiary based on a monthly contracted amount.

(e) Circuit costs were charged to a fellow subsidiary based on a monthly contracted amount.

(f) Commission income was charged based on an agreed rate of the debt collected on behalf of the fellow subsidiary.

(g) IP Telephony management fee was charged to a fellow subsidiary based a fixed monthly contracted amount.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

            (in thousands of Hong Kong dollars, except share data)


11 Income taxes

    The Company had no taxable income for the eleven months period ended November 30, 1999.

    Deferred income tax reflects the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and tax loss carryforwards. There is no limitation in Hong Kong on the period in which the Company's tax loss carryforwards can be utilized.

    The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                     December 31, November 30,
                                                         1998         1999
                                                     ------------ ------------
   Tax losses--assets...............................  HK$ 40,318   HK$ 39,164
   Accelerated depreciation, allowances and
    liabilities.....................................      (2,012)      (1,133)
                                                      ----------   ----------
                                                          38,306       38,031
                                                      ----------   ----------
   Less: valuation allowance........................     (38,306)     (38,031)
                                                      ----------   ----------
                                                      HK$    --    HK$    --
                                                      ==========   ==========

12 Commitments and contingencies

    The Company leases space for its equipment under a non-cancellable operating lease, which expires March 2001.

    As of November 30, 1999, estimated future minimum lease payments on all operating leases are approximately as follows:

      For the year ending November 30,
      2000............................................................ HK$  762
      2001............................................................      254
                                                                       --------
                                                                       HK$1,016
                                                                       ========

    The Company leases circuits from telecommunication providers based in Hong Kong under various (non-cancellable) operating leases.

    As of November 31, 1999, the estimated future minium payments on all circuit leases are approximately as follows:

   For the year ending November 30,
   2000................................................................ HK$4,515
   Thereafter..........................................................      --
                                                                        ========

    No contingencies existed as of November 30, 1999.

                  AT&T EASYLINK SERVICES ASIA/PACIFIC LIMITED

             (in thousands of Hong Kong dollars, except share data)

13 Supplementary cash flow information

    The discontinued operations' assets and related net liabilities were transferred to/assumed by a fellow subsidiary as at November 1, 1999. The assets and liabilities of the operation comprised:

   Fixed assets....................................................... HK$5,556
   Inventories........................................................      511
   Accounts receivable and prepayments................................   33,736
   Accounts payable and accruals......................................  (20,582)
   Amounts due to fellow subsidiaries.................................  (21,962)
   Amounts due from fellow subsidiaries...............................      233
                                                                       --------
   Net liabilities....................................................   (2,508)
                                                                       ========
   Satisfied by increase in amount due to fellow subsidiary........... HK$2,508
                                                                       ========


    The Company's leasehold improvements and its cash balances were deemed to be wholly attributable to the continuing business.

    The resulting amount due to the fellow subsidiary was subsequently waived by the fellow subsidiary.

14 Subsequent events

    Subsequent to the period end, in accordance with a share sale and purchase agreement dated December 4, 1999, the Company was acquired from AT&T Communication Services International Inc by iAsiaWorks Inc. for a total cash consideration of US$42 million. Shortly thereafter, the name of AT&T EasyLink Services Asia/Pacific Limited was changed to iAsiaWorks (HK) Limited.

    In March 2000, the Company signed a binding letter of intent to lease office space in Hong Kong. The lease term is for three years. The Company is committed to monthly rental and related costs of approximately HK$387.

    In March 2000, the Company signed a binding letter of intent to lease data center space in a new development in Hong Kong. The lease term is twelve years and will commence upon substantial completion of the building, estimated to be December 2000. Under the terms of the lease, the Company is committed to pay a monthly rental of approximately US$500,000 to US$800,000, subject to an option for additional space and certain escalation clauses over the lease terms. The lease agreement provides this Company with an option to extend the lease term for an additional eight years.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Summary Consolidated Financial Data......................................   6
Risk Factors.............................................................   7
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  31
Management...............................................................  44
Executive Compensation...................................................  47
Aggregated Option Exercises in the Most Recent Fiscal Year and Year-End
 Option Values...........................................................  49
Benefit Plans............................................................  50
Transactions and Relationships with Related Parties......................  58
Principal Stockholders...................................................  61
Description of Capital Stock.............................................  64
Shares Available for Future Sale.........................................  67
Underwriting.............................................................  69
Validity of Securities...................................................  71
Experts..................................................................  71
Additional Information...................................................  71

                                ---------------

  Through and including       , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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                                       Shares

                               iAsiaWorks, Inc.

                                 Common Stock

                                ---------------

                          [LOGO OF IASIAWORKS, INC.]

                                ---------------

                             Goldman, Sachs & Co.

                          Morgan Stanley Dean Witter

                             Salomon Smith Barney

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discounts payable by iAsiaWorks in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration Fee................................................ $60,720
   NASD Filing Fee.....................................................  23,500
   Nasdaq National Market Listing Fee..................................   1,000
   Printing and Engraving Expenses.....................................       *
   Legal Fees and Expenses.............................................       *
   Accounting Fees and Expenses........................................       *
   Blue Sky Fees and Expenses..........................................       *
   Transfer Agent Fees.................................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit this indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII of iAsiaWorks' bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. iAsiaWorks' certificate of incorporation provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to iAsiaWorks and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to iAsiaWorks or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. iAsiaWorks has entered into indemnification agreements with its officers and directors, a form of which will be filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the registrant's registration statement on Form
S-1 (No. 333-              ). The indemnification agreements provide
iAsiaWorks' officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section II of the Rights Agreement contained in Exhibit 4.2 hereto, indemnifying certain of iAsiaWorks' stockholders, including controlling stockholders, against certain liabilities.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

  During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

  (a) In November 1997, the registrant issued to Venture Lending & Leasing I and II warrants to purchase an aggregate of 450,000 shares of our Series B preferred stock at an exercise price of $1.50 per share.

  (b) In August 1998, the registrant issued and sold 9,807,047 shares of its Series C preferred stock, and warrants to purchase 8,535,765 shares of its common stock at an exercise price of $0.01 per share, to entities affiliated with Enterprise Partners, entities affiliated with Generation Capital Partners, entities affiliated with Institutional Venture Partners, entities affiliated with New Enterprise Associates, Greenacre Ventures L.L.P., entities affiliated with Zesiger Capital Group, L.L.C., and various other investors at a price of $1.00 per share.

  (c) In October 1996 and April 1997, the registrant issued and sold 6,782,567 shares of its Series B preferred stock, and warrants to purchase 1,199,867 shares of its Series B preferred stock at a an exercise price of $1.50 per share, to entities affiliated with Zesiger Capital Group L.L.C., entities affiliated with Generation Capital Partners, L.P., Salomon Brothers Inc. and other various investors at a price of $1.50 per share.

  (d) In August 1999, the registrant issued to various investors warrants to purchase an aggregate of 302,147 shares of its common stock at an exercise price of $0.01 per share. Warrants for 125,809 shares were exercised by Institutional Venture Partners in September 1999 and 115,744 shares were exercised in October 1999 by Enterprise Partners IV, L.P. and 10,065 shares were exercised in October 1999 by Enterprise Partners IV Associates, L.P.

  (e) In September 1999, warrants to purchase 3,852,462 shares of common stock were exercised by Institutional Venture Partners III, L.P., Institutional Venture Management Investment Fund VIII, L.L.C., Institutional Venture Management Investment Fund VIII-A, L.L.C., and Institutional Venture Partners Founders Fund I, L.P. for an aggregate consideration of $38,525.

  (f) In October 1999, warrants to purchase 2,786,851 shares of common stock were exercised by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. for an aggregate consideration of $27,869.

  (g) In December 1999, the registrant issued and sold 40,790,007 shares of its Series D preferred stock at an aggregate purchase price of $82,988,680 to entities affiliated with NewBridge Capital Limited, entities affiliated with Sprout Group L.P., Internet Elite Limited and various other investors at a price of $2.034461 per share.

  (h) In December 1999, the registrant issued to various investors, including Enterprise Partners IV, L.P., Westcoast Co., and Mellon Bank NA custodian PERSI-Zesiger Capital, convertible promissory notes in the aggregate principal amount of $2,014,322 were converted to 990,093 shares of Series D preferred stock.

  (i) In December 1999, the registrant issued to various investors, including entities affiliated with Zesiger Capital, Generation Partners and Salomon Smith Barney Inc., warrants to purchase 840,881 shares of its Series B preferred stock at a price of $1.50 per share, all but 28,974 of such warrants were immediately exercised.

  (j) In January 2000, the registrant issued 491,535 shares of Series D preferred stock to Web Professionals, Inc. in connection with the registrant's acquisition of the assets of same.

  (k) Since its inception, and as of March 31, 2000, the registrant has in the aggregate granted 20,540,208 stock options to its employees, directors and consultants under its 1995 Stock Option Plan. Of these granted options, 3,590,992 have since been cancelled and returned to the plan by the registrant, 1,061,827 have been exercised, and 15,887,389 shares remain outstanding with exercise prices ranging from $0.05 to $2.00 per share.

  None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

  The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

  (a) Exhibits

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  1.1    Form of Underwriting Agreement.
  2.1    Purchase Agreement for AT&T EasyLink Services Asia/Pacific Limited.
  3.1    Amended and Restated Certificate of Incorporation, to be effective prior to the closing of this offering.
  3.2*   Second Amended and Restated Certificate of Incorporation, to be
         effective after the closing of this offering.
  3.3    Amended and Restated Bylaws, to be effective upon consummation of this offering.
  3.4*   Second Amended and Restated Bylaws, to be effective after consummation of this offering.
  4.1*   Form of Registrant's Specimen Common Stock Certificate.
  4.2    Amended and Restated Rights Agreement dated December 8, 1999.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being registered.
 10.1    Registrant's 1995 Stock Option Plan.
 10.2    Registrant's 2000 Stock Incentive Plan.
 10.3    Registrant's 2000 Employee Stock Purchase Plan.
 10.4    Form of registrant's Directors and Officers' Indemnification
         Agreement.
 10.5**  Value Added Network Services Agreement, dated March 13, 2000 by and between the registrant and Taiwan Telecommunications Network.
 10.6**  Memorandum of Understanding dated March 28, 2000 by and between the registrant and Integra.
 10.7    Lease, dated March 15, 2000, by and between the registrant and Monance
         Limited.
 10.8    Sublease, dated August 31, 1999 by and between the registrant and
         California Casualty Management Company.
 10.9**  Lease, dated October 12, 1999 by and between the registrant and Cable
         & Wireless HK Limited.
 10.10** Lease, dated May 3, 1999 by and between the registrant and Hong Kong
         Telecom International Limited.
 10.11   Lease, dated October 28, 1998 by and among the registrant and Pai-yuan
         Chiang, Jen-hang Chiang and Chou-p'ing Chiang.
 10.12*  Employment Agreement, dated April   , 2000, by and between the
         registrant and JoAnn Patrick-Ezzell.
 10.13*  Employment Agreement, dated April   , 2000, by and between the
         registrant and David Holub.
 10.14*  Employment Agreement, dated April   , 2000, by and between the
         registrant and Jacob Gale.
 10.15   Employment Agreement, dated April 16, 2000, by and between the registrant and Jonathan Beizer.

  Exhibit
  Number                               Exhibit Title
  -------                              -------------
 10.16*    Employment Agreement, dated April   , 2000, by and between the
           registrant and Suzanne Chu.
 10.17*    Employment Agreement, dated April   , 2000, by and between the
           registrant and Daryl Horn.
 10.18*/** Letter of Intent, dated March 20, 2000, by and between the registrant's subsidiary iAsiaWorks (HK) Limited and iAdvantage
           Limited.
 21.1*     Subsidiaries of the Registrant.
 23.1      Consent of PricewaterhouseCoopers, LLP, Independent Accountants.
 23.2      Consent of PricewaterhouseCoopers, LLP, Independent Accountants for
           AT&T Easy Link Services Asia/Pacific Limited.
 23.3*     Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).
 24.1      Power of Attorney - See Part II, pages 5 and 6.
 27.1      Financial Data Schedule for iAsiaWorks, Inc. (In EDGAR format only).

--------
*  To be filed by amendment
** Confidential treatment requested.

  (b) Financial Statement Schedule

   Report of Independent Accountants........................................ S-1
   Schedule II--Valuation & Qualifying Accounts............................. S-2

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of iAsiaWorks pursuant to the Delaware General Corporation Law, the certificate of incorporation or the bylaws of iAsiaWorks, indemnification agreements entered into between iAsiaWorks and its officers and directors, the underwriting agreement, or otherwise, iAsiaWorks has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by iAsiaWorks of expenses incurred or paid by a director, officer, or controlling person of iAsiaWorks in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iAsiaWorks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by iAsiaWorks pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 20th day of April 2000.

                                          IASIAWORKS, INC.

                                          By:    /s/ JoAnn Patrick-Ezzell
                                            -----------------------------------
                                                  JoAnn Patrick-Ezzell
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, JoAnn Patrick-Ezzell and Jonathan F. Beizer, and each one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the persons whose signatures appear below, which persons have signed such registration statement in the capacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----

   /s/ JoAnn Patrick-Ezzell          Chief Executive Officer and   April 20, 2000
____________________________________  Chairman of the Board of
        JoAnn Patrick-Ezzell          Directors (Principal
                                      Executive Officer)

      /s/ Jonathan Beizer            Chief Financial Officer and   April 20, 2000
____________________________________  President--U.S. (Principal
          Jonathan Beizer             Accounting Officer)

           /s/ Robert Lee            Director                      April 20, 2000
____________________________________
             Robert Lee

             Signature                           Title                  Date
             ---------                           -----                  ----

        /s/ Peter Morris             Director                      April 20, 2000
____________________________________
            Peter Morris

      /s/ William Stensrud           Director                      April 20, 2000
____________________________________
          William Stensrud

        /s/ William Tai              Director                      April 20, 2000
____________________________________
            William Tai

     /s/ Farrokh Billimoria          Director                      April 20, 2000
____________________________________
         Farrokh Billimoria

       /s/ Daniel Carroll            Director                      April 20, 2000
____________________________________
           Daniel Carroll

                       Report of Independent Accountants

To the Board of Directors and Stockholders of iAsiaWorks, Inc.

    Our audits of the consolidated financial statements referred to in our report dated April 14, 2000 appearing in the Form S-1 of iAsiaWorks, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
San Jose, California
April 14, 2000
                                iAsiaWorks, Inc.

                  SCHEDULE II--VALUATION & QUALIFYING ACCOUNTS
                                 (in thousands)

                            Balance at Charged to                      Balance
                            Beginning  Costs and                       at End
        Description         of Period   Expenses  Deductions Other(1) of Period
        -----------         ---------- ---------- ---------- -------- ---------
Year Ended December 31,
 1997:
  Allowance for doubtful
   accounts................  $    --    $   189     $ (22)    $   --   $   167
  Valuation allowance for
   deferred tax assets.....  $ 1,095    $ 2,655     $  --     $   --   $ 3,750
Year Ended December 31,
 1998:
  Allowance for doubtful
   accounts................  $   167    $   260     $(199)    $   --   $   228
  Valuation allowance for
   deferred tax assets.....  $ 3,750    $ 1,146     $  --     $   --   $ 4,896
Year Ended December 31,
 1999:
  Allowance for doubtful
   accounts................  $   228    $   325     $(193)    $  194   $   554
  Valuation allowance for
   deferred tax assets.....  $ 4,896    $ 5,531     $  --     $2,037   $12,464

--------
(1) Reflects AT&T EasyLink reserves acquired.

                                 EXHIBIT INDEX

  Exhibit
  Number                               Exhibit Title
  -------                              -------------
  1.1      Form of Underwriting Agreement.
  2.1      Purchase Agreement for AT&T EasyLink Services Asia/Pacific Limited.
  3.1      Amended and Restated Certificate of Incorporation, to be effective prior to the closing of this offering.
  3.2*     Second Amended and Restated Certificate of Incorporation, to be
           effective after the closing of this offering.
  3.3      Amended and Restated Bylaws, to be effective upon consummation of this offering.
  3.4*     Second Amended and Restated Bylaws, to be effective after
           consummation of this offering.
  4.1*     Form of Registrant's Specimen Common Stock Certificate.
  4.2      Amended and Restated Rights Agreement dated December 8, 1999.
  5.1*     Opinion of Brobeck, Phleger & Harrison LLP, counsel for the registrant, with respect to the common stock being registered.
 10.1      Registrant's 1995 Stock Option Plan.
 10.2      Registrant's 2000 Stock Incentive Plan.
 10.3      Registrant's 2000 Employee Stock Purchase Plan.
 10.4      Form of registrant's Directors and Officers' Indemnification
           Agreement.
 10.5**    Value Added Network Services Agreement, dated March 13, 2000 by and between the registrant and Taiwan Telecommunications Network.
 10.6**    Memorandum of Understanding dated March 28, 2000 by and between registrant and Integra.
 10.7      Lease, dated March 15, 2000, by and between the registrant and
           Monance Limited.
 10.8      Sublease, dated August 31, 1999 by and between the registrant and
           California Casualty Management Company.
 10.9**    Lease, dated October 12, 1999 by and between the registrant and
           Cable & Wireless HK Limited.
 10.10**   Lease, dated May 3, 1999 by and between the registrant and Hong Kong
           Telecom International Limited.
 10.11     Lease, dated October 28, 1998 by and among the registrant and Pai-
           yuan Chiang, Jen-hang Chiang and Chou-p'ing Chiang.
 10.12*    Employment Agreement, dated April   , 2000, by and between the
           registrant and JoAnn Patrick-Ezzell.
 10.13*    Employment Agreement, dated April   , 2000, by and between the
           registrant and David Holub.
 10.14*    Employment Agreement, dated April   , 2000, by and between the
           registrant and Jacob Gale.
 10.15     Employment Agreement, dated April 16, 2000, by and between the registrant and Jonathan Beizer.
 10.16*    Employment Agreement, dated April   , 2000, by and between the
           registrant and Suzanne Chu.
 10.17*    Employment Agreement, dated April   , 2000, by and between the
           registrant and Daryl Horn.
 10.18*/** Letter of Intent, dated March 20, 2000, by and between the registrant's subsidiary iAsiaWorks (HK) Limited and iAdvantage
           Limited.
 21.1*     Subsidiaries of the Registrant.
 23.1      Consent of PricewaterhouseCoopers, LLP, Independent Accountants.
 23.2      Consent of PricewaterhouseCoopers, LLP, Independent Accountants for
           AT&T Easy Link Services Asia/Pacific Limited.
 23.3*     Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
  24.1   Power of Attorney - See Part II, pages 5 and 6.
  27.1   Financial Data Schedule for iAsiaWorks, Inc. (In EDGAR format only).

--------
*  To be filed by amendment
** Confidential treatment requested.